Exhibit 10.2
LOAN AND SECURITY AGREEMENT
Dated as of June 9, 2006
between
The Borrowers Signatory Hereto,
as Borrower,
ABP MD (BALTIMORE) LLC,
as Maryland Loan Guarantor
and
GERMAN AMERICAN CAPITAL CORPORATION,
on behalf of the holders of the Notes,
as Lender

i

v

EXHIBITS AND SCHEDULES

EXHIBIT A	TITLE INSURANCE REQUIREMENTS, ENDORSEMENTS AND AFFIRMATIVE COVERAGES
EXHIBIT B	SURVEY REQUIREMENTS
EXHIBIT C	SINGLE PURPOSE ENTITY PROVISIONS
EXHIBIT D	ENFORCEABILITY OPINION REQUIREMENTS
EXHIBIT E	INTENTIONALLY DELETED
EXHIBIT F	INTENTIONALLY DELETED
EXHIBIT G	INTENTIONALLY DELETED
EXHIBIT H	INTENTIONALLY DELETED
EXHIBIT I	INTENTIONALLY DELETED
EXHIBIT J	INTENTIONALLY DELETED
EXHIBIT K	BORROWER ORGANIZATIONAL STRUCTURE
EXHIBIT L	INTENTIONALLY DELETED
EXHIBIT M	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT N	FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
EXHIBIT O	INTENTIONALLY DELETED
EXHIBIT P	FORM OF MASTER LEASE RENT PAYMENT DIRECTION LETTER
EXHIBIT Q	INTENTIONALLY DELETED
EXHIBIT R	INTENTIONALLY DELETED
EXHIBIT S	INTENTIONALLY DELETED
EXHIBIT T	FORM OF INDEPENDENT MANAGER/MEMBER CERTIFICATE

SCHEDULE I	ALLOCATED LOAN AMOUNTS
SCHEDULE II	GEOGRAPHIC QUADRANTS
SCHEDULE III	IMMEDIATE REPAIRS AND REMEDIATION
SCHEDULE IV	LEASES
SCHEDULE V	INTENTIONALLY DELETED
SCHEDULE VI	LITIGATION SCHEDULE
SCHEDULE VII	OUTPARCEL LEGAL DESCRIPTIONS
SCHEDULE VIII	BORROWER TAXPAYER IDENTIFICATION NUMBERS

LOAN AND SECURITY AGREEMENT
          THIS LOAN AND SECURITY AGREEMENT, dated as of June 9, 2006 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among ABP MD (BALTIMORE) LLC, a Delaware limited liability company (“Maryland Loan Guarantor”), the borrowers signatory hereto (each an “Individual Borrower” and collectively, “Borrower”) having an office c/o BlueLinx Holdings Inc., 4300 Wildwood Parkway, Atlanta, Georgia 30339, and GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation, on behalf of the holders of the Notes, having an address at 60 Wall Street, New York, New York 10005 (together with its successors and assigns, “Lender”).
RECITALS:
          WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender;
          WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).
          NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
          I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION
     1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
          “Account Agreement” shall mean the Account and Control Agreement, dated the date hereof, among Lender, Borrower (other than Maryland Borrower), Maryland Loan Guarantor and Cash Management Bank.
          “Account Collateral” shall have the meaning set forth in Section 3.1.2.
          “Additional Non-Consolidation Opinion” shall have the meaning set forth in Section 4.1.29(b).
          “Affiliate” shall mean, with respect to any specified Person, any other Person that (i) directly or indirectly Controls, is Controlled by or under direct or indirect Common Control with such specified Person, (ii) is a general partner or managing member of such specified Person, or (iii) is an officer or director of such specified Person.
          “Aggregate Appraised Value” shall mean the sum of (a) the aggregate Appraised Values (as indicated in the Appraisals delivered by Borrower pursuant to Section 2.5.21) of all

Individual Properties which were subject to the Lien of the Security Instrument on the Closing Date and remain subject to the Lien of the Security Instrument on the date such determination is made and (b) the aggregate Appraised Value of the Substitute Properties, as reflected in the Appraisals delivered in accordance with Section 2.3.6(c).
          “Agreement” shall mean this Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Allocated Loan Amount” shall mean with respect to each Individual Property, the designated allocated portion of the Loan applicable to such Individual Property that is set forth on Schedule I attached hereto. For the avoidance of doubt, no portion of the Loan shall be allocated to any of the Outparcels.
          “ALTA” shall mean American Land Title Association, or any successor thereto.
          “Alteration” shall have the meaning set forth in Section 10.2.
          “Annual Budget” shall mean the operating budget for the Property prepared by or on behalf of Borrower for the applicable Fiscal Year or other period setting forth, in reasonable detail, Borrower’s or Guarantor’s good faith estimates of the anticipated results of operation of the Property, including, but not limited to, revenue from all sources, Master Lease Variable Additional Rent, Master Lease Recurrent Additional Rent and Capital Expenditures.
          “Appraisals” shall mean FIRREA appraisals conducted by CB Richard Ellis (or another Independent appraiser reasonably acceptable to Lender) which establish the Appraised Value of each Individual Property (or, as applicable, each Substitute Property).
          “Appraised Value” shall mean, for an Individual Property or, as applicable, a Substitute Property, the value of such Individual Property or Substitute Property as determined by the Appraisal for such Individual Property or Substitute Property.
          “Approved Bank” shall have the meaning provided in the Account Agreement.
          “Architect” shall mean an architect, engineer or construction consultant selected by Borrower, licensed to practice in the relevant State, having at least five (5) years of architectural experience and which is selected by an Individual Borrower and reasonably acceptable to Lender.
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by Lender and an assignee, and accepted by Lender in accordance with Article XV and in substantially the form of Exhibit M or such other form customarily used by Lender in connection with the participation or syndication of mortgage loans at the time of such assignment.
          “Assignment of Leases” shall mean, with respect to each Individual Property, that certain first priority Assignment of Master Lease, Leases, Rents and Security Deposits, dated as of the date hereof, from each Individual Borrower (or in the case of the Maryland Property, the Maryland Loan Guarantor), as assignor, to Lender, as assignee, assigning to Lender all of such Individual Borrower’s (or Maryland Loan Guarantor’s) interest in and to the Master Lease, the

Leases and the Rents of such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Bankruptcy Code” shall mean Title 11, U.S.C.A., as amended from time to time and any successor statute thereto.
          “Blanket Policy” shall have the meaning provided in Section 6.1.14.
          “Borrower” shall have the meaning set forth in the first paragraph of this Agreement.
          “Borrower’s Account” shall mean an account or accounts maintained by Borrower for its own account at such bank and with such account number as may be designated in writing by Borrower to Lender and Cash Management Bank from time to time.
          “Broker” shall mean CB Richard Ellis/L.J. Melody.
          “Building Equipment” shall have the meaning set forth in the Security Instrument.
          “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York are not open for business.
          “Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP, including expenditures for building improvements or major repairs, leasing commissions and tenant improvements.
          “Cash” shall mean the legal tender of the United States of America.
          “Cash and Cash Equivalents” shall mean any one or a combination of the following: (i) Cash, and (ii) U.S. Government Obligations.
          “Cash Management Bank” shall mean Wachovia Bank, National Association or any successor Approved Bank acting as Cash Management Bank under the Account Agreement or other financial institution approved by the Lender and, if a Securitization has occurred, the Rating Agencies.
          “Casualty Amount” shall mean ten percent (10%) of the Allocated Loan Amount of the affected Individual Property.
          “Casualty/Condemnation Property Release” shall mean any Property Release obtained in connection with a Proceeds Prepayment or other principal prepayment made pursuant to Section 6.2.3 or Section 4(b) of the Note.
          “Close Affiliate” shall mean, with respect to any Person (the “First Person”), any other Person (each, a “Second Person”) which is an Affiliate of the First Person and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least seventy-five percent (75%) of all of the legal, beneficial and/or equitable interest in such First Person, (b) the First Person owns, directly or indirectly, at least seventy-five percent (75%) of all of the legal, beneficial and/or equitable interest in such Second Person, or (c) a third (3rd) Person owns, directly or indirectly, at least seventy-five percent (75%) of all of the legal, beneficial and/or equitable interest in both the First Person and the Second Person.
          “Closing Date” shall mean the date of this Agreement set forth in the first paragraph hereof.
          “Closing Date LCR Ratio” shall mean 5.18x.
          “Closing Date LTV Ratio” shall mean 79.22%.
          “Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
          “Collateral Accounts” shall have the meaning set forth in Section 3.1.1.
          “Completion” shall have the meaning set forth in Section 16.4.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and the terms “Controlled,” “Controlling” and “Common Control” shall have correlative meanings.
          “Cut-Off Date” shall have the meaning set forth in Section 6.2.3(a).
          “DBS” shall have the meaning set forth in Section 14.3.2(b).
          “Debt” shall mean, with respect to any Person at any time, (a) indebtedness or liability of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services; (b) obligations of such Person as lessee under leases which should have been or should be, in accordance with GAAP, recorded as capital leases; (c) obligations issued for, or liabilities incurred on the account of, such Person; (d) obligations or liabilities of such Person arising under letters of credit, credit facilities or other acceptance facilities; (e) obligations of such Person under any guarantees or other agreement to become secondarily liable for any obligation of any other Person, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (f) subject to Section 7.3, obligations of such Person secured by any Lien on any property of such Person; or (g) obligations of such Person under any interest rate or currency exchange agreement.
          “Debt Service” shall mean, with respect to any particular period of time, scheduled interest and/or principal payments under the Notes.
          “Debt Service Reserve Account” shall have the meaning set forth in Section 3.1.1.

          “Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
          “Default Rate” shall have the meaning set forth in the Note.
          “Defeasance Collateral” shall mean obligations or securities that (a) are not subject to prepayment, call or early redemption, (b) provide for interest at a fixed rate, (c) have a principal amount due at maturity that cannot vary or change, (d) are rated “AAA” or better by S&P and Aaa or better by Moody’s (or, if not rated by S&P, are eligible under S&P’s published criteria in paragraphs 1, 2 or 3 of its Eligible Investment Criteria for “AAA” Rated Structured Transactions), and (e) constitute “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. 80a-1).
          “Defeasance Date” shall have the meaning set forth in Section 2.3.5(a).
          “Defeasance Deposit” shall mean an amount equal to the Release Price for the applicable Individual Property or Individual Properties subject to the Defeasance Event plus any costs and expenses incurred or to be incurred in the purchase of Defeasance Collateral necessary to meet the Scheduled Defeasance Payments.
          “Defeasance Event” shall have the meaning set forth in Section 2.3.5(a).
          “Defeasance Lockout Period” shall have the meaning set forth in the Note.
          “Deficiency” shall have the meaning set forth in Section 6.2.4(b).
          “Disclosure Documents” shall have the meaning set forth in Section 14.3.1.
          “Disqualified Transferee” shall mean any proposed transferee that, (i) has (within the past ten (10) years) defaulted, or is now in default, beyond any applicable cure period, of its material obligations, under any written agreement with Lender, any affiliate of Lender or any financial institution; (ii) has a principal that has been convicted in a criminal proceeding for a felony or a crime involving moral turpitude or that is an organized crime figure or is reputed (as determined by Lender in its sole discretion) to have substantial business or other affiliations with an organized crime figure; (iii) has at any time filed a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (iv) as to which an involuntary petition has at any time been filed under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (v) has at any time filed an answer consenting to or acquiescing in any involuntary petition filed against it by any other person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (vi) has at any time consented to or acquiesced in or joined in an application for the appointment of a custodian, receiver, trustee or examiner for itself or any of its property; (vii) has at any time made an assignment for the benefit of creditors, or has at any time admitted its insolvency or inability to pay its debts as they become due; or (viii) has been found by a court of competent jurisdiction or other governmental authority in a comparable proceeding to have violated any federal or state securities laws or regulations promulgated thereunder.

          “EBITDAR” shall mean earnings from operations before interest expense/income, federal, state and local income taxes, depreciation and amortization, any rental expense on real property, restructuring costs, unusual severance costs, debt issuance or stock offering costs, legal loss reserve, casualty losses and/or related reserves, stock option expense and merger and acquisition related expenses.
          “Eligible Account” shall mean (i) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit such as or similar to Title 12 of the Code of Federal Regulations Section 9.10(b) which, in either case, has corporate trust powers, acting in its fiduciary capacity or (ii) a segregated account maintained at an Approved Bank. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
          “Environmental Certificate” shall have the meaning set forth in Section 12.2.1.
          “Environmental Claim” shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based upon or resulting from (a) the presence or release into the environment of any Hazardous Materials from or at the Property, or (b) the violation, or alleged violation, of any Environmental Law relating to the Property.
          “Environmental Event” shall have the meaning set forth in Section 12.2.1.
          “Environmental Indemnity” shall mean the Environmental Indemnity, dated the date hereof, made by Guarantor in favor of Lender.
          “Environmental Insurance Policy” shall mean any environmental insurance policy maintained by or for the benefit of Borrower with respect to the Property on the date hereof and any environmental insurance policy hereafter obtained and maintained with respect to the Property and acceptable to Lender.
          “Environmental Law” shall have the meaning provided in the Environmental Indemnity.
          “Environmental Reports” shall have the meaning set forth in Section 12.1.
          “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.
          “Event of Default” shall have the meaning set forth in Section 17.1(a).
          “Excess Account Collateral” shall have the meaning set forth in Section 2.3.8.
          “Excess Cash Flow” shall have the meaning set forth in Section 3.1.6.

          “Exchange Act” shall have the meaning set forth in Section 14.3.1.
          “Excluded Personal Property” shall mean all personal property of the Master Lessee or any other Tenants under Leases; provided, however, that Excluded Personal Property shall not include walls or ceilings or any items that constitute fixtures (specifically including, but not limited to plumbing and electrical fixtures, heating, ventilation and air conditioning, wall and floor coverings, elevators and escalators). Excluded Personal Property shall include, without limitation, any equipment attached to or installed at an Individual Property which is unique to and used to further the business of Master Lessee or such Tenants at such Individual Property, including, but not limited to, steel racking, dust collection systems, generators, order pickers and other similar items. For purposes of this definition, the terms “equipment” and “fixtures” shall have the meaning set forth in the Uniform Commercial Code in effect in the State of New York.
          “Exculpated Parties” shall have the meaning set forth in Section 18.1.1.
          “Excusable Delay” shall mean a delay solely due to acts of God, governmental restrictions, regulations or controls, stays, judgments, orders, decrees, enemy or hostile governmental actions, terrorist acts, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower, but Borrower’s lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower.
          “Fiscal Year” shall mean the fifty-two (52) or fifty-three (53) week period ending on the Saturday immediately preceding the last day of each calendar year of the term of the Loan or the portion of any such period falling within the term of the Loan in the event that such a period occurs partially before or after, or partially during, the term of the Loan.
          “Fiscal Quarter” shall mean each quarter within a Fiscal Year in accordance with GAAP.
          “Fitch” shall mean Fitch Ratings Inc.
          “GAAP” shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles are applicable to the facts and circumstances on the date of determination.
          “General Release Conditions” shall have the meaning set forth in Section 2.3.4.
          “Geographic Quadrant” shall mean any geographic quadrant identified on Schedule II attached hereto.
          “Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

          “Guarantor” shall mean BlueLinx Holdings Inc., a Delaware corporation.
          “Hazardous Materials” shall have the meaning provided in the Environmental Indemnity.
          “Holding Account” shall have the meaning set forth in Section 3.1.1.
          “Immediate Repairs and Remediation Completion Deadline” shall have the meaning set forth in Section 16.4.
          “Immediate Repair and Remediation Reserve Account” shall have the meaning set forth in Section 3.1.1.
          “Immediate Repairs and Remediation” shall mean, collectively, the immediate repairs and environmental remediation required to be made to the Property (other than immediate repairs required to be made to the portion of the Improvements that constitutes shed space) described in Schedule III attached hereto.
          “Impositions” shall mean all taxes (including all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction, privilege or license or similar taxes), governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not commenced or completed within the term of this Agreement), water, sewer or other rents and charges, excises, levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Property and/or any Rents (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a Lien upon (a) Borrower or Maryland Loan Guarantor (including all franchise or other taxes imposed on Borrower or Maryland Loan Guarantor for the privilege of doing business in the jurisdiction in which the Property is located), (b) the Property, or any other collateral delivered or pledged to Lender in connection with the Loan, or any part thereof, or any Rents therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of all or any part thereof by Borrower or Maryland Loan Guarantor. Nothing contained in this Agreement shall be construed to require Borrower or Maryland Loan Guarantor to pay any tax, assessment, levy or charge imposed on (i) any Tenant occupying any portion of the Property or (ii) Lender in the nature of a capital levy, estate, inheritance, succession, income or net revenue tax.
          “Improvements” shall have the meaning set forth in the Security Instrument.
          “Increased Costs” shall have the meaning set forth in Section 2.4.1.
          “Indebtedness” shall mean, at any given time, the Principal Amount, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lender pursuant hereto, under the Notes or in accordance with the other Loan Documents and all other amounts, sums and expenses paid by or payable to Lender hereunder or pursuant to the Notes or the other Loan Documents.
          “Indemnified Parties” shall have the meaning set forth in Section 19.12(b).
          “Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in any Borrower or in any Affiliate of any Borrower, (ii) is not connected with any Borrower or any Affiliate of any Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in clause (i) or (ii) above.
          “Independent Accountant” shall mean a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Lender. Lender acknowledges that Ernst & Young LLP constitutes an approved Independent Accountant.
          “Independent Architect” shall mean an architect, engineer or construction consultant selected by Borrower which is Independent, licensed to practice in the State (if an architect), has at least five (5) years of applicable experience and which is reasonably acceptable to Lender. Lender acknowledges that, for purposes of the Physical Condition Reports, ATC Associates, Inc. and Land America Assessment Corp. are each an approved Independent Architect.
          “Independent Director,” “Independent Manager,” or “Independent Member” shall mean a Person who is not and will not be while serving and has never been (i) a member (other than an Independent Member), manager (other than an Independent Manager), director, (other than an Independent Director), employee, attorney, or counsel of Borrower or its Affiliates, (ii) a customer, supplier or other Person who derives more than one percent (1%) of its purchases or revenues from its activities with Borrower or its Affiliates, (iii) a direct or indirect legal or beneficial owner in any entity referred to in clause (i) or (ii) above or any of its Affiliates, (iv) a member of the immediate family of any member, manager, employee, attorney, customer, supplier or other Person referred to in clause (i), (ii) or (iii) above, or (v) a person Controlling or under the common Control of anyone listed in clauses (i) through (iv) above. A Person that otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Director or Independent Manager or Independent Member if such individual is at the time of initial appointment, or at any time while serving as such, is an Independent Director or Independent Manager or Independent Member, as applicable, of a Single Purpose Entity affiliated with Borrower.
          “Individual Parcel” shall have the meaning set forth in the Security Instrument.
          “Individual Borrower” shall have the meaning set forth in the first paragraph of this Agreement.
          “Individual Property” shall have the meaning set forth in the Security Instrument.

          “Insurance Requirements” shall mean, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then-current standards applicable to or affecting the Property or any part thereof or any use or condition thereof.
          “Insurance Reserve Account” shall have the meaning set forth in Section 3.1.1.
          “Insurance Reserve Amount” shall have the meaning set forth in Section 16.2.
          “Intangible” shall have the meaning set forth in the Security Instrument.
          “Intercreditor Agreement” shall mean that certain Mortgagee Agreement between Wachovia, as agent for the lenders under the Revolving Loan, and Lender and Wachovia, as holders of the Notes.
          “Interest Period” shall have the meaning set forth in the Notes.
          “Interest Rate” shall have the meaning set forth in the Notes.
          “Key Properties” shall mean, collectively, (i) any Individual Property which contains greater than 200,000 square feet of main distribution building space and (ii) the Individual Property located in Englewood, Colorado and containing 68,721 square feet of space, which Individual Property is used by the Borrower for office purposes.
          “Land” shall have the meaning set forth in the Security Instrument.
          “Late Payment Charge” shall have the meaning set forth in Section 2.2.3.
          “Lease” shall mean any lease (including the Master Lease), sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. Notwithstanding the foregoing, the term “Lease” shall exclude all of the Subleases at all times prior to a termination of the Master Lease.
          “LCR” shall mean a ratio, as determined by Lender, in which: (i) the numerator is Master Lessee’s EBITDAR, applied consistently, as stated on Master Lessee’s four (4) most recent quarterly financial statements delivered to Lender by Borrower or Master Lessee pursuant to Section 11.2.1, for the trailing twelve (12) month period immediately prior to the applicable calculation date; and (ii) the denominator is Master Lease Base Rent for the trailing twelve (12) month period immediately prior to the applicable calculation date (and, in the event that the calculation date occurs prior to the first anniversary of the date of the Master Lease, Master Lease Base Rent applicable to any month prior to the date of the Master Lease shall be deemed to be equal to one-twelfth (1/12) of the Master Lease Base Rent payable during the first year of the term of the Master Lease).
          “LCR Deterioration Reserve Account” shall have the meaning set forth in Section 3.1.1.
          “LCR Test” shall mean the test performed by Lender on a trailing four (4) Fiscal Quarter basis pursuant to the terms of Section 16.5 hereof following the end of each Fiscal Quarter after the Closing Date to determine whether a Low LCR Cash Sweep Period has occurred and is continuing.
          “Legal Requirements” shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, and irrespective of the nature of the work to be done, of every Governmental Authority including, without limitation, Environmental Laws and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Borrower, Maryland Loan Guarantor or to the Property and the Improvements and the Building Equipment thereon, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Property and the Improvements and the Building Equipment thereon, including, without limitation, building and zoning codes and ordinances and laws relating to handicapped accessibility.
          “Lender” shall have the meaning set forth in the first paragraph of this Agreement.
          “Lender’s Consultant” shall mean an environmental and engineering consulting firm selected by Lender and reasonably acceptable to Borrower having experience (i) conducting environmental and engineering assessments for properties similar to the Property and (ii) preparing and supervising remediation plans for properties similar to the Property.
          “Lender Group” shall have the meaning set forth in Section 14.3.2(b).
          “Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit (either an evergreen letter of credit or one which does not expire until at least sixty (60) days after the Maturity Date (the “LC Expiration Date”)), in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on delivery or a sight draft containing a statement executed by an officer or authorized signatory of Lender and issued by an Approved Bank. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) the Letter of Credit is due to expire prior to the LC Expiration Date, Lender shall have the right immediately to draw down the same in full and hold the proceeds thereof in accordance with the provisions of this Agreement, unless Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to (a) above, thirty (30) days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to (b) above, at least ten (10) Business Days prior to the expiration date of said Letter of Credit.
          “Liabilities” shall have the meaning set forth in Section 14.3.2(b).
          “License” shall have the meaning set forth in Section 4.1.23.

          “Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower, Maryland Loan Guarantor, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of mechanic’s, materialmen’s and other similar liens and encumbrances, excluding any such items solely affecting the Excluded Personal Property.
          “Loan” shall mean the loan in the amount of the Loan Amount made by Lender to Borrower pursuant to this Agreement.
          “Loan Amount” shall mean the original principal amount of the Loan equal to $295,000,000.
          “Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Instrument, the Assignment of Leases, the Environmental Indemnity, the Master Lease, the Master Lease SNDA, the Account Agreement, the Recourse Guaranty, the Maryland Loan Guaranty and all other documents executed and/or delivered by Borrower, Maryland Loan Guarantor, Master Lessee or Guarantor, as applicable, to Lender in connection with the Loan or in connection with any Substitution, including any opinion certificates or other certifications or representations delivered by or on behalf of Borrower or any Affiliate of Borrower to Lender.
          “Low LCR Cash Sweep Period” shall mean any period (a) commencing on the Payment Date following the conclusion of any two (2) consecutive Fiscal Quarters for which the LCR is less than 2.50:1.00, as determined by an LCR Test in accordance with Section 16.5 hereof, and (ii) ending on the day immediately preceding the Payment Date following the conclusion of any two (2) consecutive Fiscal Quarters for which the LCR equals or exceeds 2.50:1.00, as determined by an LCR Test in accordance with Section 16.5 hereof.
          “LTV Ratio” shall mean the ratio, expressed as a percentage, of the Principal Amount, as of the date of determination, to the Aggregate Appraised Value, as of the date of determination.
          “Maryland Borrower” shall mean ABP MD (Baltimore) Subsidiary LLC, a Delaware limited liability company and a wholly owned subsidiary of the Maryland Loan Guarantor.
          “Maryland Loan Guarantor” shall have the meaning provided in the first paragraph hereof.
          “Maryland Loan Guaranty” shall mean that certain guaranty delivered by Maryland Loan Guarantor in favor of Lender.
          “Maryland Property” shall mean the Individual Property located in Maryland.
          “Master Lease” shall mean that certain Amended and Restated Master Lease Agreement for the Individual Properties by and between each Individual Borrower (or in the case of the Maryland Property, the Maryland Loan Guarantor), as lessor, and Master Lessee, as lessee, dated as of the date hereof, as more particularly described in Section 5.1.23.
          “Master Lease Base Rent” shall mean monthly payments under the Master Lease of scheduled base rent.
          “Master Lease Recurrent Additional Rent” shall mean monthly payments under the Master Lease of additional rent for scheduled pass-through expenses, including, without limitation, taxes and insurance.
          “Master Lease Rent” shall mean, collectively, the Master Lease Scheduled Rent and the Master Lease Variable Additional Rent.
          “Master Lease Rent Payment Direction Letter” shall mean a letter in the form of Exhibit P pursuant to which Borrower (or in the case of the Maryland Property, the Maryland Loan Guarantor) instructs Master Lessee to make payments of Master Lease Scheduled Rent and, during the continuance of an Event of Default and during a Low LCR Cash Sweep Period, Master Lease Variable Additional Rent directly to the Holding Account as more particularly set forth in Section 3.1.9(a).
          “Master Lease Rent Shortfall” shall mean a shortfall in the Holding Account with respect to all or any portion of the Master Lease Rent required to be deposited therein by Master Lessee pursuant to the Master Lease Rent Payment Direction Letter.
          “Master Lease Scheduled Rent” shall mean, collectively, the Master Lease Base Rent and the Master Lease Recurrent Additional Rent.
          “Master Lease SNDA” shall mean that certain Subordination, Non-Disturbance and Attornment agreement among Borrower (or in the case of the Maryland Property, the Maryland Loan Guarantor), Master Lessee and Lender dated of even date herewith.
          “Master Lease Variable Additional Rent” shall mean with respect to any month, payments payable by the Master Lessee under the Master Lease of variable operating and occupancy expenses in such month, including, without limitation, common area maintenance expenses, but excluding Master Lease Recurrent Additional Rent.
          “Master Lessee” shall mean BlueLinx Corporation, a Georgia corporation.
          “Master Lessee Officer’s Certificate” shall mean a certificate executed by an authorized signatory of Master Lessee that is familiar with the financial condition of Master Lessee and the operation of the Property.
          “Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (i) the Property taken as a whole, (ii) the use, operation, or value of any Key Property or the use, operation or value of the Property taken as a whole, (iii) the business, profits, operations or financial condition of Borrower or the Maryland Loan Guarantor, (iv) the ability of Maryland Loan Guarantor to satisfy any of Maryland Loan Guarantor’s obligations under the

Loan Documents or (v) the ability of Borrower to repay the principal and/or interest of the Loan as it becomes due or to satisfy any of Borrower’s obligations under the Loan Documents.
          “Material Alteration” shall mean any Alteration which, when aggregated with all related Alterations (other than decorative work such as painting, wall papering and carpeting and the replacement of fixtures, furnishings and equipment to the extent being of a routine and recurring nature and performed in the ordinary course of business) constituting a single project, is estimated to cost in excess of forty percent (40%) of the Allocated Loan Amount for the Individual Property to which such Alteration is to be made; provided, however, that the term “Material Alteration” shall not include Alterations being undertaken at the sole cost and expense of (a) the Master Lessee pursuant to the Master Lease so long as any security required for any such material alteration under the Master Lease is deposited with Lender (or any related guaranty permitted hereunder in lieu of such deposit runs to the benefit of Lender and is delivered to Lender) or (b) a Tenant pursuant to a Lease.
          “Material Sublease” shall mean, during any Low LCR Cash Sweep Period, any Sublease to a single Tenant covering more than 50,000 rentable square feet at any Individual Property.
          “Maturity Date” shall have the meaning set forth in the Notes.
          “Maturity Date Payment” shall have the meaning set forth in the Notes.
          “Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Notes and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
          “Mezzanine Borrower” shall have the meaning set forth in Section 5.1.11.
          “Mezzanine Loan” shall have the meaning set forth in Section 5.1.11.
          “Mezzanine Loan Documents” shall have the meaning set forth in Section 5.1.11.
          “Monetary Default” shall mean a Default (i) that can be cured with the payment of money or (ii) arising pursuant to Section 17.1(a)(vi) or (vii).
          “Monthly Debt Service Payment Amount” shall have the meaning set forth in the Notes.
          “Monthly Insurance Reserve Amount” shall have the meaning set forth in Section 16.2.
          “Monthly Structural Repair Reserve Amount” shall mean an amount determined by Lender equal to one-twelfth (1/12) of the product of (i) $0.05 and (ii) the aggregate square footage of the portion of the Improvements that constitutes distribution center space that is subject to a Sublease; provided, however, that in the event that, at the time of determination, less than ten percent (10%) the aggregate net rentable square footage of the Improvements is subject to Subleases, the Monthly Structural Repair Reserve Amount shall be $0.00.
          “Monthly Tax Reserve Amount” shall have the meaning set forth in Section 16.1.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Mortgage Tax States” shall mean, collectively, Alabama, Florida, Kansas, Georgia, Minnesota, New York, Oklahoma, Tennessee, Virginia and any other State in which an Individual Property or any Substitute Property may be located which imposes a mortgage recording or other mortgage tax.
          “New Sublease” shall have the meaning set forth in Section 8.7.1.
          “Non-Consolidation Opinion” shall have the meaning provided in Section 2.5.5.
          “Non-Disqualification Opinion” shall mean an opinion of outside tax counsel reasonably acceptable to the Lender or the Rating Agencies to whom such opinion is addressed that a contemplated action will neither cause any trust formed as a REMIC pursuant to a Securitization to fail to qualify as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code at any time that any “regular interests” in the REMIC are outstanding nor cause a “prohibited transaction” tax (within the meaning of Section 860F(a)(2) of the Code) or “prohibited contribution” tax (within the meaning of Section 860G(d) of the Code) to be imposed on any such REMIC.
          “Non-Disturbance Agreement” shall have the meaning set forth in Section 8.7.7.
          “Notes” shall mean, collectively, (a) that certain Amended, Restated and Consolidated Note A-1, dated the date hereof, made by Borrower, as maker, in favor of Lender, as payee, in the principal amount of $147,500,000 and (b) that certain Amended, Restated and Consolidated Note A-2, dated the date hereof, made by Borrower, as maker, in favor of Lender, as payee, in the principal amount of $147,500,000, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Obligations” shall have meaning set forth in the recitals of the Security Instrument.
          “OFAC” List means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.
          “Officer’s Certificate” shall mean a certificate executed by an authorized signatory of Borrower that is familiar with the financial condition of Borrower and the operation of the Property, provided that the Officer’s Certificate required under Article XI shall be executed by the Chief Financial Officer of Borrower.

          “Opinion of Counsel” shall mean an opinion of counsel of a law firm selected by Borrower and reasonably acceptable to Lender.
          “Other Charges” shall mean, collectively, (i) all sums, charges, fees, costs, expenses, common area maintenance charges and other charges or assessments reserved in or payable under any reciprocal easement agreements, if any, and (ii) maintenance charges, impositions other than Impositions, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof by any Governmental Authority, other than those required to be paid by Master Lessee or any other Tenant pursuant to its Lease.
          “Other Taxes” shall have the meaning set forth in Section 2.4.3.
          “Outparcel” shall mean each parcel of Land legally described in Schedule VII attached hereto.
          “Outparcel Release Instruments” shall have the meaning set forth in Section 2.3.7.
          “Payment Date” shall have the meaning set forth in the Notes.
          “Permitted Debt” shall mean collectively, (a) the Notes and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by this Agreement, the Security Instrument and the other Loan Documents and (b) trade payables incurred in the ordinary course of Borrower’s (or in the case of the Maryland Property, Maryland Loan Guarantor’s) business, not secured by Liens on the Property (other than Permitted Encumbrances and other than liens being properly contested in accordance with the provisions of this Agreement or the Security Instrument), not to exceed two percent (2%) of the aggregate Principal Amount for the Property at any one time outstanding, payable by or on behalf of Borrower (or Maryland Loan Guarantor, as applicable) for or in respect of the operation of the Property in the ordinary course of operating Borrower’s (or Maryland Loan Guarantor, as applicable) business, provided that (but subject to the remaining terms of this definition) each such amount shall be paid within sixty (60) days following the date on which each such amount is incurred. Nothing contained herein shall be deemed to require Borrower or Maryland Loan Guarantor to pay any amount, so long as Borrower (or Maryland Loan Guarantor, as applicable) is in good faith, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (i) no Event of Default shall exist and be continuing hereunder, (ii) adequate reserves with respect thereto are maintained on the books of Borrower (or Maryland Loan Guarantor, as applicable) in accordance with GAAP (as determined by Borrower (or Maryland Loan Guarantor, as applicable) or, at its option, an Independent Accountant), and (iii) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount and such contest is maintained and prosecuted continuously and with diligence. Notwithstanding anything set forth herein, in no event shall Borrower or Maryland Loan Guarantor be permitted under this provision to enter into a note (other than the Notes and the other Loan Documents) or other instrument for borrowed money.

          “Permitted Encumbrances” shall mean collectively, (a) the Liens and security interests created or permitted by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Policy or the Survey relating to such Individual Property or any part thereof, (c) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent (d) Liens arising after the date hereof which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with Section 7.3 hereof, (e) easements and encumbrances permitted pursuant to Section 8.3(ii) and (f) such other Liens as Lender may approve in writing in Lender’s sole discretion.
          “Permitted Fund Manager” means any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests (including debt and equity interests relating to commercial real estate) and (ii) not subject to a bankruptcy proceeding.
          “Permitted Investments” shall have the meaning set forth in the Account Agreement.
          “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
          “Personal Property” shall have the meaning set forth in the Security Instrument.
          “Physical Conditions Reports” shall mean the structural engineering reports with respect to the Individual Properties (i) prepared by an Independent Architect, (ii) addressed to Lender, (iii) prepared based on a scope of work determined by Lender in Lender’s reasonable discretion, and (iv) in form and content acceptable to Lender, in Lender’s reasonable discretion, together with any amendments or supplements thereto. The Physical Conditions Reports may consist of updates to the existing structural engineering reports, provided that (A) such updated reports are in form and content acceptable to Lender in Lender’s reasonable discretion and (B) the Independent Architect preparing such updated reports shall provide to Lender a reliance letter satisfactory to Lender.
          “Plan” shall have the meaning set forth in Section 4.1.10.
          “Principal Amount” shall mean, collectively, the aggregate “Principal Amount” under each of the Notes, as such term is defined in each of the Notes.
          “Prohibited Person” means any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of Federal law or Executive Order of the President of the United States or America.
          “Proceeds” shall have the meaning set forth in Section 6.2.2.
          “Proceeds Prepayments” shall mean Proceeds applied by Lender as a prepayment of principal in accordance with Section 6.2.3 hereof.

          “Proceeds Reserve Account” shall have the meaning set forth in Section 3.1.1.
          “Project” shall have the meaning set forth in Section 16.3.
          “Property” shall have the meaning set forth in the Security Instrument.
          “Property Release” shall have the meaning set forth in Section 2.3.4.
          “Property Release Notice” shall have the meaning set forth in Section 2.3.4.
          “Provided Information” shall have the meaning set forth in Section 14.1.
          “PZR” shall mean The Planning Zoning Resource Corporation.
          “Qualified Transferee” shall mean any entity (a) that together with its Close Affiliates (i) has a net worth of at least $250,000,000 (calculated exclusive of the Property) as of a date no more than six (6) months prior to the date of the transfer and (ii) manages or owns at the time of the transfer assets of at least $600,000,000 (calculated exclusive of the Property); provided, however, that if such transferee has experience in operating warehouse or distribution facilities, properties (excluding the Property) containing not fewer than 4,000,000 rentable square feet of warehouse space in the aggregate, then such transferee shall meet the requirements of this clause (a) if it, together with its Close Affiliates (1) has a net worth of at least $150,000,000 (calculated exclusive of the Property) as of a date no more than six (6) months prior to the date of the transfer and (2) manages or owns at the time of the transfer assets of at least $400,000,000 (calculated exclusive of the Property), and (b) that is not a Disqualified Transferee.
          “Rating Agencies” shall mean (a) prior to a Securitization, each of S&P, Moody’s and Fitch and any other nationally-recognized statistical rating agency which has been approved by Lender and (b) after a Securitization has occurred, each such Rating Agency which has rated the Securities in the Securitization.
          “Rating Agency Confirmation” shall mean, collectively, a written affirmation from each of the Rating Agencies that the credit rating of the Securities given by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that, at any given time, no such Securities shall have been issued and are then outstanding, then the term Rating Agency Confirmation shall be deemed instead to require the written approval of Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation if any such Securities were outstanding.
          “Recourse Guaranty” shall mean that certain Guaranty of Recourse Obligations of Borrower, dated as of the date hereof, by Guarantor in favor of Lender, as the same may be amended, supplemented, restated or otherwise modified from time to time.
          “Register” shall have the meaning set forth in Section 15.4.

          “Regulatory Change” shall mean any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to Lender, or any Person Controlling Lender or to a class of banks or companies Controlling banks of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or Governmental Authority or monetary authority charged with the interpretation or administration thereof.
          “Related Remaining Property” shall have the meaning set forth in Section 2.3.7.
          “Release Date” shall have the meaning provided in Section 2.3.4(a).
          “Release Instruments” shall have the meaning provided in Section 2.3.4(c).
          “Release Price” shall mean the product of (a) the Allocated Loan Amount for the Release Property and (b) either (1) with respect to any Release Property that is a Key Property, one hundred twenty-five percent (125%) or (2) with respect to any Release Property that is not a Key Property, the applicable Release Price Percentage. The amount of any Proceeds Prepayments with respect to an Individual Property shall (after calculating such Release Price based upon the original Allocated Loan Amount for such Property without deduction, for purposes of such calculation, for any such prepayments) be deducted from the Release Price for such Property.
          “Release Price Percentage” shall mean, as of any Release Date, (i) if the Principal Amount that would be outstanding immediately following the release of the applicable Release Property is from $295,000,000 to and including $265,500,000, one hundred percent (100%) or (ii) if the Principal Amount that would be outstanding immediately following the release of the applicable Release Property is less than $265,500,000, one hundred ten percent (110%), provided that, in the case of each of clause (i) and clause (ii), any prior reductions in the Principal Amount outstanding as a result of payments of Release Prices in respect of Key Properties and any mandatory prepayment made pursuant to the provisions of Section 6.2.3 and Section 4(b) of the Note shall be disregarded in determining the Principal Amount that would be outstanding immediately following the release of the applicable Release Property.
          “Release Property” shall have the meaning provided in Section 2.3.4.
          “Rents” shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or Maryland Loan Guarantor from any and all sources arising from or attributable to the Property, including, but not limited to the Master Lease and the Leases, and Proceeds, if any, from business interruption or other loss of income insurance. Notwithstanding the foregoing, Rents shall not include any sums payable under (i) the Oil, Gas and Mineral Lease, dated as of June 17, 2003, between Georgia-Pacific Corporation, as landlord, and Eagle Oil & Gas Co., as tenant, as amended by that certain Amendment to Oil, Gas and Mineral Lease, dated as of May 31, 2005, by and between ABP TX (FORT WORTH) LLC, as landlord, and Antero Resources I, LP and Eagle Oil & Gas Co., as tenant and (ii) the Oil and Gas Lease, dated November 7, 1988, between Georgia-Pacific Corporation, as landlord, and GonzOil, Inc., successor by assignment to Weinsz Oil & Gas, as successor by assignment to Spenser Petroleum Corporation.
          “Replaced Property” shall have the meaning provided in Section 2.3.6.
          “Revolving Loan” shall mean the loan made by Wachovia pursuant to the Revolving Loan Agreement (as such term is defined in the Intercreditor Agreement).
          “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill.
          “Scheduled Defeasance Payments” shall have the meaning provided in Section 2.3.5(b).
          “Securities” shall have the meaning set forth in Section 14.1.
          “Securities Act” shall have the meaning set forth in Section 14.3.1.
          “Securitization” shall have the meaning set forth in Section 14.1.
          “Security Agreement” shall have the meaning set forth in Section 2.3.5(a).
          “Security Deposits” shall have the meaning provided in the Assignment of Leases.
          “Security Instrument” shall mean that, collectively, those certain Amended, Restated and Consolidated Mortgages, Security Agreements, Financing Statements, Fixture Filings and Assignments of Master Lease, Leases, Rents and Security Deposits or similarly entitled instruments, dated the date hereof, executed and delivered by the applicable Borrower (or in the case of the Maryland Property, the Maryland Loan Guarantor) to Lender (or to a trustee for the benefit of lender, as applicable) and encumbering, in each case, its Individual Property, as any of the foregoing may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Servicer” shall mean such Person designated in writing with an address for such Person by Lender, in its sole discretion, to act as Lender’s agent hereunder with such powers as are specifically delegated to the Servicer by Lender, whether pursuant to the terms of this Agreement, the Account Agreement or otherwise, together with such other powers as are reasonably incidental thereto.
          “Single Purpose Entity” shall mean a Person, other than an individual, which
          (i) is formed or organized solely for the purpose of (1) owning, holding, developing, using, operating and financing an ownership interest in the Property or its Individual Property, entering into this Agreement with the Lender, refinancing its Individual Property in connection with a permitted repayment of the Loan or portion thereof, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, or (2) acting as a general partner of a limited partnership that owns the Property or an Individual Property or the sole or managing member of a limited liability company that owns the Property or an Individual Property, as applicable;
          (ii) does not engage in any business unrelated to (1) the Property or its Individual Property and the ownership, development, use, operation and financing thereof, or (2) acting as general partner of a limited partnership that owns the Property or an Individual Property or the sole or managing member of a limited liability company that owns the Property or an Individual Property, as applicable;
          (iii) has not and will not have (1) any material assets other than the Property or its Individual Property and personal property necessary or incidental to its interest in the Property or its Individual Property, or the operation, management and financing thereof, or its partnership interest in a limited partnership, or the member interest in a limited liability company that owns the Property or an Individual Property, or acts as the general partner or managing member thereof (or, in the case of Maryland Borrower, acts as the Subsidiary of Maryland Loan Guarantor), as applicable; or (2) any indebtedness other than the Permitted Debt;
          (iv) maintains its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person;
          (v) holds itself out as being a Person, separate and apart from any other Person;
          (vi) does not and will not commingle its funds or assets with those of any other Person;
          (vii) conducts its own business in its own name;
          (viii) maintains separate financial statements and will not permit its assets to be listed as assets on the financial statement of any other Person; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;
          (ix) pays its own liabilities out of its own funds;
          (x) observes in all material respects all partnership, corporate or limited liability company formalities, as applicable;
          (xi) pays the salaries of its own employees, if any, and maintains a sufficient number of employees, if any, in light of its contemplated business operations;
          (xii) except pursuant to the Loan Documents, does not guarantee or otherwise obligate itself with respect to the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

          (xiii) does not acquire obligations or securities of its partners, members or shareholders;
          (xiv) allocates fairly and reasonably shared expenses, including, without limitation, any overhead for shared office space, if any;
          (xv) uses separate stationary, invoices, and checks;
          (xvi) maintains an arms-length relationship with its Affiliates;
          (xvii) except pursuant to the Loan Documents, does not and will not pledge its assets for the benefit of any other Person or make any loans or advances to any other Person;
          (xviii) does and will continue to use commercially reasonable efforts to correct any known misunderstanding regarding its separate identity;
          (xix) maintains adequate capital in light of its contemplated business operations; and
          (xx) has not and will not engage in, seek, or consent to the dissolution, winding up, liquidation, consolidation or merger and except as otherwise permitted in this Agreement, has not and will not engage in, seek or consent to any asset sale, transfer of its partnership, membership or shareholder interests (if such entity is a general partner in a limited partnership or the managing member in a limited liability company), or amendments of its partnership or operating agreement, certificate of incorporation, articles of organization or other organizational document. In addition, if such Person is a partnership, (1) all general partners of such Person shall be Single Purpose Entities; and (2) if such Person has more than one general partner, then the organizational documents shall provide that such Person shall continue (and not dissolve) for so long as a solvent general partner exists. In addition, if such Person is a corporation, then, at all times: (a) such Person shall have at least two (2) Independent Directors and (b) the board of directors of such Person may not take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of the board of directors unless all of the directors, including the Independent Directors, shall have participated in such vote. In addition, if such Person is a limited liability company, (a) with only one (1) member, then, such Person shall be organized in the State of Delaware, have as its only member a non-managing member, and be managed by a board of managers, (b) shall have at least two (2) Independent Managers or Independent Members, (c) if such Person is managed by a board of managers, the board of managers of such Person may not take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of the board of managers unless all of the managers, including the Independent Managers, shall have participated in such vote, (c) if such Person is not managed by a board of managers, the members of such Person may not take any action requiring the affirmative vote of one hundred percent (100%) of the members of such Person unless all of the members, including the Independent Members, shall have participated in such vote, (d) with more than one member, each managing member shall be a Single Purpose Entity, and (e) its articles of organization, certificate of formation and/or operating agreement, as applicable, shall provide that until all of the Indebtedness and Obligations are paid in full such entity will not dissolve. In addition, the organizational documents of such Person shall provide that such Person (1) without the unanimous consent of all of the partners, directors or members, as applicable, shall not with respect to itself or to any other Person in which it has a direct or indirect legal or beneficial interest (a) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official for the benefit of the creditors of such Person or all or any portion of such Person’s properties, or (b) take any action that might cause such Person to become insolvent, petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (2) has and will maintain its books, records, resolutions and agreements as official records, (3) has held and will hold its assets in its own name, (4) has and will maintain its financial statements, accounting records and other organizational documents, books and records separate and apart from any other Person, and will not permit its assets to be listed as assets on the financial statement of any other Person; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity, (5) will file its own tax returns to the extent required by applicable law, (6) has not and will not identify its partners, members or shareholders, or any affiliates of any of them as a division or part of it, (7) has and will maintain an arms-length relationship with its Affiliates, and (8) has not and will not enter into or be a party to any transaction with its partners, members, shareholders, or its Affiliates except in the ordinary course of business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arms-length transaction with a third party.
          “Special Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the date hereof as result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of Lender, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by Lender’s net income by the United States of America or any Governmental Authority of the jurisdiction under the laws under which Lender is organized or maintains a lending office.
          “SPE Entity” shall mean Borrower, Maryland Loan Guarantor and any other Person which is required by this Agreement to be, as long as the Loan is outstanding, a Single Purpose Entity.
          “State” shall mean, with respect to each Individual Property, the State in which such Individual Property or any part thereof is located.
          “Structural Repair Reserve Account” shall have the meaning set forth in Section 3.1.1.
          “Structural Repairs” shall mean structural repairs and replacements with respect to the Improvements approved by Lender or for which disbursement is otherwise permitted in accordance with Section 16.3.
          “Sub-Account(s)” shall have the meaning set forth in Section 3.1.1.

          “Sublease” shall mean any lease (other than the Master Lease), sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), pursuant to which any Person is granted by Master Lessee a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
          “Sublease Modification” shall have the meaning set forth in Section 8.7.1.
          “Substitute Property” shall have the meaning provided in Section 2.3.6(a).
          “Substitute Property Mortgage Spreader Agreement” shall have the meaning provided in Section 2.3.6(a).
          “Substitution” shall have the meaning provided in Section 2.3.6(a).
          “Substitution Date” shall have the meaning provided in Section 2.3.6(c).
          “Substitution Due Diligence Package” shall have the meaning provided in Section 2.3.6(c).
          “Substitution Notice” shall have the meaning provided in Section 2.3.6(c).
          “Successor Borrower” shall have the meaning set forth in Section 2.3.5(d).
          “Survey” shall mean a survey of each parcel of each Individual Property prepared by a surveyor licensed in the State selected by Borrower and reasonably satisfactory to Lender and the Title Company, and containing a certification of such surveyor satisfactory to Lender.
          “Taking” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
          “Tax Reserve Account” shall have the meaning set forth in Section 3.1.1.
          “Tax Reserve Amount” shall have the meaning set forth in Section 16.1.
          “Tenant” shall mean any Person other than the Master Lessee leasing, subleasing or otherwise occupying any portion of any Individual Property, and its permitted successors and assigns.
          “Terrorism Insurance” shall have the meaning set forth in Section 6.1.8.
          “Threshold Amount” shall mean two percent (2%) of the Loan Amount.

          “Title Company” shall mean, collectively, Fidelity National Title Insurance Company (as to fifty-five percent (55%) of coverage) and Lawyers Title Insurance Corporation (as to forty-five percent (45%) of coverage), or, with respect to Substitutions from and after the date hereof, any one of the foregoing subject to delivery of co-insurance endorsements from the other Title Companies and, in states where available, tie-in endorsements from all of the Title Companies with respect to such coverage.
          “Title Policy” shall mean an ALTA mortgagee title insurance policy or policies in a form acceptable to Lender (or, if an Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued by the Title Company with respect to the Property and insuring the Lien of the Security Instrument.
          “Total Loss” shall mean, with respect to each Individual Property, (i) a casualty, damage or destruction of an Individual Property which, in the reasonable judgment of Lender, (A) involves an actual or constructive loss of more than fifty percent (50%) (or, in the case of a Key Property, twenty-five percent (25%)) of the Allocated Loan Amount for such Individual Property, or (B) results in the cancellation of the Master Lease or of Leases comprising more than forty percent (40%) of the rentable area of such Individual Property, and in either case with respect to which the Master Lease and the Leases do not require Proceeds to be applied to the restoration of such Individual Property or (ii) a permanent Taking which, in the reasonable judgment of Lender, (A) involves an actual or constructive loss of more than thirty-five percent (35%) (or, in the case of a Key Property, fifteen percent (15%)) of the Allocated Loan Amount for an Individual Property, or (B) renders untenantable either more than thirty-five percent (35%) (or, in the case of a Key Property, fifteen percent (15%)) of the rentable area of such Individual Property, or (iii) a casualty, damage, destruction or Taking that affects so much of an Individual Property such that it would be impracticable, in Lender’s reasonable discretion, even after restoration, to operate such Individual Property as an economically viable whole. Notwithstanding the foregoing, in no event shall a Total Loss with respect to a particular Individual Property exist pursuant to clauses (i) or (ii) above unless the aggregate Allocated Loan Amounts of Individual Properties then currently impacted by a casualty, damage, destruction or Taking is greater than 10% of the Principal Amount.
          “Transfer” shall mean to, directly or indirectly, sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition of any beneficial interest by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise.
          “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.
          “Underwriter Group” shall have the meaning set forth in Section 14.3.2(b).
          “U.S. Government Obligations” shall mean any direct obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States. Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating. Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with said index. U.S. Government Obligations include, but are not limited to: U.S. Treasury direct or fully guaranteed obligations, Farmers Home Administration certificates of beneficial ownership, General Services Administration participation certificates, U.S. Maritime Administration guaranteed Title XI financing, Small Business Administration guaranteed participation certificates or guaranteed pool certificates, U.S. Department of Housing and Urban Development local authority bonds, and Washington Metropolitan Area Transit Authority guaranteed transit bonds. In no event shall any such obligation have a maturity in excess of 365 days.
          “Wachovia” shall have the meaning set forth in Section 14.3.2(b).
          “Work” shall have the meaning provided in Section 6.2.4(a).
          “Yield Maintenance Premium” shall have the meaning set forth in the Notes.
          “Yield Maintenance Premium Release Date” shall have the meaning set forth in the Notes.
     1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the definitions given them in this Agreement when used in any other Loan Document or in any certificate or other document made or delivered pursuant thereto. All uses of the word “including” shall mean including, without limitation unless the context shall indicate otherwise. Unless otherwise specified, the words hereof, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
          II. GENERAL TERMS
     2.1 Loan; Disbursement to Borrower.
     2.1.1 The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
     2.1.2 Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the full proceeds of the Loan have been disbursed by Lender to Borrower on the Closing Date.

     2.1.3 The Notes, Security Instrument and Loan Documents. The Loan shall be evidenced by the Notes and secured by the Security Instrument, the Assignment of Leases, this Agreement and the other Loan Documents.
     2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan (a) to (i) repay and discharge any existing mortgage loans secured by the Property, (ii) make initial deposits into the Sub-Accounts as required hereunder, and (iii) pay costs and expenses incurred in connection with the closing of the Loan, and (b) as otherwise set forth on the closing statement executed by Lender and Borrower in connection with the closing of the Loan.
     2.2 Interest; Loan Payments; Late Payment Charge.
     2.2.1 Payment of Principal and Interest.
          (i) Except as set forth in Section 2.2.1(ii), interest shall accrue on the Principal Amount as set forth in the Notes.
          (ii) Upon the occurrence and during the continuance of an Event of Default, and from and after the Maturity Date if the entire Principal Amount is not repaid on the Maturity Date, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue at the Default Rate calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Indebtedness (or that portion thereof that is then due). This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Indebtedness, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default, and Lender retains its rights under the Notes to accelerate and to continue to demand payment of the Indebtedness upon the happening of any Event of Default in accordance with the terms hereof.
     2.2.2 Method and Place of Payment.
     (a) On each Payment Date, Borrower shall pay to Lender interest accruing pursuant to the Notes for the entire Interest Period preceding such Payment Date.
     (b) All amounts advanced by Lender pursuant to the applicable provisions of the Loan Documents, other than the Principal Amount, together with any interest at the Default Rate or other charges as provided therein, shall be due and payable hereunder as provided in the Loan Documents. In the event any such advance or charge is not so repaid by Borrower, Lender may, at its option, first apply any payments received under the Notes to repay such advances, together with any interest thereon, or other charges as provided in the Loan Documents, and the balance, if any, shall be applied in payment of any installment of interest or principal then due and payable.
     (c) The Maturity Date Payment shall be due and payable in full on the Maturity Date.
     2.2.3 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (other than the outstanding Principal Amount due and payable on the

Maturity Date) is not paid by Borrower on or prior to the date which is five (5) days after the date on which it is due (or if such fifth (5th) day is not a Business Day, then the Business Day immediately preceding such fifth (5th) day), Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the Maximum Legal Rate (the “Late Payment Charge”) in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by this Agreement, the Security Instrument and the other Loan Documents to the extent permitted by applicable law.
     2.2.4 Usury Savings. This Agreement and the Notes are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due under the Notes at a rate in excess of the Maximum Legal Rate, then the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due under the Notes. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
     2.3 Prepayments.
     2.3.1 Prepayments. No prepayments of the Indebtedness shall be permitted except as set forth in Section 4 of the Notes and as set forth herein.
     2.3.2 Prepayments After Event of Default; Application of Amounts Paid. If after the occurrence and during the continuance of an Event of Default, Borrower tenders payment of all or any part of the Indebtedness, or if all or any portion of the Indebtedness is recovered by Lender after such Event of Default (including through application of any reserves held by Lender pursuant to the terms hereof), (a) on any date other than a Payment Date, then such payment shall include interest that would have accrued on such amounts through the end of the Interest Period during which such payment is made, and such amounts shall be held by Lender as collateral security for the Loan in an interest bearing account at an Eligible Institution, with interest accruing on such amounts to the benefit of Borrower, and applied to the Loan on the next occurring Payment Date, (b) such payment shall be deemed a voluntary prepayment by Borrower, and (c) Borrower shall pay, in addition to the Indebtedness, an amount equal to the Yield Maintenance Premium and all other fees and sums payable hereunder or under the Loan Documents, including without limitation, interest that has accrued at the Default Rate and any Late Payment Charges.
     2.3.3 Release of Property upon Repayment or Defeasance of Loan in Full. Lender shall, upon the written request and at the expense of Borrower, upon (a) payment in full of the

Principal Amount and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Notes and this Agreement or (b) a Defeasance Event with respect to the Loan in whole, release the Lien of (i) this Agreement upon the Account Collateral and (ii) the Security Instrument and Assignment of Leases on the Property (or, at Borrower’s request, assign it (together with the Notes), in whole or in part, to a new lender without representation, warranty or recourse). In such event, Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of such release or assignment, a release of lien or assignment of lien, as applicable, for such property for execution by Lender. Such release or assignment, as applicable, shall be in a form appropriate in each jurisdiction in which the Property is located and satisfactory to Lender in its reasonable discretion. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release or assignment, as applicable.
     2.3.4 Release of Individual Properties. Subject to satisfaction of each of the conditions set forth below (collectively, the “General Release Conditions”) with respect to any Individual Property or Individual Properties (other than the portion of any Individual Property that that is an Outparcel, the release of which Outparcels is governed by Section 2.3.7 below), Lender shall (i) release such Individual Property or Individual Properties (each a “Release Property”) from the Lien of the Security Instrument and related Loan Documents (or a deed of partial reconveyance, as the case may be) and the release of Borrower’s (and in the case of the Maryland Property, the Maryland Loan Guarantor’s) obligations under the Loan Documents with respect to the Released Property, other than those expressly stated herein or in such other Loan Documents to survive (or to the extent so requested by Borrower, assign the Lien of the Security Instrument to a new lender without representation, warranty or recourse) (each release under this Section 2.3.4 or Section 2.3.6 or in connection with a partial defeasance of the Loan pursuant to Section 2.3.5, a “Property Release”), (ii) instruct the Cash Management Bank to return to Borrower any Excess Account Collateral subject to and in accordance with Section 2.3.8 except to the extent otherwise provided in such Section 2.3.8, (iii) comply with Section 2.3.9 with regard to adjusting the ongoing reserve requirements hereunder and (iv) adjust the Monthly Debt Service Payment Amount in accordance with Section 4(b)(ii) of the Notes:
     (a) Borrower delivers a written notice (a “Property Release Notice”) to Lender of its desire to effect such Property Release, no later than fifteen (15) Business Days prior to the date of such desired Property Release, and setting forth the Business Day (the “Release Date”) on which Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) desires that Lender release its interest in such Release Property.
     (b) Borrower shall have paid to Lender (i) the Release Price, (ii) the applicable Yield Maintenance Premium, if any, and (iii) all other sums due under the Notes in connection with such prepayment. If the Release Date is not a Payment Date, then the Release Price shall include interest that would have accrued on the Allocated Loan Amount for the Release Property through the end of the Interest Period during which such payment is made, and the Release Price, and the applicable Yield Maintenance Premium, if any, shall be held by Lender as collateral security for the Loan in an interest bearing account at an Eligible Institution, with interest accruing on such amounts to the benefit of Borrower, and applied to the Loan on the next occurring Payment Date.

     (c) Borrower shall submit to Lender not less than ten (10) Business Days prior to the Release Date (which must be on a Business Day), a release of Liens (and related Loan Documents) for each applicable Release Property (for execution by Lender) in a form appropriate in the applicable State and otherwise satisfactory to Lender, in its reasonable discretion, and all other documentation Lender reasonably requires to be delivered by Borrower in connection with such Property Release (collectively, “Release Instruments”), together with an Officer’s Certificate certifying that the requirement described in paragraph (d) below is satisfied in connection with such Property Release (together with calculations and supporting documentation demonstrating the same in reasonable detail) and, simultaneously with the Release, Guarantor withdraws and is replaced as the managing member of the applicable Borrower (or Maryland Loan Guarantor, as applicable) that is the owner of the Release Property or such Borrower (or Maryland Loan Guarantor) is dissolved in connection with the release.
     (d) With respect to any Property Release, after giving effect to such Property Release, the LCR as of the Release Date (calculated with reference to all of the Individual Properties then remaining subject to the Liens of the Security Instrument) shall not be less than the greater of (A) ninety percent (90%) of the Closing Date LCR and (B) seventy-five percent (75%) of the LCR for all of the Individual Properties subject to the Lien of the Security Instrument immediately prior to the Release Date.
     (e) No Event of Default shall have occurred and then be continuing on the Release Date.
     (f) The Release Property is simultaneously transferred to a party other than Borrower or Maryland Loan Guarantor or any SPE Entity.
     (g) Each of Borrower and Maryland Loan Guarantor executes and delivers such other instruments, certificates, opinions of counsel and documentation as Lender and, if the Release Date occurs following a Securitization, the Rating Agencies shall reasonably request in order to preserve, confirm or secure the Liens and security granted to Lender by the Loan Documents, including any amendments, modifications or supplements to any of the Loan Documents and partial release endorsements to the existing Title Policy.
     (h) Borrower shall pay for any and all out-of-pocket costs and expenses incurred by Lender in connection with any proposed Property Release, including Lender’s reasonable attorneys’ fees and disbursements and all title insurance premiums for any customary endorsements to any existing Title Policies required by Lender in connection with such proposed release.
Notwithstanding the foregoing, clauses (b)(ii) and (d) above shall not apply to Casualty/Condemnation Property Releases.
     2.3.5 Defeasance.
     (a) Generally. Borrower shall have the right, at any time following the expiration of the Defeasance Lockout Period but prior to the Yield Maintenance Premium Release Date to voluntarily defease the Loan in whole and obtain the release of the Property, or solely in connection with a Property Release, in part, and obtain the release of the applicable Individual

Property or Individual Properties, by and upon satisfaction of the following conditions (such event being a “Defeasance Event”):
          (i) Borrower shall provide not less than thirty (30) days prior written notice to Lender specifying the date (the “Defeasance Date”) on which the Defeasance Event shall occur; provided that Borrower shall have the right to revoke such notice upon written notice given to Lender not Less than three (3 Business Days prior to the then scheduled Defeasance Date provided Borrower reimburses Lender for any actual out-of-pocket costs incurred by Lender in connection with such revocation;
          (ii) Borrower shall pay to Lender all accrued and unpaid interest on the portion of the outstanding Principal Amount of the Loan then being defeased to and including the Defeasance Date;
          (iii) Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due and payable under the Note, this Agreement, the Security Instrument and the other Loan Documents;
          (iv) No Event of Default shall have occurred and then be continuing on the Defeasance Date;
          (v) If the Loan is defeased in whole, Borrower shall comply with the conditions set forth in Section 2.3.3, and if the Loan is defeased only in part, Borrower shall also comply with the conditions set forth in Section 2.3.4(c) with respect to the release of the applicable Individual Property or Individual Properties;
          (vi) Borrower shall deliver to Lender, at Borrower’s option, either (A) the Defeasance Deposit or (B) the Defeasance Collateral (such Defeasance Collateral to be in an amount equal to or greater than that which could otherwise be purchased with the Defeasance Deposit had the required Defeasance Deposit been delivered by Borrower);
          (vii) Borrower (and/or, if requested by Lender in the case of the Maryland Property, the Maryland Loan Guarantor) shall execute and deliver a pledge and security agreement, in form and substance that would be reasonably satisfactory to a prudent lender, creating a first priority lien on the Defeasance Collateral, in accordance with the provisions of this Section 2.3.5 (the “Security Agreement”);
          (viii) Borrower shall (A) deliver an Opinion of Counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (1) Lender has a perfected first priority security interest in the Defeasance Collateral delivered by Borrower or the Maryland Loan Guarantor, as applicable and (2), if applicable, Borrower (and/or Maryland Loan Guarantor, as applicable, in the case of the Maryland Property), has duly and validly transferred and assigned to the Successor Borrower the Defeasance Collateral and all obligations, rights and duties under and to the Notes (or each Undefeased Note, as hereinafter defined) that are attributable to the Property, and (B) if the Defeasance Event occurs after a Securitization, pay all reasonable costs of Lender obtaining a Non-Disqualification Opinion with respect to such Defeasance Event;

          (ix) With respect to any Defeasance Event occurring after a Securitization, Borrower shall obtain a Rating Agency Confirmation to the effect that the Defeasance Collateral to be purchased qualifies and is sufficient so that the substitution of such Defeasance Collateral for the Property or the Individual Property or Individual Properties being released, as applicable, will not result in a downgrade, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding. If required by the applicable Rating Agencies, Borrower shall also deliver or cause to be delivered a Non-Consolidation Opinion with respect to any Successor Borrower in form and substance (i) reasonably satisfactory to a prudent lender and (ii) satisfactory to the applicable Rating Agencies;
          (x) Borrower shall deliver a certificate (in form reasonably acceptable to Lender) of an Independent Accountant engaged by Borrower certifying that the Defeasance Collateral shall generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;
          (xi) In the case of a defeasance of the Loan in part, Borrower shall execute and deliver all documents required by the Lender to amend and restate each of the Notes with two (2) substitute Notes, (A) one Note having a principal balance equal to all sums required to be paid hereunder with respect to such Release and Defeasance Event (the “Defeased Note”), and (B) one Note having a principal balance equal to the outstanding principal balance of the Note immediately prior to the Defeasance Event minus the all sums required to be paid hereunder with respect to such Release and Defeasance Event (the “Undefeased Note”). Each Undefeased Note may be the subject of one or more further Defeasance Events in accordance with the provisions of this Section 2.3.5. From and after the Defeasance of the Loan in part, all references to the Note in this Agreement and the other Loan Documents shall be deemed to refer to the Undefeased Note; and
          (xii) Borrower shall pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including (A) any out-of-pocket costs and expenses associated with a release (in full or in part, as applicable) of the Lien of the Security Instrument as provided in Section 2.3.3 or Section 2.3.4, as applicable (including, in the case of a release of an Individual Property or Individual Properties, all title insurance premiums for any endorsements to any existing Title Policies reasonably required by Lender in connection with such proposed release), (B) reasonable attorneys’ fees and expenses incurred in connection with the Defeasance Event, (C) the costs and expenses of the Rating Agencies, if the Defeasance Event occurs after a Securitization, and (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Notes, or otherwise required to accomplish the defeasance.
     (b) Scheduled Defeasance Payments. In connection with any Defeasance Event, Borrower shall purchase Defeasance Collateral (or Lender shall use the Defeasance Deposit to purchase such Defeasance Collateral) which provide payments on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Defeasance Date but prior to the Yield Maintenance Premium Release Date, in amounts equal to the scheduled payments of principal, interest, and any other amounts due on each such Payment Date under the Loan Documents (or, in the case, of a partial defeasance, the portions of such scheduled payments due on each such Payment Date under this Agreement and the Defeased Note) but assuming, for purposes hereof, that the Maturity Date Payment shall be paid on the Yield Maintenance Premium Release Date (the aforedescribed payments, the “Scheduled Defeasance Payments”). Borrower (and/or Maryland Loan Guarantor, as applicable, in the case of the Maryland Property) pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the Defeasance Collateral may be made directly to the Holding Account (unless otherwise directed by Lender) and applied to satisfy the obligations of Borrower (and/or Maryland Loan Guarantor, as applicable in the case of the Maryland Property) or Successor Borrower, if applicable, under this Agreement and the Notes (or each Defeased Note, in the case of the defeasance of the Loan in part). Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the Defeasance Collateral required by this Section 2.3.5 and to satisfy Borrower’s other obligations hereunder shall be remitted to Borrower. Following the payment in full of the Notes (and each Defeased Note in the case of a defeasance of the Loan in part) and all other Obligations on the Maturity Date, any amounts remaining in the Defeasance Deposit, if any, shall be remitted to Borrower.
     (c) Defeasance Collateral. The Defeasance Collateral shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be reasonably satisfactory to a prudent lender and that does not require Borrower or Maryland Loan Guarantor, as applicable, to incur any additional obligations or liabilities, (including, without limitation, such instruments as may be reasonably required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to perfect, upon the delivery of the Defeasance Collateral, a first priority security interest therein in favor of the Lender in conformity with all applicable state and federal laws governing the granting of such security interests.
     (d) Successor Borrower. If the Defeasance Event occurs after a Securitization, Borrower (and/or Maryland Loan Guarantor, as applicable, in the case of the Maryland Property) may, at its option, or if so required by the applicable Rating Agencies, shall, establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity approved by the Rating Agencies with one (1) Independent Director, and Borrower (and/or Maryland Loan Guarantor, as applicable, in the case of the Maryland Property) shall transfer and assign all obligations, rights and duties under and to the Notes (or each Defeased Note in the case of a defeasance of the Loan in part), together with the pledged Defeasance Collateral to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Notes (or each Defeased Note in the case of a defeasance of the Loan in part) and the Security Agreement and Borrower (and/or Maryland Loan Guarantor, as applicable, in the case of the Maryland Property) shall be relieved of its obligations under such documents. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Notes and the Security Agreement. Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note in accordance with this Section 2.3.5(d), but Borrower shall pay all costs and expenses incurred by Lenders, including Lenders’ reasonable attorneys’ fees and expenses and, if the Defeasance Event occurs after a Securitization, any fees and expenses of any Rating Agencies, incurred in connection therewith. Any Successor Borrower may be an Affiliate of Borrower or a defeasance consultant or similar service provider.

     (e) Release of Defeased Property. If Borrower has elected to defease the Loan or any allocated portion thereof, and the requirements set forth in this Section 2.3.5 have been satisfied, the Property or the applicable Individual Property or Individual Properties shall be released from the Lien of the Security Instrument and the Defeasance Collateral pledged pursuant to the Security Agreement shall be the substitute sole source of collateral securing such amounts due under the Notes (or a substitute source of collateral securing such amounts under each Defeased Note in the case of a defeasance of the Loan in part). Further, the pledge of the related Account Collateral and other property pledged under this Agreement and the other Loan Documents and all other obligations of Borrower (and Maryland Loan Guarantor in the case of the Maryland Property) created hereunder in respect of such Property, Individual Property or Individual Properties, as applicable, shall be discharged, other than those expressly stated to survive.
     2.3.6 Substitution of Properties.
     (a) Generally. An Individual Borrower may, subject to the conditions in this Section 2.3.6, substitute one or more warehouse or distribution facility properties (each a “Substitute Property”) for an existing Individual Property (each a “Replaced Property”) and obtain the release of the Replaced Property from the Lien of the Security Instrument and related Loan Documents (or a deed of partial reconveyance, as the case may be) and the release of Borrower’s (and, in the case of the Maryland Property, Maryland Loan Guarantor’s) obligations under the Loan Documents with respect to the Replaced Property, other than those expressly stated to survive (each such release and substitution, a “Substitution”); provided, however, such right of Substitution shall be limited to Individual Properties whose aggregate Allocated Loan Amounts represent not greater than thirty percent (30%) of the Loan Amount. From and after the Substitution of a Substitute Property in accordance herewith, such Substitute Property shall thereafter be deemed a Property, and shall have the Allocated Loan Amount applicable to the Replaced Property. Concurrently with the completion of all steps necessary to effect a Substitution as provided in this Section 2.3.6, Lender shall release such Replaced Property from the Lien of the Security Instrument and related Loan Documents. In the event of a Substitution, the Notes shall remain in full force and effect, and the Lien of the Security Instrument shall be spread to encumber the Substitute Property (each a “Substitute Property Mortgage Spreader Agreement”).
     (b) Certain Requirements. All Substitute Properties shall comply with this Section 2.3.6. To qualify as a Substitute Property, a property must, as of the Substitution Date (in addition to the other criteria set forth in this Section 2.3.6):
          (i) be subject to the Master Lease;
          (ii) be a property as to which the applicable Individual Borrower (or, in the case of the Maryland Property, Maryland Loan Guarantor) will hold insurable fee title free and clear of any Lien or other encumbrance except for exceptions not materially impairing the value of such property, and have an Appraised Value at least equal to the Appraised Value of the Replaced Property;
          (iii) be (A) free and clear, as evidenced by the environmental report referred to in paragraph (c) below, of Hazardous Substances requiring remediation or other action under any

Environmental Law and/or the presence of which violates Environmental Laws and (B) in material compliance with all Environmental Laws;
          (iv) be in good repair and condition, as evidenced by the engineering report referred to in clause (c) below; and
          (v) be in compliance, in all material respects, with Legal Requirements and Insurance Requirements, as evidenced by diligence items required to be provided in paragraph (c) below.
     (c) Diligence Process. The Borrower shall submit to the Lender written notice (a “Substitution Notice”) setting forth the Business Day no earlier than forty-five (45) days after the date of such Substitution Notice on which Borrower desires to effect such Substitution (the “Substitution Date”), together with the following materials (the “Substitution Due Diligence Package”) relating to the proposed Substitute Property: (i) a description of the proposed Substitute Property sufficient to obtain the Title Policy, (ii) two (2) years of historical cash flow operating statements, if available, (iii) true, complete and correct copies of any Leases affecting the proposed Substitute Property, (iv) a map and site plan, including an existing Survey of the property dated not more than six (6) months prior to such submission, (v) a copy of the proposed amendment to the Master Lease and Master Lease SNDA to include the Substitute Property, (vi) copies of all permits, licenses and approvals required with respect to operation of the Substitute Property, (vii) an environmental report issued by a recognized environmental consultant, (viii) copies of all reciprocal easement agreements, if any, affecting the Substitute Property, (ix) an engineer’s inspection report, (x) estoppel certificates from parties to any reciprocal easement agreements and tenants under any Material Subleases, in each case in form reasonably acceptable to Lender, together with any governmental consents required in order to subject the Substitute Property to the Lien of the Security Instrument, (xi) a commitment from the Title Company with respect to the issuance of a Title Policy, together with copies of all exceptions referenced therein, (xii) upon the reasonable request of the Lender, a “Probable Maximum Loss” study, (xiii) an Appraisal, (xiv) if such Substitute Property is not then owned by Borrower (or in the case of property located in Maryland, Maryland Guarantor) or its Affiliate, a duly executed copy of the purchase and sale agreement for such Substitute Property and copies of all proposed documentation transferring title to the Substitute Property to Borrower (or, in the case of property located in Maryland, the Maryland Guarantor), including any interim transfers to its Affiliates, (xv) a copy of the flood certification, (xvi) either (A) a letter or other evidence with respect to the proposed Substitute Property from the appropriate Governmental Authorities concerning compliance with applicable zoning and building laws, (B) an ALTA 3.1 zoning endorsement for the Title Policy or (C) a zoning report prepared by PZR or other similar company indicating that the Substitute Property is in material compliance with applicable zoning and building laws, (xvii) a copy of the valid permanent certificate of occupancy (if required by applicable law), (xviii) calculations of the LTV Ratio and the LCR both before and after the proposed Substitution and (xix) pro formas of the insurance certificates required under Article VI with respect to such Substitute Property, and not revealing any Liens other than Permitted Encumbrances. In addition, subject to the consent of the owner of the Substitute Property, Lender shall be permitted to make an inspection of such Substitute Property as a condition to such substitution.

     (d) Additional Conditions Precedent. In addition to the conditions in paragraphs (a), (b) and (c) above, each Substitution shall be subject to the satisfaction of the following conditions precedent:
          (i) Rating Agency Confirmation; Rating Agency Requirements. For any Substitution made after a Securitization, Lender’s receipt of a Rating Agency Confirmation and Borrower’s satisfaction of such other conditions as may be required by the Rating Agencies;
          (ii) Release Conditions. Borrower’s compliance with the conditions set forth in Section 2.3.4(c), (f) and (g) with respect to the release of the Replaced Property;
          (iii) Financial and Other Tests.
               (1) LCR. After giving effect to such Substitution, the LCR as of the Substitution Date (calculated with reference to all of the Individual Properties then remaining subject to the Liens of the Security Instrument; i.e., including the Substitute Property and excluding the Replaced Property) shall not be less than the greater of (A) ninety percent (90%) of the Closing Date LCR and (B) seventy-five percent (75%) of the LCR for all of the Individual Properties subject to the Lien of the Security Instrument immediately prior to the Substitution Date.
               (2) LTV Ratio. After giving effect to such Substitution, as of the Substitution Date, the LTV Ratio (as calculated by including the Substitute Property, but excluding the Replaced Property), shall not be less than the Closing Date LTV Ratio.
               (3) Geographic Diversity. The proposed Substitution does not cause the aggregate Allocated Loan Amounts with respect to Individual Properties located in any single Geographic Quadrant to exceed fifty percent (50%) of the Principal Amount.
          (iv) Lender’s Costs and Expenses. Borrower shall pay for any and all costs and expenses of Lender incurred in connection with any proposed Substitution, including Lender’s reasonable attorneys’ fees and disbursements, all title insurance premiums for any endorsements to any existing Title Policies reasonably required by Lender in connection with such proposed Substitution, title premiums, mortgage recording taxes, transfer taxes and recording fees.
          (v) Intentionally Omitted.
          (vi) Opinions of Counsel. Borrower shall deliver to Lender the following favorable original Opinions of Counsel or updates thereto in connection with the Substitute Property similar in form and substance to the opinions which were delivered on the Closing Date in connection with the Replaced Property, reasonably satisfactory to Lender (and satisfactory to the Rating Agencies, if applicable) and addressed to the Lender on behalf of the holders of the Notes: (a) if requested by the Rating Agencies following or in connection with a Securitization, a non-consolidation opinion, (b) a local counsel enforceability opinion, (c) an enforceability opinion under New York law, (d) an opinion to the effect that each of Borrower, Maryland Loan Guarantor, Master Lessee and Guarantor is duly organized and validly existing under the laws of the state of its formation and is qualified or licensed to do business in each jurisdiction where the nature of its business in which it is engaged makes such qualification or licensing necessary and (e) an opinion to the effect that the Loan Documents or amendments thereto have been duly authorized, executed and delivered by Borrower, Maryland Loan Guarantor, Master Lessee and Guarantor and are the valid and binding obligations and agreements of such party, enforceable in accordance with their terms, in each case with the same exceptions as made on Closing Date;
          (vii) No Event of Default. No Event of Default shall have occurred and then be continuing on the Substitution Date;
          (viii) Accuracy of Representations and Warranties. The representations and warranties set forth in the Loan Documents shall be true and correct as to the Substitute Property on the Substitution Date in all material respects;
          (ix) Officer’s Certificate. Delivery to Lender of an Officer’s Certificate certifying to the truth and accuracy of the statements in clause (viii);
          (x) Non-Disqualification Opinion. If the Substitution Date occurs after a Securitization, delivery of a Non-Disqualification Opinion;
          (xi) Organizational Documents. Delivery to Lender of (A) if required by the Rating Agencies, copies of organizational documents of Borrower, Maryland Loan Guarantor, Master Lessee and Guarantor, including, but not limited to a current certificate of good standing, (B) if the Substitute Property is located in a state not previously covered by the Security Instrument, evidence of Borrower’s (or, in the case of property located in Maryland, the Maryland Loan Guarantor’s) qualification to do business in the state where the Substitute Property is located if and to the extent such qualification is required in the applicable jurisdiction and (C) appropriate evidence of the authorization of the Borrower, Maryland Loan Guarantor, Master Lessee and Guarantor approving the execution, delivery and performance of the Loan Documents or amendments thereto being executed and delivered in connection with the Substitution, duly adopted by the Borrower, Maryland Loan Guarantor, Master Lessee and Guarantor, as applicable, and accompanied by an Officer’s Certificate stating that such authorizations have not been altered or repealed and are in full force and effect, and certifying as to the names of the Persons authorized to sign on behalf of such parties, together with the true signatures of each such Person;
          (xii) Insurance Certificates. Delivery of the insurance certificates with respect to the Substitute Property required under Article VI; and
          (xiii) Loan Documents. Delivery to Lender of originals of the following Loan Documents or amendments thereto:
               (1) a Substitute Property Mortgage Spreader Agreement, duly executed and acknowledged by Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor);
               (2) a first priority Assignment of Master Lease, Leases, Rents and Security Deposits, from Borrower (or in the case of property located in Maryland, Maryland Loan Guarantor), as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s (or

Maryland Loan Guarantor’s, as applicable) interest in and to the Master Lease, the Leases, Rents and Security Deposits as security for the Loan with respect to the Substitute Property, or a counterpart original of the Assignment of Leases, modified as necessary, duly executed and acknowledged by Borrower or Maryland Loan Guarantor, as applicable;
               (3) UCC financing statements (Form UCC-1) (or other forms required in any jurisdiction), covering all fixtures and Building Equipment and other Personal Property (other than the Excluded Personal Property), and all proceeds thereof, naming Borrower (or in the case of property located in Maryland, Maryland Loan Guarantor) as debtor and Lender as secured party;
               (4) the Title Policy or endorsements to the Title Policy, as applicable, issued by the Title Company in an amount equal to the amount of coverage that had been provided for the Replaced Property (or, if such Substitute Property is located in a Mortgage Tax State and the Replaced Property is not, an amount equal to 125% of the amount of coverage that had been provided for the Replaced Property), reflecting the addition of such Substitute Property and containing such affirmative coverage similar in form and substance to the affirmative coverage provided in connection with the Replaced Property, insuring that the Substitute Property Mortgage Spreader Agreement creates a valid first lien on Borrower’s (or in the case of property located in Maryland, Maryland Loan Guarantor’s) fee title in the Substitute Property, subject to the Permitted Encumbrances, and insuring the perfected first priority interest of Lender pursuant to the Substitute Property Mortgage Spreader Agreement, together with any title insurance premiums, fees or charges due in connection therewith, and the Borrower shall cooperate with the Lender and execute such further instruments and documents and perform such further acts as the Lender or the Title Company shall reasonably request to carry out the creation and perfection of the liens and security interests contemplated by the documents described in clauses (i), (ii) and (iii) and the release, discharge and removal of any encumbrances required for the issuance of the Title Policy;
               (5) an amendment to the Master Lease and to the Master Lease SNDA incorporating the Substitute Property and eliminating the Replaced Property;
               (6) updates to any Exhibits and Schedules to the Loan Documents, as applicable, without disclosing matters inconsistent with the requirements of this Section 2.3.6; and
               (7) a Confirmation of Guaranty and Indemnity in customary form duly executed and delivered by Guarantor, adding the Substitute Property to, and affirming its obligations under, the Recourse Guaranty and the Environmental Indemnity.
     (e) Additional Deliveries. Lender shall have received such other deliveries reasonably requested by Lender, provided such requests are customary and are consistent with the deliveries required with respect to the Property on the Closing Date.
     2.3.7 Release of Outparcels. Provided no Event of Default has occurred and is continuing, Borrower may request that Lender release an Outparcel from the Lien of the Security Instrument in accordance with the terms of this Section 2.3.7. Lender shall have no obligation to release any Outparcel from the Lien of the Security Instrument until Borrower shall have satisfied the following conditions, as reasonably determined by Lender: (1) the Outparcel to be released shall constitute a separate conveyable legal parcel in accordance with the subdivision map act or the equivalent thereof in the jurisdiction of such Outparcel or other relevant granted government approvals in such jurisdiction; (2) to the extent any easements or restrictive covenants benefiting or burdening such Outparcel are necessary or appropriate for the use or operation of or preservation of value with respect to any remaining Individual Property that is in the vicinity of, or otherwise related to, the Outparcel (a “Related Remaining Property”), such easements shall have been granted or reserved prior to or at the time of the release or reconveyance of such Outparcel and shall have been approved by Lender, which approval shall not be unreasonably withheld or delayed; (3) each Related Remaining Property shall remain a legal parcel (or parcels) in compliance in all material respects with all Legal Requirements, zoning, subdivision, land use and other applicable laws and regulations; (4) at the time of, but not prior to, any such release or reconveyance, such Outparcel shall be transferred to a person or entity that does not result in a breach of Borrower’s or Maryland Loan Guarantor’s obligation to be a Single Purpose Entity; (5) Lender shall have received satisfactory evidence that any tax, bond or assessment that constitutes a lien against such Outparcel has (i) prior to such release, been properly allocated between the Outparcel and any Related Remaining Property and (ii) after such release, will be properly assessed against the Outparcel and such Related Remaining Property separately; (6) Lender shall have received such endorsements to the Title Policy (or substantially equivalent assurance) as Lender may reasonably require confirming continuing title insurance and that (A) the Security Instrument constitutes a first priority lien on any Related Remaining Property after the release of the Outparcel, (B) such Related Remaining Property constitutes a separate tax lot or tax lots and (C) such release shall not result in such Related Remaining Property ceasing to comply in all material respects with all applicable Legal Requirements, zoning, land use and subdivision laws; (7) Borrower (and in the case of Outparcels located in Maryland, Maryland Loan Guarantor) shall have executed and delivered such documents (including amendments to the Loan Documents) as Lender may reasonably require to reflect such release; (8) Borrower shall pay to Lender all costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and any applicable costs and expenses of the Rating Agencies) in connection with each such release; (9) Borrower shall have provided Lender at least fifteen (15) Business Days prior written notice of such requested release; and (10) Borrower shall submit to Lender, not less than fifteen (15) days prior to the date of such proposed release (which must be on a Business Day), a release of Liens (and related Loan Documents) for such Outparcel, in a form appropriate in the applicable State and otherwise satisfactory to Lender in its reasonable discretion, and all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release (collectively, “Outparcel Release Instruments”).
     2.3.8 Excess Account Collateral. Upon the occurrence of any Property Release, provided no Low LCR Cash Sweep Period exists and no Event of Default has occurred and is continuing, Lender shall promptly perform an analysis of the Account Collateral in order to reasonably determine the amount of the Account Collateral (including, but not limited to, Proceeds) attributable to the Release Property (the “Excess Account Collateral”), and shall promptly instruct Cash Management Bank to return to Borrower the Excess Account Collateral, if any, except to the extent that Lender reasonably determines that a shortfall exists in such Sub-Account with respect to the Property other than the Release Property.

     2.3.9 Reserve Requirements. Upon the occurrence of a Property Release, provided no Low LCR Cash Flow Sweep Period exists and no Event of Default has occurred and is continuing, Lender shall promptly prepare a revised estimate of Impositions and Other Charges and insurance premiums with respect to the remaining Individual Properties in accordance with Sections 16.1 and 16.2, as applicable, and shall promptly provide Borrower and Cash Management Bank with notice of the revised Monthly Tax Reserve Amount and Monthly Insurance Reserve Amount.
     2.4 Regulatory Change; Taxes.
     2.4.1 Increased Costs. If as a result of any Regulatory Change or compliance of Lender therewith, the basis of taxation of payments to Lender or any company Controlling Lender of the principal of or interest on the Loan is changed or Lender or the company Controlling Lender shall be subject to (i) any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding federal taxation of the overall net income of Lender or the company Controlling Lender); or (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Lender or any company Controlling Lender is imposed, modified or deemed applicable; or (iii) any other condition affecting loans to borrowers subject to fixed interest rates is imposed on Lender or any company Controlling Lender and Lender determines that, by reason thereof, the cost to Lender or any company Controlling Lender of making, maintaining or extending the Loan to Borrower is increased, or any amount receivable by Lender or any company Controlling Lender hereunder in respect of any portion of the Loan to Borrower is reduced, in each case by an amount deemed by Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Lender shall provide notice thereof to Borrower and Borrower agrees that it will pay to Lender upon Lender’s written request such additional amount or amounts as will compensate Lender or any company Controlling Lender for such Increased Costs to the extent Lender reasonably determines that such Increased Costs are allocable to the Loan. If Lender requests compensation under this Section 2.4.1, Borrower may, by notice to Lender, require that Lender furnish to Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.
     2.4.2 Special Taxes. Borrower shall make all payments hereunder free and clear of and without deduction for Special Taxes. If Borrower shall be required by law to deduct any Special Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4.2) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Notwithstanding anything to the contrary contained in this Section 2.4.2, Borrower shall not be liable for any amounts as a result of withholding for Special Taxes or additional costs incurred as a result of the assignment of all or any portion of the Loan by Lender to any Person that is subject to Special Taxes and which is organized under or has its principal place of business outside of the United States of America or any political subdivision thereof.

     2.4.3 Other Taxes. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents or the Loan (hereinafter referred to as “Other Taxes”).
     2.4.4 Indemnity. Borrower shall indemnify Lender for the full amount of Special Taxes and Other Taxes (including any Special Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.4.4) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days after the date Lender makes written demand therefor.
     2.4.5 Change of Office. To the extent that changing the jurisdiction of Lender’s applicable office would have the effect of minimizing Special Taxes, Other Taxes or Increased Costs, Lender shall use reasonable efforts to make such a change.
     2.4.6 Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.4 shall survive the payment in full of principal and interest hereunder, and the termination of this Agreement.
     2.5 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by, or on behalf of, Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date; provided, however, that unless a condition precedent shall expressly survive the Closing Date pursuant to a separate agreement, by funding the Loan, Lender shall be deemed to have waived any such conditions not theretofore fulfilled or satisfied.
     2.5.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower and Maryland Loan Guarantor contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or Event of Default shall have occurred and be continuing; and Borrower and Maryland Loan Guarantor shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.
     2.5.2 Delivery of Loan Documents; Title Policy; Reports; Leases.
     (a) Loan Documents. Lender shall have received an original copy of this Agreement, the Notes and all of the other Loan Documents, in each case, duly executed (and to the extent required, acknowledged) and delivered on behalf of Borrower and any other parties thereto.
     (b) Security Instrument, Assignment of Leases. Lender shall have received evidence that original counterparts of the Security Instrument and Assignment of Leases, in proper form for recordation, have been delivered to the Title Company for recording, so as effectively to create, in the reasonable judgment of Lender, upon such recording valid and enforceable first priority Liens upon the Property, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.
     (c) UCC Financing Statements. Lender shall have received evidence that the UCC financing statements relating to the Security Instrument and this Agreement have been delivered to the Title Company for filing in the applicable jurisdictions.
     (d) Title Insurance. Lender shall have received a Title Policy issued by the Title Company and dated as of the Closing Date. Such Title Policy shall (i) provide coverage in an amount equal to one hundred percent (100%) of the Loan (or in the case of the Individual Properties in the Mortgage Tax States, one hundred twenty-five percent (125%) of the Allocated Loan Amount), (ii) insure Lender that the Security Instrument creates a valid, first priority Lien on the Property, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain the endorsements and affirmative coverages set forth on Exhibit A and such additional endorsements and affirmative coverages as Lender may reasonably request to the extent available in the applicable State, and (iv) name Lender as the insured. Lender also shall have received evidence that all premiums in respect of such Title Policy have been paid and that all appropriate releases or discharges of encumbrances necessary for the delivery of the Title Policy have been delivered for recording.
     (e) Surveys. With respect to each of the Individual Properties, Lender shall have received (i) a current Survey containing the survey certification substantially in the form attached hereto as Exhibit B or (ii) copies of existing Surveys prepared in connection with the financing being repaid with proceeds of the Loan, together with so called “no change affidavits” executed by Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor), each in form sufficient to enable the Title Company to omit the standard survey exception to title coverage and to issue the endorsements to the Title Policy required by Lender (to the extent available in the applicable State), including, but not limited to, contiguity, comprehensive, subdivision, land same as survey and access endorsements. Each such Survey shall reflect the same legal description contained in the Title Policy referred to in paragraph (d) above and shall include, among other things, a metes and bounds description (or such other description as is required by Title Company) of the applicable Individual Property, any such description to be reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to each Survey.
     (f) Insurance. Lender shall have received valid certificates of insurance for the policies of insurance required hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all insurance premiums currently due and payable for the existing policy period.
     (g) Environmental Reports. Lender shall have received the Environmental Reports in respect of the Individual Properties satisfactory to Lender (and Lender agrees and acknowledges that the Environmental Reports may consist of updates to the existing environmental reports, provided that (A) such updated reports are in form and content acceptable to Lender in Lender’s reasonable discretion and (B) the environmental consultant preparing such updated reports shall provide to Lender a reliance letter satisfactory to Lender).

     (h) Zoning. Lender shall have received with respect to each Individual Property one of the following: (i) letters or other evidence with respect to the Property from the appropriate municipal authorities (or other Persons) concerning compliance with applicable zoning and building laws acceptable to Lender, (ii) an ALTA 3.1 zoning endorsement for the Title Policy or (iii) a zoning report reasonably acceptable to Lender prepared by PZR or another nationally recognized zoning due diligence firm acceptable to Lender.
     (i) Certificate of Occupancy. Lender shall have received a copy of the valid permanent certificate of occupancy for each Individual Property located in a jurisdiction that requires certificates of occupancy under applicable law, in each case acceptable to Lender.
     (j) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first Lien as of the Closing Date on the Property, subject only to Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.
     2.5.3 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.
     2.5.4 Delivery of Organizational Documents. On or before the Closing Date, Borrower shall deliver, or cause to be delivered, to Lender copies, certified by an Officer’s Certificate, of all organizational documentation related to Borrower, Maryland Loan Guarantor, Master Lessee, any other SPE Entity and Guarantor as have been requested by Lender and/or the formation, structure, existence, good standing and/or qualification to do business of Borrower, Maryland Loan Guarantor, any other SPE Entity and Guarantor as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender. Each of the organizational documents of any SPE Entity shall contain single purpose entity provisions having a substantive effect materially similar to that of the language set forth in Exhibit C.
     2.5.5 Counsel Opinions
     (a) Lender shall have received a Non-Consolidation Opinion in a form approved by Lender (the “Non-Consolidation Opinion”).
     (b) Lender shall have received the Opinion of Counsel substantially in compliance with the requirements set forth in Exhibit D (and including a non-contravention opinion with respect to the Revolving Loan) or in such other form approved by the Lender (provided that Lender shall not unreasonably withhold its approval of the general form of any Opinion of Counsel that was used by the applicable counsel in connection with the financing being repaid with proceeds of the Loan).
     2.5.6 Annual Budget. Borrower shall have delivered the Annual Budget for the current Fiscal Year, which Annual Budget shall be acceptable to Lender and shall be certified by an Officer’s Certificate.

     2.5.7 Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.
     2.5.8 Payments. All payments, deposits or escrows, if any, required to be made or established by Borrower under this Agreement, the Notes and the other Loan Documents on or before the Closing Date shall have been paid.
     2.5.9 Account Agreement. Lender shall have received the original of the Account Agreement executed by each of Cash Management Bank, Borrower (other than Maryland Borrower) and Maryland Loan Guarantor.
     2.5.10 Master Lease SNDA. Borrower shall have, prior to Closing, delivered to Lender the Master Lease SNDA executed by Master Lessee with respect to the Master Lease.
     2.5.11 Reserved.
     2.5.12 Reserved.
     2.5.13 Independent Manager/Member Certificate. Lender shall have received an executed Independent Manager/Member certificate substantially in the form attached as Exhibit T.
     2.5.14 Transaction Costs. Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of Environmental Reports, Physical Condition Reports, seismic reports, zoning reports, searches, flood certifications, appraisals and other reports, the reasonable fees and costs of Lender’s counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan.
     2.5.15 Material Adverse Effect. No change, circumstance, event or effect shall have occurred since the date of Borrower’s most recent financial statements delivered to Lender which has, or could reasonably be expected to, have a Material Adverse Effect.
     2.5.16 Insolvency. None of Borrower, Master Lease Guarantor or Guarantor shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.
     2.5.17 Leases. Lender shall have received copies of all Leases.
     2.5.18 Master Lease; Master Lease SNDA. Lender shall have received a certified copy of the Master Lease and shall have received the duly executed Master Lease SNDA in form and substance reasonably acceptable to Lender.
     2.5.19 Tax Lot. Lender shall have received a tax lot endorsement to the Title Policy or other evidence that each Individual Property constitutes one (1) or more separate tax lots, which endorsement or other evidence shall be reasonably satisfactory in form and substance to Lender.

     2.5.20 Physical Conditions Reports. Lender shall have received the Physical Conditions Reports with respect to the Individual Properties, which shall be satisfactory in form and substance to Lender.
     2.5.21 Appraisals. Lender shall have received an Appraisal of each Individual Property, which shall be satisfactory in form and substance to Lender.
     2.5.22 Financial Statements. Lender shall have confirmed the accuracy of all financial statements and other financial information with respect to the Property delivered by Borrower to Lender.
     2.5.23 Flood Certifications. Lender shall have received a flood zone certification with respect to each Individual Property.
     2.5.24 Intercreditor Agreement. Lender shall have received the Intercreditor Agreement as well as certified copies of the loan documents evidencing the Revolving Loan (including any amendments thereto).
          III. CASH MANAGEMENT
     3.1 Cash Management.
     3.1.1 Establishment of Accounts. Borrower hereby confirms that, simultaneously with the execution of this Agreement and pursuant to the Account Agreement, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) has established with Cash Management Bank, in the name of Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) for the benefit of Lender, as secured party, the holding account (the “Holding Account”), which has been established as a securities account. The Holding Account and each sub-account of such account and the funds deposited therein and securities and other assets credited thereto shall serve as additional security for the Loan. Pursuant to the Account Agreement, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall irrevocably instruct and authorize Cash Management Bank to disregard any and all orders for withdrawal from the Collateral Accounts made by, or at the direction of, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor). Borrower agrees that, prior to the payment in full of the Indebtedness, the terms and conditions of the Account Agreement shall not be amended or modified without the prior written consent of Lender (which consent Lender may grant or withhold in its sole discretion), and if a Securitization has occurred, the delivery by Borrower of a Rating Agency Confirmation. In recognition of Lender’s security interest in the funds deposited into the Collateral Accounts, the Holding Account shall be named as follows: “BlueLinx Portfolio Holding Account f/b/o German American Capital Corporation, as secured party, (Account Number 5000000140431).” Borrower confirms that it has established with Cash Management Bank the following sub-accounts of the Holding Account (each, a “Sub-Account” and, collectively, the “Sub-Accounts” and together with the Holding Account, the “Collateral Accounts”), which (i) may be ledger or book entry sub-accounts and need not be actual sub-accounts, (ii) shall each be linked to the Holding Account, (iii) shall each be a “Securities Account” pursuant to Article 8 of the UCC and (iv) shall each be an Eligible Account to which certain funds shall be allocated and from which disbursements shall be made pursuant to the terms of this Agreement:
     (a) a sub-account for the retention of Account Collateral in respect of Impositions and Other Charges for the Property (the “Tax Reserve Account”);
     (b) a sub-account for the retention of Account Collateral in respect of insurance premiums for the Property (the “Insurance Reserve Account”);
     (c) a sub-account for the retention of Account Collateral in respect of Debt Service on the Loan (the “Debt Service Reserve Account”);
     (d) a sub-account for the retention of Account Collateral in respect of reserves relating to Master Lease Variable Additional Rent (the “Master Lease Variable Additional Rent Reserve Account”);
     (e) a sub-account for the retention of Account Collateral in respect of reserves for the Immediate Repair Conditions and the Environmental Remediation Conditions (the “Immediate Repair and Remediation Reserve Account”);
     (f) a sub-account for the retention of Account Collateral in respect of reserves for Structural Maintenance Items (the “Structural Repair Reserve Account”);
     (g) a sub-account for the retention of Account Collateral in respect of certain Proceeds, as more fully set forth in Section 6.2 (the “Proceeds Reserve Account”); and
     (h) a sub-account for the retention of Account Collateral in respect of reserves of Excess Cash Flow required during a Low LCR Cash Sweep Period pursuant to Section 16.5(c) (the “LCR Deterioration Reserve Account”).
     3.1.2 Pledge of Account Collateral. To secure the full and punctual payment and performance of the Obligations, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) hereby collaterally assigns, grants a security interest in and pledges to Lender, to the extent not prohibited by applicable law, a first priority continuing security interest in and to the following property of Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor), whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Account Collateral”):
     (a) the Collateral Accounts and all cash, checks, drafts, securities entitlements, certificates, instruments and other property, including, without limitation, all deposits and/or wire transfers from time to time deposited or held in, credited to or made to Collateral Accounts;
     (b) any and all amounts invested in Permitted Investments;
     (c) subject to the provisions of Section 3.1.4, all interest, dividends, cash, instruments, securities entitlements and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing or purchased with funds from the Collateral Accounts; and

     (d) to the extent not covered by clauses (a), (b) or (c) above, all proceeds (as defined under the UCC) of any or all of the foregoing.
          In addition to the rights and remedies herein set forth, Lender shall have all of the rights and remedies with respect to the Account Collateral available to a secured party at law or in equity, including, without limitation, the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein.
          This Agreement shall constitute a security agreement for purposes of the Uniform Commercial Code and other applicable law.
     3.1.3 Maintenance of Collateral Accounts. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) agrees that each of the Collateral Accounts is and shall be maintained (i) as a “securities account” (as such term is defined in Section 8-501(a) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 8-106(d)(2) of the UCC) over the Collateral Accounts, (iii) such that no Person other than Lender shall have any right of withdrawal from the Collateral Accounts and, except as provided herein, no Account Collateral shall be released to the Borrower or any Affiliate of Borrower from the Collateral Accounts, (iv) in such a manner that the Cash Management Bank shall agree to treat all property credited to the Collateral Accounts as “financial assets” and (v) such that all securities or other property underlying any financial assets credited to the Collateral Accounts shall be registered in the name of Cash Management Bank, indorsed to Cash Management Bank or in blank or credited to another securities account maintained in the name of Cash Management Bank and in no case will any financial asset credited to any of the Collateral Accounts be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower, except to the extent the foregoing have been specially indorsed to Cash Management Bank or in blank. Without limiting Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain the Collateral Accounts with a financial institution that has executed an agreement substantially in the form of the Account Agreement or in such other form acceptable to Lender in its sole discretion.
     3.1.4 Eligible Accounts. The Collateral Accounts shall be Eligible Accounts. The Collateral Accounts shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking or governmental authority, as may now or hereafter be in effect. Income and interest accruing on the Collateral Accounts or any investments held in such accounts for the benefit of Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall be added to the principal amount of such account on a daily basis (or with such frequency as the Cash Management Bank can accommodate) and shall be held, disbursed and applied in accordance with the provisions of this Agreement and the Account Agreement. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall be the beneficial owner of the Collateral Accounts for federal income tax purposes and shall report all income on the Collateral Accounts.
     3.1.5 Deposits into Sub-Accounts. On the date hereof, Borrower has deposited the following amounts into the Sub-Accounts:
          (i) $1,252,579.76 into the Tax Reserve Account;

          (ii) $1,193,316.37 into the Insurance Reserve Account;
          (iii) $0.00 into the Debt Service Reserve Account;
          (iv) $0.00 into the Master Lease Variable Additional Rent Reserve Account;
          (v) $0.00 into the Structural Repair Reserve Account;
          (vi) $404,310 into the Immediate Repair and Remediation Reserve Account; and
          (vii) $0.00 into the Proceeds Reserve Account; and
          (viii) $0.00 into the LCR Deterioration Reserve Account.
     3.1.6 Monthly Funding of Sub-Accounts; Master Lease Rent Shortfalls; Master Lease Variable Additional Rent Reserve; Sub-Account Shortfalls.
     (a) Monthly Funding of Sub-Accounts. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) hereby irrevocably authorizes Lender to transfer (and, pursuant to the Account Agreement shall irrevocably authorize Cash Management Bank to execute any corresponding instructions of Lender), and Lender shall transfer, from the Holding Account by 11:00 a.m. New York time on the date on which each payment of Master Lease Rent under the Master Lease is made to the Holding Account, or as soon thereafter as sufficient funds are in the Holding Account to make the applicable transfers, commencing on the date of the first payment of Master Lease Rent under the Master Lease following the date of this Agreement, funds in the following amounts and in the following order of priority:
          (i) funds in an amount equal to the Monthly Tax Reserve Amount and any other amounts required pursuant to Section 16.1 for the month in which the transfer from the Holding Account is made to the Tax Reserve Account;
          (ii) funds in an amount equal to the Monthly Insurance Reserve Amount and any other amounts required pursuant to Section 16.2 for the month in which the transfer from the Holding Account is made to the Insurance Reserve Account;
          (iii) funds in an amount equal to the amount of Debt Service due on the Payment Date immediately following the date the transfer from the Holding Account is made to the Debt Service Reserve Account;
          (iv) funds in an amount equal to the Monthly Structural Repair Reserve Amount for the month in which the transfer from the Holding Account is made to the Structural Repair Reserve Account;
          (v) during the continuance of an Event of Default and during any Low LCR Cash Sweep Period, funds in an amount equal to the Master Lease Variable Additional Rent payable under the Master Lease for the month following the month in which the transfer from the Holding Account is made to the Master Lease Variable Additional Rent Reserve Account;

          (vi) during the continuance of an Event of Default or a Low LCR Cash Sweep Period, funds in an amount equal to the balance (if any) remaining or deposited in the Holding Account after the foregoing transfers (such remainder being hereinafter referred to as “Excess Cash Flow”) to the LCR Deterioration Reserve Account; and
          (vii) provided no Low LCR Cash Sweep Period or Event of Default is then continuing, the Excess Cash Flow to the Borrower’s Account.
     (b) Master Lease Rent Shortfalls. If there is a Master Lease Rent Shortfall, subject to the provisions of Section 3.1.6(c) below, Lender shall have the right, at its election, to direct the Cash Management Bank to transfer (but shall not be obligated to so direct the Cash Management Bank to transfer) from the LCR Deterioration Reserve Account to the Holding Account, without notice to Borrower, an amount equal to such Master Lease Rent Shortfall.
     (c) Master Lease Variable Additional Rent Reserve. In the event that no Low LCR Cash Sweep Period or Event of Default is then continuing, Lender shall direct the Cash Management Bank to transfer the funds in the Master Lease Variable Additional Rent Reserve Account to Borrower (or, if directed by Borrower, to Master Lessee). During the continuance of any Low LCR Cash Sweep Period or Event of Default, Lender shall pay or direct the Cash Management Bank to pay from the Master Lease Variable Additional Rent Reserve Account, monthly payments of Master Lease Variable Additional Rent directly to the Person having the right to receive such funds on the respective due dates therefor and shall promptly notify Borrower and Master Lessee of any such payment.
     (d) Sub-Account Shortfalls. If Lender shall reasonably determine that there will be insufficient amounts in the Holding Account to make any of the transfers required pursuant to this Section 3.1.6, Lender shall provide notice to Borrower of such insufficiency (it being understood that in no event shall Lender be required to notify Borrower of any deficiency in the Debt Service Reserve Account, such deficiency on the fifth (5th) day of any month (or, if such fifth (5th) day is not a Business Day then the immediately preceding Business Day) being an Event of Default) and, within five (5) days after receipt of said notice and prior to the expiration of any grace period applicable to such payment, Borrower shall deposit into the Holding Account an amount equal to the shortfall of available funds in the Holding Account taking into account any funds which accumulate in the Holding Account during such five (5) day period. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, Borrower shall not be deemed to be in default hereunder or thereunder in the event funds sufficient for a required transfer are held in an appropriate Sub-Account and Lender or Cash Management Bank fails to timely make any transfer from such Sub-Account, as contemplated by this Agreement, unless due to the negligence or willful misconduct of Borrower.
     (e) Notwithstanding anything to the contrary contained herein or in the Security Instrument, Lender shall have the right, upon five (5) Business Days prior written notice thereof to Borrower, to withdraw from the Holding Account an amount equal to any mortgage recording tax, costs, expenses or other amounts pursuant to Section 19.12 of this Agreement then due and owing and pay such amounts to the Person(s) entitled thereto.

     3.1.7 Required Payments from Sub-Accounts. Borrower irrevocably authorizes Lender to make and, provided no Event of Default shall have occurred and be continuing, Lender hereby agrees to make or to direct the Cash Management Bank to make, the following payments from the Sub-Accounts to the extent of the monies on deposit therefor:
          (i) funds from the Tax Reserve Account to Lender sufficient to permit Lender to pay (A) Impositions and (B) Other Charges, on the respective due dates therefor, and Lender shall so pay such funds to the Governmental Authority having the right to receive such funds;
          (ii) funds from the Insurance Reserve Account to Lender sufficient to permit Lender to pay insurance premiums for the insurance required to be maintained pursuant to the terms of this Agreement and the Security Instrument, on the respective due dates therefor, and Lender shall so pay such funds to the insurance company having the right to receive such funds;
          (iii) funds from the Debt Service Reserve Account to Lender sufficient to pay Debt Service on each Payment Date, and Lender, on each Payment Date, shall apply such funds to the payment of the Debt Service payable on such Payment Date;
          (iv) as provided in Section 16.3, funds from the Structural Repair Reserve Account to the Borrower’s Account to pay for Structural Repairs;
          (v) as provided in Section 16.4, funds from the Immediate Repair and Remediation Reserve Account to the Borrower’s Account to reimburse Borrower for, or to pay, the cost of the Immediate Repairs and Remediation;
          (vi) as applicable, funds from the Master Lease Variable Additional Rent Reserve Account in accordance with Section 3.1.6(c) and Section 16.5(b), and Lender shall so pay such funds to the Person having the right to receive such funds; and
          (vii) as applicable, funds from the LCR Deterioration Reserve Account in accordance with Section 16.5(c).
     3.1.8 Cash Management Bank.
     (a) Lender shall have the right at Borrower’s sole cost and expense to replace the Cash Management Bank with a financial institution reasonably satisfactory to Borrower in the event that (i) the Cash Management Bank fails, in any material respect, to comply with the Account Agreement, (ii) the Cash Management Bank named herein is no longer the Cash Management Bank or (iii) the Cash Management Bank is no longer an Approved Bank. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right at Borrower’s sole cost and expense to replace Cash Management Bank at any time, upon prior written notice to Borrower. Borrower shall cooperate with Lender in connection with the appointment of any replacement Cash Management Bank and the execution by the Cash Management Bank and the Borrower of an Account Agreement and delivery of same to Lender.
     (b) So long as no Event of Default shall have occurred and be continuing, Borrower shall have the right at its sole cost and expense to replace the Cash Management Bank with a financial institution that is an Approved Bank provided that such financial institution and

Borrower shall execute and deliver to Lender an Account Agreement substantially similar to the Account Agreement executed as of the Closing Date, or in such other form reasonably required by Lender or required by the Rating Agencies, with such changes therein as shall be reasonably acceptable to Lender.
     3.1.9 Borrower’s and Maryland Loan Guarantor’s Account Representations, Warranties and Covenants.
     (a) Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) represents, warrants and covenants that as of the date hereof, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) has irrevocably directed the Master Lessee, pursuant to a letter substantially in the form of the Master Lease Rent Payment Direction Letter, to (i) make all payments of Master Lease Scheduled Rent directly to the Holding Account at all times during the term of the Loan and (ii) make all payment of Master Lease Variable Additional Rent directly to the Holding Account at all times during the continuance of a Low LCR Cash Sweep Period or an Event of Default.
     (b) Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) further represents, warrants and covenants that (i) it shall cause Master Lessee to deposit all amounts payable to it pursuant to the Master Lease directly into the Holding Account, (ii) it shall pay or cause to be paid all Rents, Cash and Cash Equivalents or other items of operating income not covered by the preceding subsection (a) within one Business Day after receipt thereof by Borrower or its Affiliates directly into the Holding Account and, until so deposited, any such amounts held by Borrower or its Affiliates shall be deemed to be Account Collateral and shall be held in trust by it for the benefit, and as the property, of Lender and shall not be commingled with any other funds or property of Borrower or its Affiliates, (iii) there are no accounts other than the Collateral Accounts maintained by Borrower or any other Person with respect to the Property or the collection of Rents and (vii) so long as the Loan shall be outstanding, neither Borrower nor any other Person shall open any other operating accounts with respect to the Property or the collection of Rents, except for the Collateral Accounts; provided that Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall not be prohibited from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to the Borrower’s Account pursuant to Section 3.1.6.
     3.1.10 Account Collateral and Remedies.
     (a) Upon the occurrence and during the continuance of an Event of Default, without additional notice from Lender to Borrower, (i) Lender may, in addition to and not in limitation of Lender’s other rights, make any and all withdrawals from, and transfers between and among, the Collateral Accounts as Lender shall determine in its sole and absolute discretion to pay any Obligations, operating expenses and/or Capital Expenditures for the Property, (ii) all Excess Cash Flow shall be retained in the Holding Account or applicable Sub-Accounts and (iii) Lender may liquidate and transfer any amounts then invested in Permitted Investments to the Collateral Accounts to which they relate or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder with respect to any Account Collateral or to preserve the value of the Account Collateral.
     (b) Borrower (and in the case of the Maryland Property, Maryland Loan Guarantor) hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with this Agreement or the Account Collateral. Borrower (and in the case of the Maryland Property, Maryland Loan Guarantor) acknowledges and agrees that twenty (20) days’ prior written notice of the time and place of any public sale of the Account Collateral or any other intended disposition thereof shall be reasonable and sufficient notice within the meaning of the UCC.
     3.1.11 Transfers and Other Liens. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) agrees that it will not (i) sell or otherwise dispose of any of the Account Collateral or (ii) create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Lender under this Agreement.
     3.1.12 Reasonable Care. Beyond the exercise of reasonable care in the custody thereof, Lender shall have no duty as to any Account Collateral in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Account Collateral in its possession if the Account Collateral is accorded treatment substantially equal to that which Lender accords its own property, it being understood that Lender shall not be liable or responsible for any loss or damage to any of the Account Collateral, or for any diminution in value thereof, by reason of the act or omission of Lender, its Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from Lender’s gross negligence or willful misconduct. In no event shall Lender be liable either directly or indirectly for losses or delays resulting from any event which may be the basis of an Excusable Delay, computer malfunctions, interruption of communication facilities, labor difficulties or other causes beyond Lender’s reasonable control or for indirect, special or consequential damages except to the extent of Lender’s gross negligence or willful misconduct. Notwithstanding the foregoing, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) acknowledges and agrees that (i) Lender does not have custody of the Account Collateral, (ii) Cash Management Bank has custody of the Account Collateral, (iii) the initial Cash Management Bank was chosen by Borrower and (iv) Lender has no obligation or duty to supervise Cash Management Bank or to see to the safe custody of the Account Collateral.
     3.1.13 Lender’s Liability.
     (a) Lender shall be responsible for the performance only of such duties with respect to the Account Collateral as are specifically set forth in this Section 3.1 or elsewhere in the Loan Documents, and no other duty shall be implied from any provision hereof. Lender shall not be under any obligation or duty to perform any act with respect to the Account Collateral which would cause it to incur any expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Borrower (and in the case of the Maryland Property, Maryland Loan Guarantor) shall indemnify and hold harmless Lender, its employees and officers, from and against any loss, cost or damage (including, without limitation, reasonable attorneys’

fees and disbursements) incurred by Lender in connection with the transactions contemplated hereby with respect to the Account Collateral except as such may be caused by the gross negligence or willful misconduct of Lender, its employees, officers or agents.
     (b) Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by it in good faith to be genuine, and, in so acting, it may be assumed that any person purporting to give any of the foregoing in connection with the provisions hereof has been duly authorized to do so. Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith.
     3.1.14 Continuing Security Interest. This Agreement shall create a continuing security interest in the Account Collateral and shall remain in full force and effect until payment in full of the Indebtedness. Upon payment in full of the Indebtedness, this security interest shall automatically terminate without further notice from any party and Borrower shall be entitled to the return of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof, and Lender shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release and return of the Account Collateral to Borrower.
          IV. REPRESENTATIONS AND WARRANTIES
     4.1 Borrower Representations. Borrower (and in the case of the Maryland Property, Maryland Loan Guarantor) represents and warrants as of the Closing Date that:
     4.1.1 Organization. Each Borrower and Maryland Loan Guarantor is a limited liability company and has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Guarantor is a corporation and has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Master Lessee is a corporation and has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Georgia with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each Borrower, Maryland Loan Guarantor, Guarantor and Master Lessee has duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each of Borrower, Maryland Loan Guarantor and Guarantor possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) is the ownership of the Property. The organizational structure of Borrower is accurately depicted by the schematic diagram attached hereto as Exhibit K. Neither Borrower nor Maryland Loan Guarantor shall not change its name, identity, corporate form or structure or jurisdiction of organization unless it shall have given Lender thirty (30) days prior written notice of any such change and shall have taken all steps reasonably requested by Lender to grant, perfect, protect and/or preserve the liens and security interest granted to Lender under the Loan Documents.
     4.1.2 Proceedings. Each of Borrower, Maryland Loan Guarantor, Guarantor and Master Lessee has full power, and has taken all necessary action, to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Loan Documents to which such Person is a party have been duly executed and delivered by, or on behalf of, Borrower, Maryland Loan Guarantor, Guarantor and Master Lessee, as applicable, and constitute legal, valid and binding obligations of such Persons, as applicable, enforceable against such Persons, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower, Maryland Loan Guarantor, Guarantor and Master Lessee, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of any such Person pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which any such Person is a party or by which any of such Person’s property or assets is subject (unless consents from all applicable parties thereto have been obtained), nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority, and any material consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower, Maryland Loan Guarantor and Guarantor of this Agreement, except for any violation that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, or any other Loan Documents has been obtained and is in full force and effect.
     4.1.4 Litigation. Except as set forth on Schedule VI attached hereto, there are no arbitration proceedings, governmental investigations, actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to Borrower’s knowledge, threatened against or affecting Borrower, Maryland Loan Guarantor, Guarantor, Master Lessee or any Individual Property (other than (a) claims for nonpayment brought by Borrower, Maryland Loan Guarantor, Guarantor or Master Lessee as plaintiff, and (b) claims (i) which are being covered by insurance, (ii) which are being defended by the relevant insurance company and (iii) as to which Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) has not received a notice from such insurance company that the claim exceeds the total amount of insurance coverage with respect to such claim, provided that none of such unscheduled claims could reasonably be expected to individually or in the aggregate to have a Material Adverse Effect if adversely determined). The actions, suits or proceedings identified on Schedule VI, if determined against Borrower, Maryland Loan Guarantor, Guarantor, Master Lessee or the applicable Individual Property or Individual Properties, would not materially and adversely affect the condition (financial or otherwise) or business of any such Person or the condition or operation of any Individual Property.

     4.1.5 Agreements. The Master Lease and the Subleases constitute all of the agreements to which Borrower or any of its Affiliates are party or are bound which are material to the ownership and operation of any Individual Property other than the Master Lease. Neither Borrower nor Maryland Loan Guarantor is a party to any agreement or instrument or subject to any restriction which is reasonably likely to materially and adversely affect it or its business, properties or assets, operations or condition, financial or otherwise. Neither Borrower nor Maryland Loan Guarantor is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Maryland Loan Guarantor or the Property is bound. Neither Borrower nor Maryland Loan Guarantor has any material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or the Property is otherwise bound, other than (a) obligations constituting Permitted Debt which are incurred in the ordinary course of the ownership and operation of the Property and (b) obligations under the Loan Documents and the Master Lease. There are no prior sales, transfers or assignments of the Master Lease or any portion of the Rents due and payable or to become due and payable which are presently outstanding following the funding of the Loan, other than those being terminated or assigned to Lender concurrently herewith.
     4.1.6 Title. Borrower (or in the case of the Maryland Property, the Maryland Loan Guarantor) has good, marketable and insurable fee simple title to the Land and the Improvements, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Borrower (or in the case of the Maryland Property, the Maryland Loan Guarantor) has good and marketable title to the remainder of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, perfected first mortgage lien on the Land and the Improvements, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all Personal Property (including the Leases) and any leases of equipment from third parties, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. To Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents other than the Permitted Encumbrances. Borrower and Maryland Loan Guarantor represent and warrant that none of the Permitted Encumbrances would individually or in the aggregate reasonably be expected to result in a Material Adverse Effect as of the Closing Date and thereafter. Borrower (or in the case of the Maryland Property, the Maryland Loan Guarantor) shall preserve its right, title and interest in and to the Property for so long as the Notes remains outstanding and will warrant and defend same and the validity and priority of the Lien hereof from and against any and all claims whatsoever other than the Permitted Encumbrances.
     4.1.7 No Bankruptcy Filing. None of Borrower, Maryland Loan Guarantor, Guarantor or Master Lessee is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or property, to Borrower’s knowledge, no Person is contemplating the filing of any such petition against it or against Borrower, Maryland Loan Guarantor, Guarantor or Master Lessee, as applicable.
     4.1.8 Full and Accurate Disclosure. No statement of material fact made by Borrower or Maryland Loan Guarantor in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower or Maryland Loan Guarantor which has not been disclosed which could reasonably be expected to have a Material Adverse Effect.
     4.1.9 All Property. The Property constitutes all of the real property, personal property, equipment and fixtures currently (i) owned or leased by Borrower (or in the case of the Maryland Property, the Maryland Loan Guarantor) and (ii) used in the operation of the business located on the Property, other than the Excluded Personal Property.
     4.1.10 No Plan Assets.
     (a) Neither Borrower nor Maryland Loan Guarantor maintains an employee benefit plan as defined by Section 3(3) of ERISA, which is subject to Title IV of ERISA, and (i) to Borrower’s knowledge, neither Borrower nor Maryland Loan Guarantor has incurred or expect to incur any material liability which is or remains unsatisfied for any taxes or penalties with respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or any “plan,” within the meaning of Section 4975(e)(1) of the Internal Revenue Code or any other benefit plan (other than a multiemployer plan) maintained, contributed to, or required to be contributed to by Borrower (or in the case of the Maryland Property, the Maryland Loan Guarantor) or by any entity that is under common control with Borrower or Maryland Loan Guarantor within the meaning of ERISA Section 4001(a)(14) (a “Plan”) or any plan that would be a Plan but for the fact that it is a multiemployer plan within the meaning of ERISA Section 3(37); and (ii) Borrower (or in the case of the Maryland Property, the Maryland Loan Guarantor) has made and shall continue to make when due all required contributions to all such Plans, if any. Each such Plan has been and will be administered in compliance with its terms and the applicable provisions of ERISA, the Internal Revenue Code, and any other applicable federal or state law; and no action shall be taken or fail to be taken that would result in the disqualification or loss of tax-exempt status of any such Plan intended to be qualified and/or tax exempt; and
     (b) Neither Borrower nor Maryland Loan Guarantor is an employee benefit plan, as defined in Section 3(3) of ERISA, subject to Title I of ERISA, none of the assets of Borrower or Maryland Loan Guarantor constitutes or will constitute plan assets of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 and neither Borrower nor Maryland Loan Guarantor is a governmental plan within the meaning of Section 3(32) of ERISA and transactions by or with Borrower and Maryland Loan Guarantor are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.
     4.1.11 Compliance. To Borrower’s knowledge, Borrower, Maryland Loan Guarantor and the Property and the use thereof comply in all material respects with all applicable Legal

Requirements, including, without limitation, building and zoning ordinances and codes. To Borrower’s knowledge, neither Borrower nor Maryland Loan Guarantor is in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority. To Borrower’s knowledge, there has not been committed by Borrower or Maryland Loan Guarantor any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s or Maryland Loan Guarantor’s obligations under any of the Loan Documents.
     4.1.12 Financial Information. To Borrower’s knowledge, all financial data including, without limitation, the statements of cash flow and income and operating expense, that have been delivered by or on behalf of Borrower to Lender in respect of the Property (i) are true, complete and correct in all material respects, (ii) fairly represent the financial condition of the Property as of the date of such reports and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. To Borrower’s knowledge, neither Borrower nor Maryland Loan Guarantor has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and could reasonably be expected to have a Material Adverse Effect. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or Maryland Loan Guarantor from that set forth in said financial statements.
     4.1.13 Condemnation. No Taking is pending or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property. No Taking is pending or, to Borrower’s knowledge, is contemplated for the relocation of roadways providing access to the Property.
     4.1.14 Federal Reserve Regulations. None of the proceeds of the Loan will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U, Regulation X or Regulation T or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X. As of the Closing Date, neither Borrower nor Maryland Loan Guarantor owns any “margin stock.”
     4.1.15 Utilities and Public Access. Each Individual Property has rights of access to one or more public ways, either directly or through a recorded easement set forth in, and insured under, the Title Policy. Each Individual Property is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. To Borrower’s knowledge, all utilities necessary to the existing use of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Policy. All roads necessary for the use of the each Individual Property for its current purposes have been completed and, if necessary, dedicated to public use.

     4.1.16 Not a Foreign Person. Neither Borrower nor Maryland Loan Guarantor is a foreign person within the meaning of §1445(f)(3) of the Code.
     4.1.17 Separate Lots. Each Individual Property is comprised of one (1) or more contiguous parcels which constitute a separate tax lot or lots and does not constitute or include a portion of any other tax lot not a part of such Individual Property.
     4.1.18 Subdivision. The Individual Properties comply in all material respects with all applicable subdivision laws, ordinances and regulations.
     4.1.19 Enforceability. The Loan Documents are not subject to any existing right of rescission, set-off, counterclaim or defense by Borrower or Maryland Loan Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)), and neither Borrower nor Maryland Loan Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
     4.1.20 Assessments. To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
     4.1.21 Insurance. Borrower has obtained and, to the extent requested by Lender, has delivered to Lender evidence of all insurance policies required under this Agreement, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Borrower has not, and to Borrower’s knowledge no Person has, done by act or omission anything which would impair the coverage of any such policy.
     4.1.22 Use of Property. Each Individual Property is used primarily as a distribution facility, other than the Individual Property located in Englewood, Colorado, which Individual Property is used by the Borrower for office purposes.
     4.1.23 Certificate of Occupancy; Licenses. To Borrower’s knowledge, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower (or in the case of the Maryland Property, the Maryland Loan Guarantor) for the legal use, occupancy and operation of each Individual Property for its current use as a distribution facility (or, in the case of the Individual Property located in Englewood, Colorado, an office building) (collectively, the “Licenses”), have been obtained and are in full force and effect. Borrower (or in the case of the Maryland Property, the Maryland Loan Guarantor) shall keep and maintain all Licenses necessary for the operation of each Individual Property in accordance with its current use as aforesaid. To Borrower’s knowledge, the use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property.
     4.1.24 Flood Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, except as identified on the flood certifications delivered to Lender prior to the date hereof, and Borrower has obtained the insurance required under Article VI with respect to any Improvements located in any such special flood hazards.
     4.1.25 Physical Condition. To Borrower’s knowledge and except as expressly disclosed in the Physical Conditions Reports, the Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to Borrower’s knowledge and except as expressly disclosed in the Physical Conditions Reports, there exists no structural or other material defects or damages in or to the Property, whether latent or otherwise, and neither Borrower nor Maryland Loan Guarantor has received any written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
     4.1.26 Boundaries. Except as set forth in and insured pursuant to the Title Policy, to Borrower’s knowledge and in reliance on the Surveys, (a) all of the Improvements lie wholly within the boundaries and building restriction lines of the Land relating to the applicable Individual Property, (b) no improvements on adjoining properties encroach upon the Land, and (c) no easements or other encumbrances upon the Land encroach upon any of the Improvements.
     4.1.27 Leases and Subleases. The Property is not subject to any Leases other than the Master Lease. To Borrower’s knowledge, the Property is not subject to any Subleases other than the Subleases set forth on Schedule IV attached hereto. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Master Lease and the Subleases. The Master Lease and, to Borrower’s knowledge, the current Subleases are in full force and effect and to Borrower’s knowledge, there are no material defaults thereunder by either party (other than as expressly disclosed on Schedule IV or in the estoppel certificates, if any, delivered to Lender in connection with the closing of the Loan) and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder. No Master Lease Rent has been paid more than one (1) month in advance of its due date, except as disclosed in the Master Lease SNDA delivered to Lender in connection with the closing of the Loan. There has been no prior sale, transfer or assignment, hypothecation or pledge by Borrower (or in the case of the Maryland Property, the Maryland Loan Guarantor) or Master Lessee of the Master Lease or of the Master Lease Rents received therein, which will be outstanding following the funding of the Loan, other than those being assigned to Lender concurrently herewith. To Borrower’s knowledge, no Tenant under any Sublease has a right or option pursuant to such Sublease or otherwise to purchase all or any part of the Property of which the leased premises are a part. Master Lessee does not have a right or option pursuant to the Master Lease or otherwise to purchase all or any part of the Property of which the leased premises are a part.
     4.1.28 Filing and Recording Taxes. To Borrower’s knowledge, all transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower (or in the case of the Maryland Property, the Maryland Loan Guarantor) have been paid and the granting and recording of the Security Instrument and the UCC financing statements required to be filed in connection with the Loan. To Borrower’s knowledge, all mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid, and, under current Legal Requirements, the Security Instrument is enforceable against Borrower (or in the case of the Maryland Property, the Maryland Loan Guarantor) in accordance with its terms by Lender (or any subsequent holder thereof) subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law.
     4.1.29 Single Purpose Entity/Separateness.
     (a) Until the Indebtedness has been paid in full, Borrower and Maryland Loan Guarantor hereby represent, warrant and covenant that Borrower, Maryland Loan Guarantor and each other SPE Entity is, shall be, and shall continue to be, a Single Purpose Entity.
     (b) To Borrower’s knowledge, all of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and any assumptions made in any subsequent non-consolidation opinion delivered in connection with the Loan Documents (an “Additional Non-Consolidation Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Each of Borrower Maryland Loan Guarantor has complied and will comply with all of the assumptions made with respect to it in the Non-Consolidation Opinion. Each of Borrower and Maryland Loan Guarantor will have complied and will comply with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion. Each entity other than Borrower and Maryland Loan Guarantor with respect to which an assumption shall be made in any Additional Non-Consolidation Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion.
     4.1.30 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.
     4.1.31 No Change in Facts or Circumstances; Disclosure. To Borrower’s knowledge , all financial statements submitted by Borrower in connection with the Loan are accurate, complete and correct in all material respects. All other material written information, reports, certificates and other documents submitted by Borrower to Lender in connection with the Loan are, to Borrower’s knowledge, accurate, complete and correct in all material respects except as would not have a Material Adverse Effect. Except with respect to such representations and warranties contained in this Agreement or in any other Loan Document which are qualified as being made to Borrower’s knowledge, all representations and warranties made by Borrower or Maryland Loan Guarantor in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects except as would not have a Material Adverse Effect.

There has been no material adverse change known to Borrower in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the Property or the business operations or the financial condition of Borrower or Maryland Loan Guarantor.
     4.1.32 Tax Filings. To the extent required by applicable law, each of Borrower and Maryland Loan Guarantor has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower and Maryland Loan Guarantor.
     4.1.33 Solvency/Fraudulent Conveyance. Neither Borrower nor Maryland Loan Guarantor (a) has entered into the transaction contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s and Maryland Loan Guarantor’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s and Maryland Loan Guarantor’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s and Maryland Loan Guarantor’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s and Maryland Loan Guarantor’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. Borrower’s and Maryland Loan Guarantor’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Neither Borrower nor Maryland Loan Guarantor intends to, and does not believe that it will, incur Debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations).
     4.1.34 Investment Company Act. Neither Borrower nor Maryland Loan Guarantor is (a) an investment company or a company Controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended, (b) a holding company or a subsidiary company of a holding company or an affiliate of either a holding company or a subsidiary company within the mean of the Public Utility Holding Company Act of 1935, as amended or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
     4.1.35 Labor. No organized work stoppage or labor strike is pending or, to Borrower’s knowledge, threatened by employees and other laborers at the Property. Neither Borrower nor Maryland Loan Guarantor (i) is involved in or, to Borrower’s knowledge, threatened with, any labor dispute, grievance or litigation relating to labor matters involving any employees and other laborers at the Property, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints which, if adversely determined, would have a Material Adverse Effect, (ii) has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act or (iii) is not a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and other laborers at the Property and no such agreement or contract is currently being negotiated by Borrower or Maryland Loan Guarantor.
     4.1.36 Brokers. Except for Broker, neither Borrower (or Maryland Loan Guarantor) nor Lender has dealt with any broker or finder with respect to the transactions contemplated by the Loan Documents, and neither party has done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by either party of any brokerage fee, charge, commission or other compensation to any Person with respect to the transactions contemplated by the Loan Documents. Each of Borrower and Maryland Loan Guarantor covenants and agrees that it shall pay as and when due any and all brokerage fees, charges, commissions or other compensation or reimbursement due to Broker with respect to the transactions contemplated by the Loan Documents. Borrower, Maryland Loan Guarantor and Lender shall each indemnify and hold harmless the other from and against any loss, liability, cost or expense, including any judgments, attorneys’ fees, or costs of appeal, incurred by the other party and arising out of or relating to any breach or default by the indemnifying party of its representations, warranties and/or agreements set forth in this Section 4.1.36. The provisions of this Section 4.1.36 shall survive the expiration and termination of this Agreement and the payment of the Indebtedness.
     4.1.37 No Other Debt. Neither Borrower nor Maryland Loan Guarantor has borrowed or received debt financing that has not been heretofore repaid in full, other than the Permitted Debt.
     4.1.38 Taxpayer Identification Number. Borrower’s and Maryland Loan Guarantor’s Federal taxpayer identification number is as set forth on Schedule VIII.
     4.1.39 Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws. (i) None of the Borrower, Master Lessee, Maryland Loan Guarantor or any Guarantor or any Person who owns any equity interest in or Controls any of such listed Persons currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person, and (ii) none of Borrower, Maryland Loan Guarantor or Guarantor is in violation of any Legal Requirements relating to anti-money laundering or anti-terrorism, including, without limitation, Legal Requirements related to transacting business with Prohibited Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time. To Borrower’s knowledge, no Tenant currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person, and no Tenant is owned or Controlled by a Prohibited Person.
     4.1.40 Rights of First Refusal or First Offer to Lease or Purchase. No Person, whether pursuant to a Lease or a Sublease or otherwise has a right of first refusal, right of first offer or other right or option pursuant to such Lease or Sublease or otherwise to lease or purchase or to restrict or impose requirements upon the lease or purchase of all or any part of any Individual Property.

     4.2 Survival of Representations. Borrower and Maryland Loan Guarantor agree that all of the representations and warranties of Borrower and Maryland Loan Guarantor set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lenders under this Agreement or any of the other Loan Documents by Borrower or Maryland Loan Guarantor (it being understood, however, that except as otherwise provided in this Agreement or any of the other Loan Documents, such representations and warranties shall be true and correct only as of the date hereof). All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower and Maryland Loan Guarantor shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
     4.3 Borrower’s or Maryland Loan Guarantor’s Knowledge. Wherever in this Agreement a representation and warranty is made to Borrower’s knowledge (and variations thereon used herein, including an Individual Borrower’s knowledge), or to the knowledge of Borrower (and variations thereon used herein, including to the knowledge of an Individual Borrower, such representation and warranty shall also be deemed to be limited to Maryland Loan Guarantor’s, and such knowledge shall mean the actual (as opposed to constructive or imputed) knowledge of any of the following individuals after reasonable inquiry under the circumstances of the applicable representation and warranty: Gary Cummings, Vice President of Real Estate and Doug Goforth, Controller, which Persons Borrower and Maryland Loan Guarantor hereby represent and warrant are in a position to have meaningful knowledge with respect to the subject matter of such representations and warranties.
          V. BORROWER AND MARYLAND LOAN GUARANTOR COVENANTS
     5.1 Affirmative Covenants. From the Closing Date and until payment and performance in full of all obligations of Borrower and Maryland Loan Guarantor under the Loan Documents or the earlier release of the Liens of the Security Instrument encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, each of Borrower and Maryland Loan Guarantor hereby covenants and agrees with Lenders that:
     5.1.1 Performance by Borrower and Maryland Loan Guarantor. Each of Borrower and Maryland Loan Guarantor shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, it, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, it, as applicable, without the prior written consent of Lender.
     5.1.2 Existence; Compliance with Legal Requirements; Insurance. Subject to Borrower’s (or in the case of the Maryland Property, Maryland Loan Guarantor’s) right of contest pursuant to Section 7.3, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor’s) shall at all times comply and cause Master Lessee and the Property to be in compliance with all Legal Requirements applicable to Borrower, Maryland Loan Guarantor, Master Lessee and/or the Property and/or the uses permitted upon the Property. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor’s) shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary to comply with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower or Maryland Loan Guarantor, and neither Borrower nor Maryland Loan Guarantor shall knowingly permit Master Lessee to commit any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s or Maryland Loan Guarantor’s obligations under any of the Loan Documents. Each of Borrower and Maryland Loan Guarantor hereby covenants and agrees not to commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor’s) shall at all times maintain, preserve and protect all franchises and trade names, and preserve all the remainder of its property used in the conduct of its business and shall keep or cause the Master Lessee to keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully set forth in the Security Instrument. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor’s) shall keep the Property insured at all times to such extent and against such risks, and maintain liability and such other insurance, as is more fully set forth in this Agreement.
     5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or, to Borrower’s knowledge, threatened in writing against Borrower, Maryland Loan Guarantor, Master Lessee or the Property which, if determined adversely, would reasonably be expected to have a Material Adverse Effect.
     5.1.4 Single Purpose Entity. Each of Borrower, Maryland Loan Guarantor and each other SPE Entity has been since the date of its formation and shall remain a Single Purpose Entity.
     (a) Each of Borrower, Maryland Loan Guarantor and each other SPE Entity shall continue to maintain its own deposit account or accounts, separate from those of any Affiliate, with commercial banking institutions. None of the funds of Borrower, Maryland Loan Guarantor or any other SPE Entity will be diverted to any other Person or for other than business uses of Borrower, Maryland Loan Guarantor or such other SPE Entity, as applicable, nor will such funds be commingled with the funds of any other Affiliate.
     (b) To the extent that Borrower, Maryland Loan Guarantor or any other SPE Entity shares the same officers or other employees as any of Borrower, Maryland Loan Guarantor, any other SPE Entity or their Affiliates, the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees.
     (c) To the extent that Borrower, Maryland Loan Guarantor or any other SPE Entity jointly contracts with any of Borrower, Maryland Loan Guarantor, any other SPE Entity or any of their Affiliates, as applicable, to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities, and each such entity shall bear its fair share of such costs. To the extent that any of Borrower,

Maryland Loan Guarantor or any other SPE Entity contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs. All material transactions between (or among) Borrower, Maryland Loan Guarantor or each other SPE Entity and any of their respective Affiliates shall be conducted on substantially the same terms (or on more favorable terms for Borrower, Maryland Loan Guarantor or any other SPE Entity, as applicable) as would be conducted with third parties.
     (d) To the extent that Borrower, Maryland Loan Guarantor any other SPE Entity or any of their Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.
     (e) Borrower, Maryland Loan Guarantor and each other SPE Entity shall conduct its affairs strictly in accordance with its organizational documents, and observe all necessary, appropriate and customary corporate, limited liability company or partnership formalities, as applicable, including, but not limited to, obtaining any and all members’ consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, without limitation, payroll and intercompany transaction accounts.
     (f) In addition, Borrower, Maryland Loan Guarantor and each other SPE Entity shall each: (i) maintain books and records separate from those of any other Person; (ii) maintain its assets in such a manner that it is not more costly or difficult to segregate, identify or ascertain such assets; (iii) hold regular meetings of its board of directors, shareholders, partners or members, as the case may be, and observe all other corporate, partnership or limited liability company, as the case may be, formalities; (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity; (v) prepare separate tax returns and financial statements, or if part of a consolidated group, it will be shown as a separate member of such group; (vi) transact all business with its Affiliates on an arm’s-length basis and pursuant to enforceable agreements; (vii) conduct business in its name and use separate stationery, invoices and checks; (viii) not commingle its assets or funds with those of any other Person; and (ix) not assume, guarantee or pay the debts or obligations of any other Person.
     5.1.5 Consents. If Borrower, Maryland Loan Guarantor or any other SPE Entity is a corporation, the board of directors of such Person may not take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of the board of directors unless all of the directors, including the Independent Directors, shall have participated in such vote. If Borrower, Maryland Loan Guarantor or any other SPE Entity is a limited liability company, (a) if such Person is managed by a board of managers, the board of managers of such Person may not take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of the board of managers unless all of the managers, including the Independent Managers, shall have participated in such vote, (b) if such Person is not managed by a board of managers, the members of such Person may not take any action requiring the affirmative vote of one hundred percent (100%) of the members of such Person unless all of the members, including the Independent Members, shall have participated in such vote. An affirmative vote of one hundred percent (100%) of the directors, board of managers or members, as applicable, of Borrower, Maryland Loan Guarantor and any other SPE Entity shall be required to (i) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings or to authorize Borrower, Maryland Loan Guarantor or any other SPE Entity to do so or (ii) file an involuntary bankruptcy petition against any Affiliate. Furthermore, the formation documents of Borrower, Maryland Loan Guarantor and each other SPE Entity shall expressly state that for so long as the Loan is outstanding, none of Borrower, Maryland Loan Guarantor nor any other SPE Entity shall be permitted to (i) dissolve, liquidate, consolidate, merge or sell all or substantially all of the assets of Borrower, Maryland Loan Guarantor or any other SPE Entity, other than in connection with the repayment of the Loan or (ii) engage in any other business activity and such restrictions shall not be modified or violated for so long as the Loan is outstanding.
     5.1.6 Access to Property. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall permit agents, representatives and employees of Lender and the Rating Agencies to inspect the Property or any part thereof during normal business hours on Business Days upon reasonable advance notice.
     5.1.7 Notice of Default. Borrower and Maryland Loan Guarantor shall promptly advise Lender (a) of any event or condition that has or is likely to have a Material Adverse Effect and (b) of the occurrence of any Default or Event of Default of which Borrower has knowledge.
     5.1.8 Cooperate in Legal Proceedings. Borrower and Maryland Loan Guarantor shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to affect, in any material adverse way, the rights of Lender hereunder or under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings which may have a Material Adverse Effect.
     5.1.9 Insurance.
     (a) Borrower and Maryland Loan Guarantor shall cooperate with Lender in obtaining for Lender the benefits of any Proceeds lawfully or equitably payable in connection with any Individual Property and Lender shall be reimbursed for any actual out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Proceeds.
     (b) Borrower and Maryland Loan Guarantor shall comply with all Insurance Requirements and shall not bring or keep or permit to be brought or kept any article upon any of the Property or cause or permit any condition to exist thereon which would be prohibited by any Insurance Requirement, or would invalidate insurance coverage required hereunder to be maintained by Borrower or Maryland Loan Guarantor on or with respect to any part of the Property pursuant to Section 6.1.
     5.1.10 Further Assurances; Severance of Notes and Mezzanine Loan.
     (a) Borrower and Maryland Loan Guarantor shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Lender all documents, and take all actions, reasonably required by Lender from time to time to confirm the rights created or now or hereafter intended to be created under this Agreement and the other Loan Documents and any security interest created or purported to be created thereunder, to protect and further the validity, priority and enforceability of this Agreement and the other Loan Documents, to subject to the Loan Documents any property of Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor’s) intended by the terms of any one or more of the Loan Documents to be encumbered by the Loan Documents, or otherwise carry out the purposes of the Loan Documents and the transactions contemplated thereunder.
     (b) Borrower and Maryland Loan Guarantor each agrees that it shall, upon request, reasonably cooperate with Lender in connection with any request by Lender to sever one or more of the Notes into two (2) or more separate substitute notes in an aggregate principal amount equal to the Principal Amount and to reapportion the Loan among such separate substitute notes, including, without limitation, by executing and delivering to Lender new substitute notes to replace the applicable Note or Notes, amendments to or replacements of existing Loan Documents to reflect such severance and/or Opinions of Counsel with respect to such substitute notes, amendments and/or replacements. Borrower shall bear no costs or expenses in connection with any such severance or bifurcation, except that Borrower shall be responsible for one hundred percent (100%) of the costs and expenses of Borrower and Lender with respect to the initial bifurcation of the Loan and the related transfer of a portion of the Loan to Wachovia. Any such substitute notes may have varying principal amounts and economic terms, provided, however, that (i) Borrower shall not be required to incur, suffer or accept (except to a de minimis extent)) any greater obligations or liabilities than as currently set forth in the Loan Documents, (ii) the maturity date of any such substitute notes shall be the same as the scheduled Maturity Date of the Notes immediately prior to the issuance of such substitute notes, (iii) the weighted average Interest Rate (as defined in the Notes) for the term of the substitute notes shall not exceed the Interest Rate (as defined in the Notes) under the Notes, whether before, after or during an Event of Default (it being acknowledged that the Default Rate shall be applicable during the continuance of an Event of Default); and (iv) the economics of the Loan, taken as a whole, shall not change in a manner which is adverse to Borrower. Subject to the foregoing clauses (i) through (iv), upon the occurrence and during the continuance of an Event of Default, Lender may apply payment of all sums due under such substitute notes in such order and priority as Lender shall elect in its sole and absolute discretion.
     (c) Borrower, Maryland Loan Guarantor and Lender agree that, subject to the conditions set forth in the last sentence of this Section 5.1.11(c), Lender may, at any time, elect to reduce the mortgage debt on the Property and re-size the principal amount of the Loan and allocate the reduced portion to one or more mezzanine loans (a “Mezzanine Loan”). In connection with the foregoing, at Lender’s sole cost and expense, Borrower and Maryland Loan Guarantor each agrees to (i) create one or more (as applicable) new single purpose entities which will become the mezzanine borrower (a “Mezzanine Borrower”) and cause the Mezzanine Borrower and any members of Mezzanine Borrower to enter into the documents deemed reasonably necessary by Lender to evidence the Mezzanine Loan, including, without limitation, a promissory note and a mezzanine loan agreement and such other documents reasonably required by Lender which are in a form and substance reasonably satisfactory to Borrower and substantially similar to the Loan Documents (collectively, the “Mezzanine Loan Documents”); (ii) cause Mezzanine Borrower to pledge the equity interests in Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor); and (iii) execute and deliver such documents and other agreements reasonably required by Lender to reduce the amount of the mortgage debt encumbering the Property, including, without limitation, an amendment to the Notes and the other Loan Documents, an endorsement to the Title Policy reflecting a change in the insured amount thereunder, legal opinions and other customary loan documentation. Borrower’s and Maryland Loan Guarantor’s obligations under the foregoing provisions of this Section 5.1.11(c) are subject to the condition that (A) Borrower shall bear no costs or expenses in connection therewith; (B) Borrower shall not be required to incur, suffer or accept (except to a de minimis extent)) any greater obligations or liabilities than as currently set forth in the Loan Documents; (C) the maturity date of any mezzanine notes shall be the same as the scheduled Maturity Date of the Notes immediately prior to the issuance of such mezzanine notes; (D) the weighted average Interest Rate (as defined in the Notes) for the term of the mezzanine notes shall not exceed the Interest Rate (as defined in the Notes) under the Notes, whether before, after or during an Event of Default (it being acknowledged that the Default Rate shall be applicable during the continuance of an Event of Default); and (E) the economics of the Loan, taken as a whole, shall not change in a manner which is adverse to Borrower.
     5.1.11 Mortgage Taxes. Borrower and Maryland Loan Guarantor shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Notes or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. In the case of the Maryland Property, such taxes shall include any recordation taxes imposed by Title 12 of the Tax-Property Article of the Maryland Annotated Code (1994 Replacement Volume), as amended from time to time, including any fines, penalties, interest or similar charges arising from the non-payment thereof, which may now or hereafter become due and payable in connection with the Security Instrument and shall be paid by Borrower and Maryland Loan Guarantor as and when the same becomes due and payable, whether at the time of the recording of the Security Instrument or any later date. Subject to the terms and provisions of Section 18.1 of this Agreement, Borrower and Maryland Loan Guarantor shall, jointly and severally, indemnify, defend and hold harmless Lender from and against any and all claims, charges, actions, suits, proceedings, law suits, obligations, losses, damages, expenses or liabilities, including attorney’s fees, suffered or incurred by Lender as a result of any assessment by any applicable governmental authority with respect to recording fees and expenses. This indemnity shall be a continuing one and shall be unaffected by repayment of the Loan.
     5.1.12 Business and Operations. Borrower and Maryland Loan Guarantor shall each continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall qualify to do business and shall remain in good standing under the laws of the State in which the Property is located to the extent required for the ownership, maintenance, management and operation of the Property.
     5.1.13 Title to the Property. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor’s) shall warrant and defend (a) its title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Security Instrument, the Assignment of Leases and this Agreement on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower and Maryland Loan Guarantor shall reimburse Lender for any losses, costs, damages or expenses

(including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.
     5.1.14 Costs of Enforcement. In the event (a) that this Agreement or the Security Instrument is foreclosed upon in whole or in part or that this Agreement or the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any security agreement prior to or subsequent to this Agreement encumbering any Individual Property in which proceeding Lender is made a party, or a mortgage prior to or subsequent to the Security Instrument encumbering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Maryland Loan Guarantor or any of their respective constituent Persons or an assignment by Borrower, Maryland Loan Guarantor or any of their respective constituent Persons for the benefit of its creditors, Borrower and Maryland Loan Guarantor, and their successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.
     5.1.15 Estoppel Statements.
     (a) Borrower and Maryland Loan Guarantor shall, from time to time, upon thirty (30) days’ prior written request from Lender, execute, acknowledge and deliver to the Lender, an Officer’s Certificate, stating that this Agreement and the other Loan Documents are unmodified and in full force and effect (or, if there have been modifications, that this Agreement and the other Loan Documents are in full force and effect as modified and setting forth such modifications), stating the amount of accrued and unpaid interest and the outstanding principal amount of the Notes and containing such other information with respect to the Borrower, Maryland Loan Guarantor, the Property and the Loan as Lender shall reasonably request. The estoppel certificate shall also state that to Borrower’s knowledge either that no Event of Default exists hereunder or, if any Event of Default shall exist hereunder, specify such Event Default and the steps being taken to cure such Event of Default.
     (b) Lender shall, from time to time, upon thirty (30) days’ prior written request from Borrower, execute, acknowledge and deliver to the Borrower, a certificate executed by an officer of Lender, stating that this Agreement and the other Loan Documents are unmodified and in full force and effect (or, if there have been modifications, that this Agreement and the other Loan Documents are in full force and effect as modified and setting forth such modifications), stating the amount of accrued and paid interest and the outstanding balance of the Notes, and such other information as Borrower may reasonably request. The estoppel certificate shall also state whether Lender has issued any notice of an Event of Default.
     5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.
     5.1.17 No Joint Assessment. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall not suffer, permit or initiate the joint assessment of the Property, (a) with any other real property constituting a tax lot separate from the Property and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.
     5.1.18 No Further Encumbrances. Borrower shall do, or cause to be done, all things necessary to keep and protect the Property and all portions thereof unencumbered from any Liens, easements or agreements granting rights in or restricting the use or development of the Property, except for (a) Permitted Encumbrances, (b) Liens permitted pursuant to the Loan Documents, (c) Liens for Impositions prior to the imposition of any interest, charges or expenses for the non-payment thereof and (d) any Liens permitted pursuant to the Leases.
     5.1.19 Leases and Material Subleases. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall, promptly after receipt thereof, deliver to Lender a copy of any notice received with respect to the Leases or any Material Subleases claiming that Borrower, Maryland Loan Guarantor or Master Lessee, as applicable, is in default in the performance or observance of any of the material terms, covenants or conditions of any of the Leases or Material Subleases.
     5.1.20 Management.
     (a) Borrower(or in the case of the Maryland Property, Maryland Loan Guarantor) shall, and shall use commercially reasonable efforts to cause any third party property manager under any management agreement executed pursuant to Section 5.2.14 to, (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under such management agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any “event of default” under such management agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, capital expenditures plan, property improvement plan and any other notice, report and estimate received by it under such management agreement; and (iv) enforce in a commercially reasonable manner the performance and observance of all of the covenants and agreements required to be performed and/or observed by it under such management agreement.
     (b) If (a) an Event of Default has occurred and is continuing or (b) the third party property manager under any management agreement executed pursuant to Section 5.2.14 shall become insolvent, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall, at the request of Lender, terminate or cause Master Lessee to terminate such management agreement and replace the third party property manager thereunder with a third party property manager approved by Lender in accordance with Section 5.2.14.
     5.1.21 Master Lease.
     (a) Each Individual Property shall at all times be leased directly and exclusively by the Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) to Master Lessee under the Master Lease (and not to any other Person under the Master Lease or any replacement Master Lease). Master Lessee shall be permitted to enter into Leases subject to and in accordance with Section 8.7.

     (b) The Master Lease shall have a term extending at least through 2021.
     (c) The Master Lease shall require Master Lessee to make payments of Master Lease Rent. Pursuant to the Master Lease and the Master Lease Rent Payment Direction Letter (i) all Master Lease Scheduled Rent shall at all times during the term of the Loan be made directly to the Holding Account (the Master Lessee Base Rent portion of which shall be payable on a monthly basis), (ii) other than during any Low LCR Cash Sweep Period or any period during which an Event of Default is continuing, all Master Lease Variable Additional Rent shall be paid directly by Master Lessee to the Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) or to the party entitled to such sums, as specified in the Master Lease, and (iii) during any Low LCR Cash Sweep Period or any period during which an Event of Default is continuing, all Master Lease Variable Additional Rent shall be paid directly to the Holding Account, and none of the foregoing payments of Master Lease Rent under clauses (i) and (iii) above shall be deemed made until such payment has been deposited into the Holding Account. Lender shall pay all Master Lease Variable Additional Rent directly to the Person having the right to receive such funds on or prior to the respective due dates therefore, and shall promptly notify Borrower of such payments in accordance with the terms of Section 3.1.6.
     (d) The Master Lease shall require the Master Lessee to prepare applicable reports of expenses and revenue in accordance with Article XI and to submit copies to Lender.
     (e) Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall not terminate the Master Lease or consent to the termination of the Master Lease without the prior written consent of Lender. The Master Lease shall provide for the release of an Individual Property therefrom only in connection with (i) a casualty or Taking in the circumstances set forth therein, (ii) the payment of amounts with respect to such Individual Property as required by, and the release of such Individual Property from the lien of the Security Instrument pursuant to, the provisions of Section 2.3, (iii) the release of an Outparcel, or (iv) the substitution of an Individual Property with a Replaced Property in accordance with the provisions of Section 2.3. Upon any such release of an Individual Property from the Master Lease, the Master Lease will be amended to reduce the Master Lease Rent by the amount allocable to such Individual Property (as specified in the Master Lease).
     (f) Except for the Assignment of Leases and the Permitted Encumbrances, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall not shall pledge, transfer, sublease, assign, mortgage, encumber, or allow to be encumbered its interest in the Master Lease or any interest therein without the prior written consent of the Lender. The Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall not permit and shall not consent to any assignment by the Master Lessee of its interest in the Master Lease or its rights and interests thereunder without the prior written consent of the Lender.
     (g) Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall not, without the prior written consent of Lender, (i) renew (other than pursuant to renewal rights expressly set forth in the Master Lease), extend, release any Individual Property from (except in connection with a Property Release, the release of an Outparcel, a Defeasance or a Substitution in compliance with Sections 2.3.4, 2.3.5, 2.3.6 and 2.3.7 hereof), terminate, waive any provisions of, reduce rents or other sums payable under, accept a surrender of, or shorten the term of, the Master Lease, (ii) waive any provisions of the Master Lease or (iii) amend or modify any provision of the Master Lease in any material respect except as permitted in the last sentence of Section 5.1.21(e).
     (h) The Master Lease shall be subject and subordinate to the Loan pursuant to the Master Lease SNDA. Each of Borrower and Maryland Loan Guarantor agrees to terminate the Master Lease and/or exercise and enforce its remedies under the Master Lease as directed by Lender following an event of default under the Master Lease, as more particularly set forth in Section 2(B) of the Master Lease SNDA.
     (i) Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Master Lease and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of default by Master Lessee under the Master Lease; (iii) promptly deliver to Lender a copy of each financial statement, capital expenditures plan, property improvement plan and any other notice, report and estimate received by it under the Master Lease; and (iv) enforce in a commercially reasonable manner the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Master Lessee under the Master Lease.
     5.2 Negative Covenants. From the Closing Date until payment and performance in full of all obligations of Borrower and Maryland Loan Guarantor under the Loan Documents or the earlier release of the Lien of this Agreement or the Security Instrument in accordance with the terms of this Agreement and the other Loan Documents, Borrower and Maryland Loan Guarantor each covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
     5.2.1 Incur Debt. Incur, create or assume any Debt other than Permitted Debt or Transfer or lease all or any part of the Property or any interest therein, except as permitted in the Loan Documents;
     5.2.2 Encumbrances. Incur, create or assume or permit the incurrence, creation or assumption of any Debt secured by an interest in Borrower, Maryland Loan Guarantor, Master Lessee or any other SPE Entity;
     5.2.3 Engage in Different Business. Engage, directly or indirectly, in any business other than that of entering into this Agreement and the other Loan Documents to which Borrower and/or Maryland Loan Guarantor is a party and the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property and activities related thereto;
     5.2.4 Make Advances. Make advances or make loans to any Person, or hold any investments, except as expressly permitted pursuant to the terms of this Agreement or any other Loan Document;
     5.2.5 Partition. Partition any Individual Property;
     5.2.6 Commingle. Commingle its assets with the assets of any of its Affiliates;

     5.2.7 Guarantee Obligations. Guarantee any obligations of any Person;
     5.2.8 Transfer Assets. Transfer any asset other than in the ordinary course of business or Transfer any interest in the Property except, in each case, as may be permitted hereby or in the other Loan Documents;
     5.2.9 Amend Organizational Documents. Amend or modify any of its organizational documents without Lender’s consent, other than in connection with any Transfer permitted pursuant to Article VIII or to reflect any change in capital accounts, contributions, distributions, allocations or other provisions that do not and could not reasonably be expected to have a Material Adverse Effect and provided that Borrower, Maryland Loan Guarantor and each other SPE Entity each remain a Single Purpose Entity;
     5.2.10 Dissolve. Dissolve, wind-up, terminate, liquidate, merge with or consolidate into another Person, except as expressly permitted pursuant to this Agreement;
     5.2.11 Bankruptcy. (i) File a bankruptcy or insolvency petition or otherwise institute insolvency proceedings, (ii) dissolve, liquidate, consolidate, merge or sell all or substantially all of Borrower’s or Maryland Loan Guarantor’s assets other than in connection with the repayment of the Loan, (iii) engage in any other business activity or (iv) file or solicit the filing of an involuntary bankruptcy petition against Borrower, Maryland Loan Guarantor, Master Lessee, Guarantor or any SPE Entity without obtaining the prior consent of all of the directors, members or managers, as applicable, of the applicable Person;
     5.2.12 ERISA. Engage in any activity that would subject Borrower or Maryland Loan Guarantor to regulation under ERISA or qualify it as an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) to which ERISA applies and Borrower’s and Maryland Loan Guarantor’s assets do not and will not constitute plan assets within the meaning of 29 C.F.R. Section 2510.3-101;
     5.2.13 Distributions. From and after the occurrence and during the continuance of an Event of Default, make any distributions to or for the benefit of any of its partners or members or its or their Affiliates;
     5.2.14 Management.
     (a) The Property is currently self-managed by Master Lessee. None of Borrower, Maryland Loan Guarantor nor Master Lessee shall, without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed (provided, if a Securitization shall have occurred, Borrower obtains a Rating Agency Confirmation with respect to such action) retain a third party property manager to manage the Property. Upon the retention of a third party property manager in accordance with the foregoing sentence, Lender, and if a Securitization shall have occurred, the Rating Agencies, shall have the right to approve any management agreement with such third party property manager (which approval by Lender shall not be unreasonably withheld or delayed). Without limitation to the foregoing, none of Borrower, Maryland Loan Guarantor nor Master Lessee shall enter into a management agreement for the Property unless Lender shall have received a manager’s consent and subordination of management agreement, executed by Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor),

Master Lessee and the applicable third party property manager, in form and substance reasonably acceptable to Lender, pursuant to which the management agreement is collaterally assigned to Lender and the third party property manager agrees that its rights under the management agreement are subject and subordinate to the Loan;
     (b) With respect to any management agreement executed by Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) or Master Lessee in accordance with Section 5.2.14(a), neither Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) nor Master Lessee shall, without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed (provided, if a Securitization shall have occurred, Borrower obtains a Rating Agency Confirmation with respect to such action): (i) materially modify, change, supplement, alter or amend such management agreement or waive or release any of its right and remedies under such management agreement or (ii) replace the third party property manager under such management agreement with any Person which has not been approved in accordance with Section 5.2.14(a);
     5.2.15 Reserved.
     5.2.16 Modify Account Agreement. Without the prior consent of Lender, which shall not be unreasonably withheld, delayed or conditioned (and if a Securitization shall have occurred, a Rating Agency Confirmation obtained by Borrower), execute any modification to the Account Agreement;
     5.2.17 Zoning Reclassification. Without the prior written consent of Lender, (a) initiate or consent to any zoning reclassification of any portion of the Property, (b) seek any variance under any existing zoning ordinance that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, or (c) allow any portion of the Property to be used in any manner that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation;
     5.2.18 Change of Principal Place of Business. Change its principal place of business and chief executive office set forth on the first page of this Agreement without first giving Lender thirty (30) days’ prior written notice (but in any event, within the period required pursuant to the UCC) and there shall have been taken such action, reasonably satisfactory to Lender, as may be necessary to maintain fully the effect, perfection and priority of the security interest of Lender hereunder in the Account Collateral at all times;
     5.2.19 Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business and except for termination of a Lease as permitted by Section 8.7;
     5.2.20 Misapplication of Funds. Distribute any revenue from the Property or any Proceeds in violation of the provisions of this Agreement, fail to remit amounts to the Holding Account as required by Section 3.1, misappropriate any security deposit or portion thereof or apply the proceeds of the Loan in violation of Section 2.1.4; or

     5.2.21 Single Purpose Entity. Fail to be a Single Purpose Entity or take or suffer any action or inaction the result of which would be to cause it or any SPE Entity to cease to be a Single Purpose Entity.
          VI. INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
     6.1 Insurance Coverage Requirements. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall, at its sole cost and expense, keep in full force and effect, or cause the Master Lessee to keep in full force and effect, insurance coverage of the types and minimum limits as follows during the term of this Agreement (it being understood that to the extent that Master Lessee maintains any such coverage on the Closing Date, but thereafter fails to maintain such coverage, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall obtain such coverage at its sole cost and expense):
     6.1.1 Property Insurance. Insurance against loss customarily included under so called “All Risk” policies including flood, windstorm, earthquake, vandalism, and malicious mischief, boiler and machinery, and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the Improvements and Building Equipment in nature, use, location, height, and type of construction. Such insurance policy shall also insure the additional expense of demolition and if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, provide coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement. The amount of such “All Risk” insurance shall be not less than one hundred percent (100%) of the replacement cost value of the Improvements and the Building Equipment. Each such insurance policy shall contain an agreed amount (coinsurance waiver) and replacement cost value endorsement and shall cover, without limitation, all tenant improvements and betterments which Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) is required to insure in accordance with any Lease. Lender shall be named “Loss Payee” on a “Standard Mortgagee Endorsement” and be provided not less than thirty (30) days advance notice of change in coverage, cancellation or non-renewal.
     6.1.2 Liability Insurance. “Commercial General Liability” insurance and “Umbrella Liability” coverage for “Personal Injury,” “Bodily Injury” including “Accident or Death and Property Damage,” providing in combination no less than $50,000,000 per occurrence and in the annual aggregate and Automobile insurance including coverage for “Owned” (if any), “Hired” and “Non Owned vehicles.” The policies described in this paragraph shall cover “Contractual Liability” including elevators, escalators and independent contractors (covering Borrower’s (or in the case of the Maryland Property, Maryland Loan Guarantor) obligation to indemnify Lender as required under this Agreement and “Products and Completed Operations Liability” coverage). All liability insurance shall name Lender as “Additional Insured” either on a specific endorsement or under a blanket endorsement reasonably satisfactory to Lender.
     6.1.3 Workers’ Compensation Insurance. Workers compensation insurance as required by law.

     6.1.4 Business Interruption Insurance. Supplemental Business Interruption insurance in an amount equal to twelve (12) months actual rental loss and with a coverage limit of $7,000,000. Each such insurance policy shall contain an agreed amount (coinsurance waiver). In the event business interruption insurance is no longer available at commercially reasonable rates, then in lieu of obtaining business interruption insurance, Borrower may elect to deposit into the LCR Deterioration Reserve Account Cash or Cash Equivalents or deliver to Lender a Letter of Credit, in either case in an amount equal to (i) $7,000,000 or (ii) the difference between $7,000,000 and the amount of business interruption insurance below $7,000,000 (the “Business Interruption Reserve Amount”). The Business Interruption Reserve Amount shall be applied by Lender against Master Lease Rent Shortfalls resulting from a casualty or a Taking. During the continuance of an Event of Default, Lender shall have the right to draw all undrawn sums on any such Letter of Credit and deposit same into the LCR Deterioration Reserve Account for application as set forth in the preceding sentence, and, notwithstanding anything to the contrary contained herein, the Business Interruption Reserve Amount shall not be applied against the Obligations during the continuance of an Event of Default. In the event of a Master Lease Rent Shortfall resulting from a casualty or Taking, Lender shall have the right to draw an amount equal to such Master Lease Rent Shortfall on any such Letter of Credit and deposit same into the LCR Deterioration Reserve Account. Upon written request of Borrower, Lender agrees to reasonably modify the requirements herein in the event business interruption insurance is no longer commercially available.
     6.1.5 Builder’s All-Risk Insurance. During any period of repair or restoration, builder’s “All-Risk” insurance in an amount equal to not less than the full insurable value of the Property against such risks (including so called “All Risk” perils coverage and collapse of the Improvements to agreed limits as Lender may request, in form and substance acceptable to Lender).
     6.1.6 Boiler and Machinery Insurance. Comprehensive boiler and machinery insurance (without exclusion for explosion) covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) or Master Lessee is required to insure pursuant to the Master Lease or any Lease on a replacement cost basis. The minimum amount of limits to be provided shall be $10,000,000 per accident.
     6.1.7 Flood Insurance and Earthquake Insurance.
     (a) If any portion of the Improvements is located within an area designated as “flood Zone A or V” or a “special flood hazard area” (as defined under the regulations adopted under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), flood insurance shall be provided, in an amount not less than the maximum limit of coverage available under the Federal Flood Insurance plan with respect to the Property. Lender reserves the right to require flood insurance in excess of that available under the Federal Flood Insurance plan in commercially reasonable amounts. Lender agrees to (a) reasonably modify the requirements herein if such insurance is not commercially available and (b) accept any reduced coverage requirements acceptable to the Rating Agencies as evidenced by a Rating Agency Confirmation.

     (b) If earthquake insurance limits and aggregates are shared with locations other than the Property insured on the same policy as any of the Property or, if the amount of Earthquake insurance provided is less than one hundred percent (100%) of the insurable values of the Property and business interruption coverage combined, then the amount of earthquake coverage shall be based on a “Probable Maximum Loss” Study for the applicable Individual Property, which must be conducted by a firm satisfactory to Lender, which for purposes of this Agreement, Lender agrees that Aon Risk Services, Borrower’s property insurance broker is satisfactory. The results of the “Probable Maximum Loss” Study, on an Individual Property basis and for all locations insured in the same earthquake insurance policies, shall be used to determine the amount of earthquake coverage to be provided by Borrower. The amount of insurance shall be determined by adding the total expected damage to all Improvements subject to a single earthquake event in a given region together along with the expected loss of Rents and other income from the applicable Individual Property. The total amount of earthquake insurance in limits shall be the sum of expected property damage, reconstruction cost and annual business income expected loss. Should the available aggregate limits of earthquake insurance be eroded by losses so that the remaining limits available to pay losses are less than forty percent (40%) of the required limits, Borrower shall purchase additional coverage to restore the available limit and aggregate limit to not less than eighty percent (80%) of the required amount of insurance. If the earthquake insurance and associated aggregate limits are shared among other locations the risks associated with other locations also insured in the same policy shall be taken into consideration in determining the amount of insurance to be provided herein. Lender agrees to (a) reasonably modify the requirements herein if such insurance is not commercially available and (b) accept any reduced coverage requirements acceptable to the Rating Agencies as evidenced by a Rating Agency Confirmation.
     6.1.8 Terrorism Insurance. To the extent commercially available, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall be required to carry insurance with respect to the Improvements and Building Equipment covering acts of sabotage or acts by terrorist groups or individuals (“Terrorism Insurance”) throughout the Loan term consistent with the amounts of insurance required by Sections 6.1.1 and 6.1.5 in an amount not less than $25,000,000, and having a deductible commensurate with the deductibles under the insurance required by Sections 6.1.1 and 6.1.5, or following a Securitization, such lesser coverage amount or such greater deductible, on a blanket basis, that is acceptable to the Rating Agencies as evidenced by a Rating Agency Confirmation. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) agrees that if any property insurance policy covering any Individual Property provides for any exclusions of coverage for acts of terrorism, then a separate Terrorism Insurance policy in the coverage amount required under this section and in form and substance reasonably acceptable to Lender will be obtained by the Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) for such Property to the extent such Terrorism Insurance is commercially available. Lender agrees that Terrorism Insurance coverage may be provided under a Blanket Policy that is reasonably acceptable to Lender. Notwithstanding anything to the contrary in this Section 6.1.8, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall not be obligated to maintain Terrorism Insurance in an amount more than that which can be purchased for a sum equal to $150,000 or such lesser amount of coverage acceptable to the Rating Agencies as evidenced by a Rating Agency Confirmation.

     6.1.9 Storage Tank System Third Party Liability and Cleanup Insurance. Storage Tank System Third Party Liability and Cleanup Insurance providing coverage amounts not less than $2,000,000 per occurrence and $4,000,000 in the annual aggregate.
     6.1.10 Other Insurance. At Lender’s reasonable request, such other insurance (including, without limitation, to the extent requested by Lender, windstorm insurance) with respect to the Property against loss or damage of the kinds from time to time customarily insured against and in such amounts as are generally required by institutional lenders on loans of similar amounts and secured by properties comparable to, and in the general vicinity of, the Property.
     6.1.11 Ratings of Insurers. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall maintain the insurance coverage described in Section 6.1.1 through Section 6.1.10 above, in all cases, with one or more domestic primary insurers reasonably acceptable to Lender, having both (x) claims-paying-ability and financial strength ratings by S&P of not less than “A” and its equivalent by the other Rating Agencies and (y) an Alfred M. Best Company, Inc. rating of “A-” or better and a financial size category of not less than “X.” All insurers providing insurance required by this Agreement shall be authorized to issue insurance in the State.
     6.1.12 Form of Insurance Policies; Endorsements. All insurance policies shall be in such form and with such endorsements as are specified herein (and Lender shall have the right to reasonably approve deductibles and loss payees on the Property secured under this Agreement). A certificate of insurance with respect to all of the above-mentioned insurance policies has been delivered to Lender and copies of all such policies shall be delivered to Lender when the same are available upon request by Lender and shall be held by Lender. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall name Lender as an additional insured, shall provide that all Proceeds (except with respect to Proceeds of general liability, automobile liability, excess liability and workers’ compensation insurance) be payable to Lender as and to the extent set forth in Section 6.2, and shall contain: (i) a standard “non-contributory mortgagee” endorsement or its equivalent relating, inter alia, to recovery by Lender notwithstanding the negligent or willful acts or omissions of Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor); (ii) a waiver of subrogation endorsement in favor of Lender; (iii) an endorsement providing for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Property, but in no event in excess of an amount reasonably acceptable to Lender (and Lender hereby agrees and acknowledges that in no event shall Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) be required to maintain a deductible in an amount less than $1,000,000 with respect to any insurance policy obtained pursuant to Section 6.1.1); and (iv) a provision that such policies shall not be canceled, terminated or expire without at least thirty (30) days’ prior written notice to Lender, in each instance.
     6.1.13 Evidence of Insurance. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall deliver to Lender annually, prior to the expiration of the insurance policies required hereunder, evidence that the insurance policies required pursuant to this Section 6.1 are maintained with insurers who comply with the terms of Section 6.1.10, setting forth a schedule describing all premiums required to be paid to maintain the policies of insurance required under this Section 6.1, and stating that Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) has or will pay such premiums when due. Evidence of insurance with respect to all replacement policies shall be delivered to Lender prior to the expiration date of any of the insurance policies required to be maintained hereunder. If Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) fails to maintain and deliver to Lender the evidence of insurance required by this Agreement, Lender may procure such insurance, and all costs thereof (and interest thereon at the Default Rate) shall be added to the Indebtedness. Lender shall not, by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits, and Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) hereby expressly assumes full responsibility therefor and all liability, if any, with respect to such matters.
     6.1.14 Separate Insurance. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall not take out separate insurance contributing in the event of loss with such required to be maintained pursuant to this Section 6.1 unless such insurance complies with this Section 6.1.
     6.1.15 Blanket Policies. The insurance coverage required under this Section 6.1 may be effected under a blanket policy or policies covering the Property and other properties and assets not constituting a part of the Property (a “Blanket Policy”), provided that any blanket insurance policy shall cover each Individual Property in an amount of coverage that is not less than the amounts required pursuant to this Section 6.1 and which shall in any case comply in all other respects with the requirements of this Section 6.1.
     6.2 Condemnation and Insurance Proceeds.
     6.2.1 Notification. Borrower shall promptly notify Lender in writing upon obtaining knowledge of (i) the institution of any proceedings relating to any Taking (whether material or immaterial) of, or (ii) the occurrence of any casualty, damage or injury to, the Property or any portion thereof, the restoration of which is estimated by Borrower in good faith to cost more than the Casualty Amount as to any Individual Property. In addition, each such notice shall set forth such good faith estimate of the cost of repairing or restoring such casualty, damage, injury or Taking in reasonable detail if the same is then available and, if not, as soon thereafter as it can reasonably be provided. Borrower shall promptly provide Lender with copies of any material documentation available to Borrower and requested by Lender relating to any Taking.
     6.2.2 Proceeds. In the event of any Taking of or any casualty or other damage or injury to the Property, Borrower’s (or in the case of the Maryland Property, Maryland Loan Guarantor) right, title and interest in and to all compensation, awards, proceeds, damages, claims, insurance recoveries, causes and rights of action (whether accrued prior to or after the date hereof) and payments which Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) may receive or become entitled with respect to the Property or any part thereof other than payments received in connection with any liability or business interruption insurance and other than any of the foregoing with respect to the Excluded Personal Property (collectively,

“Proceeds”) in connection with any such Taking of, or casualty or other damage or injury to, the Property or any part thereof are hereby assigned by Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) to Lender and, except as otherwise herein provided, shall be paid to the Lender. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claim for Proceeds and, subject to Borrower’s (or in the case of the Maryland Property, Maryland Loan Guarantor’s) right to receive the direct payment of any Proceeds as herein provided, will cause the same to be paid directly to Lender to be held and applied in accordance with the provisions of this Agreement. Except upon the occurrence and during the continuance of an Event of Default, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) may settle any insurance claim with respect to Proceeds which does not exceed the Casualty Amount as to any Individual Property. Whether or not an Event of Default shall have occurred and be continuing, Lender shall have the right to approve, such approval not to be unreasonably withheld, any settlement which might result in any Proceeds in excess of the Casualty Amount as to any Individual Property and Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall deliver or cause to be delivered to Lender all instruments reasonably requested by Lender to permit such approval. Borrower shall pay all reasonable out-of-pocket costs, fees and expenses reasonably incurred by Lender (including all reasonable attorneys’ fees and expenses, the reasonable fees of insurance experts and adjusters and reasonable costs incurred in any litigation or arbitration), and interest thereon at the Default Rate to the extent not paid within ten (10) Business Days after delivery of a request for reimbursement by Lender, in connection with the settlement of any claim for Proceeds and seeking and obtaining of any payment on account thereof in accordance with the foregoing provisions. If any Proceeds are received by Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) and may be retained by Borrower or Maryland Loan Guarantor pursuant to this Section 6.2, such Proceeds shall, until the completion of the related Work, be held in trust for Lender and shall be segregated from other funds of Borrower and Maryland Loan Guarantor to be used to pay for the cost of the Work in accordance with the terms hereof, and in the event such Proceeds exceed the Casualty Amount as to any Individual Property, such Proceeds shall be forthwith paid directly to and held by Lender in the Proceeds Reserve Account in trust for Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor), in each case to be applied or disbursed in accordance with this Section 6.2. Notwithstanding anything to the contrary set forth in this Agreement, however, and excluding situations requiring prepayment of the Notes, to the extent any Proceeds (either singly or when aggregated with all other then unapplied Proceeds with respect to the Property) do not exceed the Casualty Amount as to any Individual Property, such Proceeds are to be paid directly to Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) to be applied to restoration of the Property in accordance with the terms hereof (except that Proceeds paid in respect of the insurance described in Section 6.1.4 shall be deposited directly to the Holding Account as revenue of the Property).
     6.2.3 Lender to Take Proceeds. If (i) the Proceeds with respect to any particular Individual Property shall equal or exceed the Allocated Loan Amount for such Individual Property at a time when the aggregate Allocated Loan Amounts of Individual Properties then currently impacted by a casualty, damage, destruction or Taking is greater than 10% of the Principal Amount, (ii) an Event of Default shall have occurred and be continuing, (iii) a Total Loss with respect to any Individual Property shall have occurred, (iv) the Work is not capable of being completed before the earlier to occur of the date which is six (6) months prior to the earlier of the Maturity Date and the date on which the business interruption insurance carried with respect to such Individual Property on which the business interruption insurance carried with respect to such Individual Property shall expire (the “Cut-Off Date”), unless on or prior to the Cut-Off Date (A) Borrower shall deliver to the Lender and there shall remain in effect a binding written offer, subject only to customary conditions, of an Approved Bank or such other financial institution or investment bank duly authorized to originate loans secured by real property located in the State and reasonably satisfactory to Lender for a loan from such Approved Bank or such other financial institution or investment bank to the Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) in a principal amount of not less than the then outstanding Allocated Loan Amount for such Individual Property and which shall, in the Lender’s reasonable judgment, enable the Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) to refinance the Allocated Loan Amount with respect to such Individual Property at or prior to the Maturity Date and (B) if a Securitization shall have occurred, Borrower shall obtain a Rating Agency Confirmation, (v) the Individual Property is not capable of being restored substantially to its condition prior to such Taking or casualty and such incapacity shall have a Material Adverse Effect, (vi) the Master Lessee or Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall exercise any termination right under the Master Lease or (vii) Lender determines that, upon the completion of the restoration, the gross cash flow and the net cash flow of the Property will not be restored to a level sufficient to cover all carrying costs and operating expenses of the Property, including, without limitation, debt service on the Notes at a coverage ratio (after deducting all required reserves, as required by Lender, from net operating income) of at least 1.0 to 1.0, which coverage ratio shall be determined by Lender in its reasonable discretion; then in any such case, all Proceeds shall be paid over to Lender (if not paid directly to Lender) for application as set forth in clause (b) below. Any Proceeds remaining after reimbursement of Lender’s or its agent’s costs and expenses incurred in connection with recovery of any such Proceeds (including, without limitation, administrative costs and inspection fees) shall, except to the extent required under the provisions hereof to be applied for restoration, be paid to the Holding Account to be applied by Lender to prepay the Notes to the extent of the Release Price for such Individual Property in accordance with the provisions hereof (without the imposition of any Yield Maintenance Premium), with the balance, if any, to be paid to the Borrower’s Account. If the Proceeds applied by Lender pursuant to the preceding sentence equal or exceed the Release Price for such Individual Property, Borrower shall be entitled to obtain a Property Release subject to and in accordance with Section 2.3.4. If the Proceeds so applied by Lender pursuant to clauses (a)(iii), (v) or (vi) above are not sufficient to pay the Release Price with respect to an Individual Property in full, Borrower shall be entitled to prepay the remainder of the Release Price and obtain a Property Release with respect to the Individual Property for which the Proceeds were received in accordance with Section 2.3.4 without the imposition of any Yield Maintenance Premium and otherwise in accordance with the terms and provisions of the Note.
     6.2.4 Borrower to Restore.
     (a) Subject to Borrower’s rights pursuant to Section 2.3.4 to cause the Property to be released from the Lien of the Security Instrument, and provided that the Proceeds, if any, shall be made available to Borrower by Lender, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall (whether or not such Proceeds shall be sufficient) promptly after the occurrence of any damage or destruction to all or any portion of the Property or a Taking of a portion of the Property, commence and diligently prosecute, or cause to be commenced and diligently prosecuted, to completion, subject to Excusable Delays, the repair, restoration and rebuilding of the Property (in the case of a partial Taking, to the extent it is capable of being restored) so damaged, destroyed or remaining after such Taking in full compliance with all material Legal Requirements and free and clear of any and all Liens except Permitted Encumbrances (such repair, restoration and rebuilding are collectively referred to herein as the “Work”). The plans and specifications shall require that the Work be done in a workmanlike manner at least equivalent to the quality and character prior to the damage or destruction (provided, however, that in the case of a partial Taking, the Property restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Taking), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall not be obligated to restore the Property to the precise condition of the Property prior to any partial Taking of, or casualty or other damage or injury to, the Property, if the Work actually performed, if any, or failed to be performed, shall have no Material Adverse Effect on the value of the Property from the value that the Property would have had if the same had been restored to its condition immediately prior to such Taking or casualty.
     (b) If Proceeds are not required to be applied toward payment of the Indebtedness pursuant to the terms hereof, then Lender shall make the Proceeds which it is holding pursuant to the terms hereof (after payment of any expenses incurred by Lender in connection with the collection thereof plus interest thereon at the Default Rate from the date advanced through the date of reimbursement) available to Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) for payment or reimbursement of Borrower’s (or in the case of the Maryland Property, Maryland Loan Guarantor’s) or the applicable Tenant’s expenses incurred with respect to the Work, upon the terms and subject to the conditions set forth in paragraphs (i), (ii) and (iii) below and in Section 6.2.5:
          (i) at the time of loss or damage or at any time thereafter while Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) is holding any portion of the Proceeds, there shall be no Event of Default;
          (ii) if, at any time, the estimated cost of the Work (as estimated by the Independent Architect referred to in clause (iii) below) shall exceed the Proceeds (a “Deficiency”) and for so long as such Deficiency shall exist, Lender shall not be required to make any Proceeds disbursement to Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) unless Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) (within a reasonable period of time after receipt of such estimate), at its election, either deposits with or delivers to Lender (A) Cash and Cash Equivalents or a Letter or Letters of Credit in an amount equal to the estimated cost of the Work less the Proceeds available, or (B) such other evidence of Borrower’s (or in the case of the Maryland Property, Maryland Loan Guarantor’s) ability to meet such excess costs and which is satisfactory to Lender and the Rating Agencies;

          (iii) Each of Lender and the Independent Architect shall have reasonably approved the plans and specifications for the Work and any change orders in connection with such plans and specifications; and
          (iv) Lender shall, within a reasonable period of time prior to request for initial disbursement, be furnished with an estimate of the cost of the Work accompanied by an Independent Architect’s certification as to such costs and appropriate plans and specifications for the Work. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable Legal Requirements including zoning, environmental and building laws, codes, ordinances and regulations.
     6.2.5 Disbursement of Proceeds.
     (a) Disbursements of the Proceeds in Cash or Cash Equivalents to Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) hereunder shall be made from time to time (but not more frequently than once in any month) by Lender but only for so long as no Event of Default shall have occurred and be continuing, as the Work progresses upon receipt by Lender of (i) an Officer’s Certificate dated not more than ten (10) Business Days prior to the application for such payment, requesting such payment or reimbursement and describing the Work performed that is the subject of such request, the parties that performed such Work and the actual cost thereof, and also certifying that such Work and materials are or, upon disbursement of the payment requested to the parties entitled thereto, will be free and clear of Liens other than Permitted Encumbrances, (ii) evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed in connection with such Work have been paid for in full and (B) there exists no notices of pendency, stop orders, mechanic’s liens or notices of intention to file same (unless the same is required by the applicable State law as a condition to the payment of a contractor) or any liens or encumbrances of any nature whatsoever on the Property arising out of the Work which have not been either fully bonded to the satisfaction of Lender or discharged of record or in the alternative, fully insured to the satisfaction of Lender by the Title Company and (iii) an Independent Architect’s certificate certifying performance of the Work together with an estimate of the cost to complete the Work. No payment made prior to the final completion of the Work, as certified by the Architect, except for payment made to contractors or subcontractors whose Work shall have been fully completed and from which final lien waivers have been received, shall exceed ninety percent (90%) of the value of the Work performed and materials furnished and incorporated into the Improvements from time to time, and at all times the undisbursed balance of said Proceeds together with all amounts deposited, bonded, guaranteed or otherwise provided for pursuant to Section 6.2.4(b) above, shall be at least sufficient to pay for the estimated cost of completion of the Work; final payment of all Proceeds remaining with Lender shall be made upon receipt by Lender of a certification by an Independent Architect, as to the completion of the Work substantially in accordance with the submitted plans and specifications, final lien releases, and the filing of a notice of completion and the expiration of the period provided under the law of the applicable State for the filing of mechanics’ and materialmens’ liens which are entitled to priority as to other creditors, encumbrances and purchasers, as certified pursuant to an Officer’s Certificate, and delivery of a certificate of occupancy with respect to the Work, or, if not applicable, an Officer’s Certificate to the effect that a certificate of occupancy is not required.

     (b) If, after the Work is completed in accordance with the provisions hereof and Lender receives evidence that all costs of completion have been paid, there are excess Proceeds, such excess Proceeds shall be paid over to Lender for application in accordance with Section 6.2.3(b).
          VII. IMPOSITIONS, OTHER CHARGES, LIENS AND OTHER ITEMS
     7.1 Borrower or Maryland Loan Guarantor to Pay Impositions and Other Charges. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall pay all Impositions now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the imposition of any interest, charges or expenses for the non-payment thereof and shall pay all Other Charges on or before the date they are due. Borrower shall deliver to Lender annually, no later than fifteen (15) Business Days after the first day of each fiscal year of Borrower, and shall update as new information is received, a schedule describing all Impositions, payable or estimated to be payable during such fiscal year attributable to or affecting the Property or Borrower. Subject to Borrower’s right of contest set forth in Section 7.3, as set forth in the next two (2) sentences and provided that there are sufficient funds available in the Tax Reserve Account, Lender, on behalf of Borrower, shall pay all Impositions and Other Charges which are attributable to or affect the Property or Borrower, prior to the date such Impositions or Other Charges shall become delinquent or late charges may be imposed thereon, directly to the applicable taxing authority with respect thereto. Lender shall, or Lender shall direct the Cash Management Bank to, pay to the taxing authority such amounts to the extent funds in the Tax Reserve Account are sufficient to pay such Impositions. Nothing contained in this Agreement or the Security Instrument shall be construed to require Borrower or Maryland Loan Guarantor to pay any tax, assessment, levy or charge imposed on Lender in the nature of a franchise, capital levy, estate, inheritance, succession, income or net revenue tax.
     7.2 No Liens. Subject to its right of contest set forth in Section 7.3, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall at all times keep, or cause to be kept, the Property free from all Liens (other than Permitted Encumbrances) and shall pay when due and payable (or bond over) all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in or permit the creation of a Lien on the Property or any portion thereof and shall in any event cause the prompt, full and unconditional discharge of all Liens imposed on or against the Property or any portion thereof within forty-five (45) days after receiving written notice of the filing (whether from Lender, the lienor or any other Person) thereof. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall do or cause to be done, at the sole cost of Borrower, everything reasonably necessary to fully preserve the first priority of the Lien of the Security Instrument against the Property, subject to the Permitted Encumbrances. Upon the occurrence and during the continuance of an Event of Default with respect to its Obligations as set forth in this Article VII, Lender may (but shall not be obligated to) make such payment or discharge such Lien, and Borrower shall reimburse Lender on demand for all such advances pursuant to Section 19.12 (together with interest thereon at the Default Rate).
     7.3 Contest. Nothing contained herein shall be deemed to require Borrower to pay, or cause to be paid, any Imposition or to satisfy any Lien, or to comply with any Legal Requirement or Insurance Requirement, so long as Borrower (or in the case of the Maryland Property,

Maryland Loan Guarantor) is in good faith, and by proper legal proceedings, where appropriate, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (i) no Event of Default shall exist and be continuing hereunder, (ii) Borrower shall keep Lender informed of the status of such contest at reasonable intervals, (iii) if Borrower is not providing security as provided in clause (vi) below, adequate reserves with respect thereto are maintained on Borrower’s books in accordance with GAAP or in the Tax Reserve Account or Insurance Reserve Account, as applicable, (iv) either such contest operates to suspend collection or enforcement as the case may be, of the contested Imposition, Lien or Legal Requirement and such contest is maintained and prosecuted continuously and with diligence or the Imposition or Lien is bonded, (v) in the case of any Insurance Requirement, the failure of Borrower to comply therewith shall not impair the validity of any insurance required to be maintained by Borrower under Section 6.1 or the right to full payment of any claims thereunder, and (vi) in the case of Impositions and Liens which are not bonded in excess of an amount equal to five percent (5%) of the Allocated Loan Amount of the applicable Individual Property, or Two Million Dollars ($2,000,000) in the aggregate, during such contest, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor), shall deposit with or deliver to Lender either Cash and Cash Equivalents or a Letter of Credit or Letters of Credit in an amount equal to one hundred twenty-five percent (125%) of (A) the amount of Borrower’s (or in the case of the Maryland Property, Maryland Loan Guarantor’s) obligations being contested plus (B) any additional interest, charge, or penalty arising from such contest. Notwithstanding the foregoing, the creation of any such reserves or the furnishing of any bond or other security, Borrower and Maryland Loan Guarantor promptly shall comply with any contested Legal Requirement or Insurance Requirement or shall pay any contested Imposition or Lien, and compliance therewith or payment thereof shall not be deferred, if, at any time the Property or any portion thereof shall be, in Lender’s reasonable judgment, in imminent danger of being forfeited or lost or Lender is likely to be subject to criminal damages as a result thereof. If such action or proceeding is terminated or discontinued adversely to Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor), Borrower or Maryland Loan Guarantor, as applicable, shall deliver to Lender reasonable evidence of its compliance with such contested Imposition, Lien, Legal Requirements or Insurance Requirements, as the case may be.
          VIII. TRANSFERS, INDEBTEDNESS AND SUBORDINATE LIENS
     8.1 General Restriction on Transfers and Debt. Unless such action is permitted by the provisions of this Agreement, Borrower and Maryland Loan Guarantor shall not, and shall not permit Master Lessee or any Person holding any direct or indirect ownership interest in Borrower, Maryland Loan Guarantor, Master Lessee, or any other SPE Entity or the Property to, except with the prior written consent of Lender and, if a Securitization has occurred, delivery of a Rating Agency Confirmation, (i) Transfer all or any part of the Property, (ii) incur any Debt, other than Permitted Debt or Permitted Encumbrances, or (iii) permit any Transfer (directly or indirectly) of any direct or indirect interest in Borrower, Maryland Loan Guarantor, Master Lessee, any SPE Entity or Guarantor. Notwithstanding the forgoing or anything to the contrary contained in this Agreement, the provisions of this Article VIII shall not apply to or prohibit and the Lender’s consent shall not be required for (A) the transfer of shares of stock of any Person (other than Borrower or Maryland Loan Guarantor) that is an Affiliate of Borrower, Maryland Loan Guarantor, Master Lessee, any SPE Entity or Guarantor (1) in connection with an initial public offering of such Person’s stock provided that Borrower complies with Section 8.4(b)(i), (ii), (iv), (v) and (vi) and/or (2) if such Person is publicly traded, in ordinary course trading on a nationally recognized stock exchange, or (B) the incurrence of Debt by Master Lessee and the grant of a Lien by Master Lessee on the Excluded Personal Property as security for such Debt.
     8.2 Sale of Building Equipment. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) may Transfer or dispose of Building Equipment which is being replaced or which is no longer necessary in connection with the operation of the Property free from the Lien of the Security Instrument provided that such Transfer or disposal will not have a Material Adverse Effect on the value of the Property taken as a whole, will not materially impair the utility of the Property and will not result in a reduction or abatement of, or right of offset against, the Rents payable under the Master Lease or any Lease, in either case as a result thereof, and provided, further, that any new Building Equipment acquired by Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) (and not so disposed of) shall be subject to the Lien of the Security Instrument. Lender shall, from time to time, upon receipt of an Officer’s Certificate requesting the same and confirming satisfaction of the conditions set forth above, execute a written instrument in form reasonably satisfactory to Lender to confirm that such Building Equipment which is to be, or has been, sold or disposed of is free from the Lien of the Security Instrument.
     8.3 Immaterial Transfers and Easements, etc. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) may, without the consent of Lender, (i) make immaterial Transfers of portions of the Property to Governmental Authorities for dedication or public use (subject to the provisions of Section 6.2) or, portions of the Property to third parties for the purpose of erecting and operating additional structures whose use is integrated with the use of the Property, and (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such Transfer, conveyance or encumbrance set forth in the foregoing clauses (i) and (ii) shall materially impair the utility and operation of the Property or have a Material Adverse Effect on the value of the Property taken as a whole. In connection with any Transfer permitted pursuant to this Section 8.3, Lender shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Transfers referred to in clause (i) above, to release the portion of the Property affected by such Taking or such Transfer from the Lien of the Security Instrument or, in the case of clause (ii) above, to subordinate the Lien of the Security Instrument to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by Lender of:
     (a) thirty (30) days prior written notice thereof;
     (b) a copy of the instrument or instruments of Transfer;
     (c) an Officer’s Certificate stating (x) with respect to any Transfer, the consideration, if any, being paid for the Transfer and (y) that such Transfer does not materially impair the utility and operation of the Property, materially reduce the value of the Property or have a Material Adverse Effect; and

     (d) reimbursement of all of Lender’s costs and expenses incurred in connection with such Transfer.
     8.4 Permitted Equity Transfers.
     (a) A Transfer (but not a pledge or encumbrance) of a direct or indirect beneficial interest in Borrower (other than Maryland Borrower), Maryland Loan Guarantor or Master Lessee that is otherwise prohibited hereunder shall nevertheless be permitted without Lender’s prior written consent if (i) Lender receives thirty (30) days prior written notice thereof, (ii) immediately prior to such Transfer, no Event of Default shall have occurred and be continuing, (iii) no more than forty-nine percent (49%) of the direct or indirect ownership interests in Borrower is being Transferred (in the aggregate of all such Transfers), (iv) the transferee is not a Disqualified Transferee, (v) Guarantor retains Control of Borrower and Master Lessee and continues to own, directly and/or indirectly, at least fifty-one percent (51%) of the equity interests in Borrower and Master Lessee, (vi) Master Lessee remains the master lessee under the Master Lease, (vii) Borrower retains control and management of the Property, (viii) Maryland Loan Guarantor retains a 100% direct ownership interest in Maryland Borrower and (ix) if the Loan has been restructured to include any mezzanine component, such Transfer is not a Transfer of the direct interests in Borrower (or in the case of the Maryland Property, the Maryland Loan Guarantor) which serve as collateral for such mezzanine loan.
     (b) A Transfer of more than forty-nine percent (49%) of the direct or indirect ownership interests in Borrower (other than direct interests in Maryland Borrower) and Maryland Loan Guarantor (in the aggregate of all such Transfers) shall be permitted only upon the satisfaction of the following conditions precedent: (i) Lender shall have received thirty (30) days prior written notice thereof, (ii) immediately prior to such Transfer, no Event of Default shall have occurred and be continuing, (iii) Lender shall have granted its prior written consent to such Transfer, such consent not to be unreasonably withheld, conditioned or delayed, (iv) the proposed transferee shall be a Qualified Transferee, (v) Borrower shall have reimbursed to Lender all of Lender’s costs and expenses incurred in connection with such Transfer, (vi) Borrower shall have delivered to Lender and, if a Securitization has occurred, the Rating Agencies, (A) a Non-consolidation Opinion and (B) such other documentation and Opinions of Counsel as shall be reasonably required by Lender and/or, if a Securitization has occurred, required by the Rating Agencies, in each case in a form reasonably satisfactory to Lender and, if the Loan is the subject of a Securitization, in a form satisfactory to the Rating Agencies in their sole discretion and (vii) prior to such Transfer, Borrower shall have obtained a Rating Agency Confirmation.
     (c) Notwithstanding anything herein to the contrary, the following Transfers shall not require the prior written consent of Lender or a Rating Agency Confirmation (but shall be subject to the remaining conditions of Section 8.4(a) and (b) as applicable other than 8(a)(v), 8(b)(iii), (iv) and (vii) all of which shall not be required: a Transfer (but not a pledge or encumbrance) of any direct or indirect interests in Guarantor, Master Lessee, Maryland Loan Guarantor or Borrower (other than direct interests in Maryland Borrower), provided that subsequent to any such Transfer, more than fifty-one percent (51%) percent of Borrower, Maryland Loan Guarantor and Master Lessee is directly or indirectly owned by one or more investment funds, limited liability companies, limited partnerships or general partnerships with combined committed capital of at least $1,000,000,000 where one or more Permitted Fund Managers acts as the general partners, managing members or fund managers and at least fifty-one percent (51%) of the equity interests in each of such Permitted Fund Managers are owned, directly or indirectly, by Guarantor, Cerberus Capital Management, L.P. or a wholly owned subsidiary of Guarantor or Cerberus Capital Management, L.P.
     8.5 Deliveries to Lender. Not less than thirty (30) days prior to the closing of any transaction subject to the provisions of this Article VIII, Borrower shall deliver to Lender an Officer’s Certificate describing the proposed transaction and stating that such transaction is permitted by this Article VIII, together with any appraisal or other documents upon which such Officer’s Certificate is based. In addition, Borrower shall provide Lender with copies of executed deeds or other similar closing documents within ten (10) Business Days after such closing.
     8.6 Loan Assumption. Upon receipt of Lender’s prior written consent (which consent shall not be unreasonably withheld or delayed) and provided no Event of Default is then continuing, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) may sell, assign, convey or transfer (but not mortgage, hypothecate or otherwise encumber or grant a security interest in) legal or equitable title to all (but not fewer than all) of the Individual Properties only if, after giving effect to the proposed transaction, the Individual Properties will be owned by one or more Single Purpose Entities wholly owned by a Qualified Transferee which shall have executed and delivered to Lender an assumption agreement in form and substance acceptable to Lender. Any such assumption of the Loan shall be conditioned upon, among other things, (i) the delivery of financial information, including, without limitation, audited financial statements, for such purchaser and the direct and indirect owners such purchaser, (ii) the delivery of evidence that the purchaser is a Single Purpose Entity and is a Qualified Transferee, (iii) the execution and delivery of all documentation reasonably requested by Lender or, if applicable, requested by the Rating Agencies, (iv) the delivery of Opinions of Counsel requested by Lender or the Rating Agencies, including, without limitation, a Non-Consolidation Opinion with respect to the purchaser and other entities identified by Lender and Opinions of Counsel with respect to the valid formation, due authority and good standing of the purchaser and any additional pledgors and the continued enforceability of the Loan Documents and any other matters requested by Lender or, if applicable, the Rating Agencies, (v) the delivery of an endorsement to the Title Policy in form and substance acceptable to Lender, insuring the lien of the Security Instrument, as assumed, subject only to the Permitted Encumbrances, (vi) the payment of (A) all of Lender’s fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in connection with such assumption, (B) any fees of the Rating Agencies and (C) an assumption fee in the amount of $200,000 and (vii) if the Loan is the subject of a Securitization, delivery of a Rating Agency Confirmation with respect to such assumption.
     8.7 Leases and Subleases.
     8.7.1 Leasing Conditions. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall not enter into any Lease without the prior written consent of Lender. During the continuance of Event of Default, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall not permit Master Lessee to (i) enter into any

Sublease (a “New Sublease”) or (ii) modify any Sublease (including, without limitation, accept a surrender of any portion of the Property subject to a Sublease (unless otherwise permitted or required by law), allow a reduction in the term of any Sublease or a reduction in the rent payable under any Sublease, change any renewal provisions of any Sublease, materially increase the obligations of the landlord or materially decrease the obligations of any Tenant) or terminate any Sublease unless the Tenant under such Sublease is in default (any such action referred to in clause (ii) being referred to herein as a “Sublease Modification”), without the prior written consent of Lender. If no Event of Default is then continuing, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) may permit Master Lessee to enter into any New Sublease or execute or effect any Sublease Modification without Lender’s consent (provided that, in each case, the terms thereof are market terms and, unless consented to in writing by Lender (such consent not to be unreasonably, withheld, conditioned or delayed) the tenant thereunder is a bona fide third party); provided, however, that during any Low LCR Cash Flow Sweep Period, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall not permit Master Lessee to enter into a New Sublease that is a Material Sublease or execute or effect any Sublease Modification with respect to a Material Sublease, without the prior written consent of Lender.
     8.7.2 Delivery of New Sublease or Sublease Modification. Upon the execution of any New Sublease or Sublease Modification, as applicable, Borrower shall deliver to Lender an executed copy of thereof.
     8.7.3 Security Deposits. All security or other deposits of Tenants of the Property shall be treated by Borrower as trust funds and shall not be commingled with any other funds of Borrower, and such deposits shall be deposited, upon receipt of the same by Borrower in a separate trust account maintained by Borrower expressly for such purpose. Within ten (10) Business Days after written request by Lender, Borrower shall furnish to Lender reasonably satisfactory evidence of compliance with this Section 8.7.3, together with a statement of all lease securities deposited with Borrower by the Tenants and the location and account number of the account in which such security deposits are held.
     8.7.4 No Default Under Subleases. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall cause Master Lessee to (i) use reasonable efforts to promptly perform and observe all of the material terms, covenants and conditions required to be performed and observed by Master Lessee under the Subleases, (ii) exercise, within ten (10) Business Days after a written request by Lender made not more than two (2) times in any calendar year, any right to request from the Tenant under any Lease a certificate with respect to the status thereof and (iii) not collect any of the rents thereunder, more than one (1) month in advance.
     8.7.5 Subordination. All Sublease Modifications and New Subleases entered into by Master Lessee after the date hereof shall by their express terms be subject and subordinate to the Master Lease.
     8.7.6 Attornment. Each New Sublease entered into from and after the date hereof shall provide that, (a) in the event of a termination of the Master Lease the Tenant under such Sublease shall attorn to Borrower (or in the case of the Maryland Property, Maryland Loan

Guarantor) and shall recognize Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) as lessor under such Sublease without change in the provisions thereof and (b) in the event, following any termination of the Master Lease, of the enforcement by Lender of any remedy under this Agreement or the Security Instrument, the Tenant under such Lease shall, at the option of Lender or of any other Person succeeding to the interest of Lender as landlord under such Lease as a result of such enforcement, attorn to Lender or to such Person and shall recognize Lender or such successor in the interest as lessor under such Lease without change in the provisions thereof; provided, however, Lender or such successor in interest shall not be liable for or bound by (i) any payment of an installment of rent or additional rent made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) or Master Lessee, as applicable, under any such Lease, (iii) any credits, claims, setoffs or defenses which any Tenant may have against Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) or Master Lessee, as applicable, (iv) any obligation on the part of Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) or Master Lessee, as applicable, pursuant to such Lease, to perform any tenant improvement work or (v) any obligation on the part of Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) or Master Lessee, as applicable, pursuant to such Lease, to pay any sum of money to any Tenant. Each such New Sublease shall also provide that, upon the reasonable request by Lender or such successor in interest, the Tenant shall execute and deliver an instrument or instruments confirming such attornment.
     8.7.7 Non-Disturbance Agreements. Lender shall enter into, and, if required by applicable law to provide constructive notice or requested by a Tenant, record in the county where the subject Property is located, a subordination, attornment and non-disturbance agreement, substantially in form and substance substantially similar to the form attached hereto as Exhibit N (a “Non-Disturbance Agreement”), with any Tenant (other than an Affiliate of Borrower) entering into a Lease or Sublease, within ten (10) Business Days after written request therefor by Borrower; provided that Lender’s consent to such Lease or Sublease has been obtained if and to the extent required hereunder and such request is accompanied by an Officer’s Certificate stating that such Lease or Sublease (as applicable) complies in all material respects with this Section 8.7 and payment of all costs and expenses incurred by Lender in connection with the negotiation, preparation, execution and delivery of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements.
          IX. RESERVED
          X. MAINTENANCE OF PROPERTY; ALTERATIONS
     10.1 Maintenance of Property. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall keep and maintain, or cause to be kept and maintained, the Property and every part thereof in good condition and repair, subject to ordinary wear and tear, and, subject to Excusable Delays and the provisions of this Agreement with respect to damage or destruction caused by casualty events or Takings, shall not permit or commit any waste, impairment or deterioration of any portion of the Property in any material respect. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) further covenants to do all other acts which from the character or use of the Property may be reasonably necessary to protect the security hereof, the specific enumerations herein not excluding the general. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall not remove or demolish any Improvement on the Property except as the same may be necessary in connection with an Alteration or a restoration in connection with a Taking or casualty, or as otherwise permitted herein, in each case in accordance with the terms and conditions hereof.
     10.2 Conditions to Alteration. Provided that no Event of Default shall have occurred and be continuing hereunder, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall have the right, without Lender’s consent, to undertake any alteration, improvement, demolition or removal of the Property or any portion thereof (any such alteration, improvement, demolition or removal, an “Alteration”) so long as (i) Borrower provides Lender with prior written notice of any Material Alteration, and (ii) such Alteration is undertaken in accordance with the applicable provisions of this Agreement and the other Loan Documents, is not prohibited by any relevant Lease or Sublease and shall not, upon completion (giving credit to rent and other charges attributable to Leases executed upon such completion), have a Material Adverse Effect on the value, use or operation of the Property taken as a whole or otherwise. Any Material Alteration shall be conducted under the supervision of an Independent Architect and, in connection with any Material Alteration, Borrower shall deliver to Lender, for information purposes only and not for approval by Lender, detailed plans and specifications and cost estimates therefor prepared or approved by such Independent Architect, as well as an Officer’s Certificate stating that such Alteration will involve estimated costs of no more than the Threshold Amount. Such plans and specifications may be revised at any time and from time to time by such Independent Architect provided that material revisions of such plans and specifications are filed with Lender, for information purposes only. All work done in connection with any Alteration shall be performed with due diligence in a good and workmanlike manner, all materials used in connection with any Alteration shall not be less than the standard of quality of the materials currently used at the Property and all materials used shall be in accordance with all applicable material Legal Requirements and Insurance Requirements.
     10.3 Costs of Alteration. Notwithstanding anything to the contrary contained in this Article X, no Material Alteration or Alteration which, when aggregated with all other Alterations (other than Material Alterations) then being undertaken by Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) or Master Lessee (exclusive of Alterations being directly paid for by Tenants at the Property), exceeds the Threshold Amount shall be performed by or on behalf of Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) or Master Lessee unless Borrower shall have delivered to Lender Cash and Cash Equivalents and/or a Letter of Credit as security in an amount not less than (a) the estimated cost of the Material Alteration or the Alterations minus the Threshold Amount (as set forth in the Independent Architect’s written estimate referred to above) or (b) in the case of Alterations being performed by or on behalf of the Master Lessee, any sums required to be deposited by Master Lessee under the Master Lease. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall deliver to Lender any security deposited by the Master Lessee for any Alteration under the Master Lease. In addition to payment or reimbursement from time to time of Borrower’s expenses incurred in connection with any Material Alteration or any such Alteration, the amount of any such security shall be reduced on any given date to the Independent Architect’s written estimate of the cost to complete the Material Alteration or the Alterations (including any retainages), free and clear of Liens, other than Permitted

Encumbrances. Costs which are subject to retainage (which in no event shall be less than five percent (5%) in the aggregate until fifty percent (50%) of the work to be performed under the applicable contract has been substantially completed) shall be treated as due and payable and unpaid from the date they would be due and payable but for their characterization as subject to retainage. In the event that any Material Alteration or Alteration shall be made in conjunction with any restoration with respect to which Borrower shall be entitled to withdraw Proceeds pursuant to Section 6.2, the amount of the Cash and Cash Equivalents and/or Letter of Credit to be furnished pursuant hereto need not exceed the aggregate cost of such restoration and such Material Alteration or Alteration (as estimated by the Independent Architect), less the sum of the amount of any Proceeds which Borrower may be entitled to withdraw pursuant to Section 6.2 and which are held by Lender in accordance with Section 6.2. Payment or reimbursement of Borrower’s expenses incurred with respect to any Material Alteration or any such Alteration shall be accomplished upon the terms and conditions specified in Section 6.2.
          At any time after substantial completion of any Material Alteration or any such Alteration in respect of which Cash and Cash Equivalents and/or a Letter of Credit is deposited pursuant hereto, the whole balance of any Cash and Cash Equivalents so deposited by Borrower with Lender and then remaining on deposit (together with earnings thereon), as well as all retainages, may be withdrawn by Borrower and shall be paid by Lender to Borrower, and any other Cash and Cash Equivalents and/or a Letter of Credit so deposited or delivered shall, to the extent it has not been called upon, reduced or theretofore released, be released to Borrower, within ten (10) days after receipt by Lender of an application for such withdrawal and/or release together with an Officer’s Certificate, and signed also (as to the following clause (a)) by the Independent Architect, setting forth in substance as follows:
     (a) that to the knowledge of the certifying Person, the Material Alteration or Alteration in respect of which such Cash and Cash Equivalents and/or a Letter of Credit was deposited has been substantially completed in all material respects substantially in accordance with any plans and specifications therefor previously filed with Lender under Section 10.2 and that, if applicable, a certificate of occupancy has been issued with respect to such Material Alteration or Alteration by the relevant Governmental Authority(ies) or, if not applicable, that a certificate of occupancy is not required; and
     (b) that to the knowledge of the certifying Person all amounts which Borrower is or may become liable to pay in respect of such Material Alteration or Alteration through the date of the certification have been paid in full or adequately provided for or are being contested in accordance with Section 7.3 and that, except to the extent of such contests, lien waivers have been obtained from the general contractor and major subcontractors performing such Material Alterations or Alterations (or such waivers are not customary and reasonably obtainable by prudent owners in the area where the Property is located).
Notwithstanding the foregoing, in lieu of posting Cash and Cash Equivalents and/or a Letter of Credit with Lender pursuant to the provisions of this Section 10.3, Borrower may, at its election, deliver to lender a guaranty from Guarantor in form acceptable to Lender, pursuant to which Guarantor unconditionally guaranties the lien free completion of the subject Alteration and payment in full of all costs related thereto in excess of the Threshold Amount.

          XI. BOOKS AND RECORDS, FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION
     11.1 Books and Records. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall keep and maintain on a fiscal year basis proper books and records separate from any other Person, in which accurate and complete entries shall be made of all dealings or transactions of or in relation to the Notes, the Property and the business and affairs of Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) relating to the Property which shall reflect all items of income and expense in connection with the operation of the Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Property, in accordance with GAAP. Lender and its authorized representatives shall have the right, at reasonable times and upon reasonable notice, to examine the books and records of Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) relating to the operation of the Property and to make such copies or extracts thereof as Lender may reasonably require.
     11.2 Financial Statements.
     11.2.1 Quarterly Reports. Commencing not later than forty-five (45) days following the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending in June, 2006), Borrower shall deliver, and shall cause Master Lessee to deliver, to Lender unaudited financial statements of Guarantor, Borrower, Maryland Loan Guarantor and Master Lessee, internally prepared in accordance with GAAP, reporting Master Lessee’s EBITDAR, including (i) a balance sheet and profit and loss statement, as of the end of such Fiscal Quarter and for the corresponding Fiscal Quarter of the previous year, including a statement of net income (in respect of the Property) for the year to date and (ii) a statement of revenues and expenses for such Fiscal Quarter, together with a comparison of the year to date results with (A) the results for the same period of the previous year, (B) the results that had been projected by Borrower and Master Lessee for such period and (C) the portion of the Annual Budget applicable to such period, and (c) a calculation of the LCR for such period and a statement of the Master Lease Variable Additional Rent and Master Lease Recurrent Additional Rent for such period. Such statements for each Fiscal Quarter shall be accompanied by an Officer’s Certificate certifying to the signer’s knowledge, (1) that such statements fairly represent the financial condition and results of operations of Borrower, Maryland Loan Guarantor and Master Lessee, (2) that as of the date of such Officer’s Certificate, no Default exists under this Agreement, the Notes or any other Loan Document or, if so, specifying the nature and status of each such Default and the action then being taken by Borrower or proposed to be taken to remedy such Default, (3) that as of the date of each Officer’s Certificate, no litigation exists (A) involving Borrower, Maryland Loan Guarantor or the Property in which the amount involved is $500,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or (B) involving Master Lessee which if adversely determined would be reasonably likely to have a Material Adverse Effect, or if so, specifying such litigation and the actions being taking in relation thereto and (4) the amount by which actual operating expenses were greater than or less than the operating expenses anticipated in the applicable Annual Budget. Borrower shall provide such other financial information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms of this Agreement.

     11.2.2 Annual Reports. Concurrently with the public filings of any financial statements of Borrower and in any event not later than one-hundred twenty (120) days after the end of each Fiscal Year of Borrower’s operations, Borrower shall deliver, and shall cause Master Lessee to deliver, to Lender (a) consolidated audited financial statements of Guarantor certified by an Independent Accountant in accordance with GAAP and unaudited financial statements of Borrower, Maryland Loan Guarantor and Master Lessee, including a balance sheet as of the end of such Fiscal Year and a statement of revenues and expenses for such Fiscal Year, as well as a supplemental schedule of net income or loss presenting the net income or loss for the Property and the figures for the previous Fiscal Year and the figures set forth in the Annual Budget for such Fiscal Year, (b) a calculation of the LCR, Master Lease Variable Additional Rent and Master Lease Recurrent Additional Rent for such period and (c) copies of all federal income tax returns of Borrower, Maryland Loan Guarantor, Master Lessee and Guarantor if and to the extend such tax returns are required to be filed under applicable law. Such annual financial statements shall also be accompanied by an Officer’s Certificate in the form required pursuant to Section 11.2.1.
     11.2.3 Capital Expenditures Summaries. Borrower shall, or shall cause Master Lessee to, within ninety (90) days after the end of each calendar year during the term of the Notes, deliver to Lender an annual summary of material Capital Expenditures made at the Property during the prior twelve (12) month period.
     11.2.4 Master Lease. Without duplication of any other provision of this Agreement or any other Loan Documents, Borrower shall deliver to Lender, within ten (10) Business Days of the receipt thereof by Borrower, a copy of all reports prepared by Master Lessee, if any, pursuant to the Master Lease, including, without limitation, the Annual Budget and any inspection reports.
     11.2.5 Annual Budget. Borrower shall deliver to Lender the Annual Budget for Lender’s review, but not approval, not more than ninety (90) days after the end of each Fiscal Year. Any proposed modifications to such Annual Budget shall be delivered to Lender for its review, but not approval.
     11.2.6 Other Information. Borrower shall, promptly after written request by Lender or, if a Securitization shall have occurred, the Rating Agencies, furnish or cause to be furnished to Lender, in such manner and in such detail as may be reasonably requested by Lender or requested by the Rating Agencies, such reasonable additional financial information as may be reasonably requested by Lender or requested by the Rating Agencies with respect to the Property, Borrower, Maryland Loan Guarantor, Master Lessee and/or Guarantor.
     11.2.7 Consolidation
     11.2.8 . Lender acknowledges that all financial reporting of Borrower and Maryland Loan Guarantor will be consolidated.
          XII. ENVIRONMENTAL MATTERS
     12.1 Representations. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) hereby represents and warrants that except as set forth in the environmental reports and studies delivered to Lender (the “Environmental Reports”), to Borrower’s knowledge,

(i) Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) has not engaged in or knowingly permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Laws and only in the course of legitimate business operations at the Property; (ii) no tenant, occupant or user of the Property, or any other Person, has engaged in or permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any material way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Laws and only in the course of legitimate business operations at the Property; (iii) no Hazardous Materials are presently constructed, deposited, stored, or otherwise located on, under, in or about the Property except in material compliance with Environmental Laws; (iv) no Hazardous Materials have migrated from the Property upon or beneath other properties which would reasonably be expected to result in material liability for Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor); and (v) no Hazardous Materials have migrated or threaten to migrate from other properties upon, about or beneath the Property which would reasonably be expected to result in material liability for Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor).
     12.2 Covenants.
     12.2.1 Compliance with Environmental Laws. Subject to Borrower’s right to contest under Section 7.3, each of Borrower and Maryland Loan Guarantor covenants and agrees with Lender that it shall comply with all Environmental Laws. If at any time during the continuance of the Lien of the Security Instrument, a Governmental Authority having jurisdiction over the Property requires remedial action to correct the presence of Hazardous Materials in, around, or under the Property (an “Environmental Event”), Borrower shall deliver prompt notice of the occurrence of such Environmental Event to Lender. Within thirty (30) days after Borrower has knowledge of the occurrence of an Environmental Event, Borrower shall deliver to Lender an Officer’s Certificate (an “Environmental Certificate”) explaining the Environmental Event in reasonable detail and setting forth the proposed remedial action, if any. Borrower shall promptly provide Lender with copies of all notices which allege or identify any actual or potential violation or noncompliance received by or prepared by or for Borrower in connection with any Environmental Law. For purposes of this paragraph, the term “notice” shall mean any summons, citation, directive, order, claim, pleading, letter, application, filing, report, findings, declarations or other materials pertinent to compliance of the Property and Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) with such Environmental Laws.
     12.3 Environmental Reports. Upon the occurrence and during the continuance of an Environmental Event with respect to any Individual Property or any Event of Default, Lender shall have the right to have its consultants perform a comprehensive environmental audit of such affected Individual Property. Such audit shall be conducted by an environmental consultant chosen by Lender and may include a visual survey, a record review, an area reconnaissance assessing the presence of hazardous or toxic waste or substances, PCBs or storage tanks at such Individual Property, an asbestos survey of such Individual Property, which may include random sampling of the Improvements and air quality testing, and such further site assessments as Lender may reasonably require due to the results obtained from the foregoing. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) grants Lender, its agents, consultants and contractors the right to enter any Individual Property affected by an Environmental Event as reasonable or appropriate for the circumstances for the purposes of performing such studies and the reasonable cost of such studies shall be due and payable by Borrower to Lender upon demand and shall be secured by the Lien of the Security Instrument. Lender shall not unreasonably interfere with, and Lender shall direct the environmental consultant to use its commercially reasonable efforts not to hinder, Borrower’s, Maryland Loan Guarantor’s, Master Lessee’s or any Tenant’s operations upon such Individual Property when conducting such audit, sampling or inspections. By undertaking any of the measures identified in and pursuant to this Section 12.3, Lender shall not be deemed to be exercising any control over the operations of Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) or the handling of any environmental matter or hazardous wastes or substances of Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) for purposes of incurring or being subject to liability therefor.
     12.4 Environmental Indemnification. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall protect, indemnify, save, defend, and hold harmless the Indemnified Parties from and against any and all liability, loss, damage, actions, causes of action, costs or expenses whatsoever (including reasonable attorneys’ fees and expenses) and any and all claims, suits and judgments which any Indemnified Party may suffer, as a result of or with respect to: (a) any Environmental Claim relating to or arising from the Property; (b) the violation of any Environmental Law in connection with the Property; (c) any release, spill, or the presence of any Hazardous Materials affecting the Property; and (d) the presence at, in, on or under, or the release, escape, seepage, leakage, discharge or migration at or from, the Property of any Hazardous Materials, whether or not such condition was known or unknown to Borrower, provided that, in each case, the liabilities and obligations of Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) hereunder shall not apply to the extent that any event or condition described in the foregoing clauses (a) through (d) (i) is fully insured against by an Environmental Insurance Policy and the related insurer defends Lender and fully pays Lender’s claims thereunder, (ii) is caused by or results from the gross negligence or willful misconduct of any of the Indemnified Parties or any of their respective Affiliates, agents, employees or contractors, or (iii) did not occur (but need not have been discovered) prior to (A) the foreclosure of the Security Instrument, (B) the delivery by Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) to Lender or its designee of a deed-in-lieu of foreclosure with respect to the Property, or (C) Lender’s or its designee’s taking possession and control of the Property after the occurrence of an Event of Default. If any action or other proceeding shall be brought against Lender which Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) is required to defend pursuant to the foregoing provisions of this Section 12.4, upon written notice from Borrower to Lender (given reasonably promptly following Lender’s notice to Borrower of such action or proceeding), Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall be entitled to assume the defense thereof, at Borrower’s expense, with counsel reasonably acceptable to Lender; provided, however, Lender may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give Lender a right to control such defense, which right Borrower expressly retains. Notwithstanding the foregoing, each Indemnified Party shall have the right to employ separate counsel in any action or other proceeding which Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) is required to defend pursuant to the foregoing provisions of this Section 12.4, at Borrower’s expense if, in the reasonable opinion of legal counsel, a conflict or potential conflict exists between the Indemnified Party and Borrower that would make such separate representation advisable. Notwithstanding the foregoing, Lender and the other Indemnified Parties agree to seek recovery against Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) for losses for which they are indemnified under this Section 12.4 only after a claim for such losses has been filed under any Environmental Insurance Policy then in full force and effect which covers such losses and Lender has received any written communication from the insurer rejecting such claim. In addition, Borrower shall have no obligation to indemnify an Indemnified Party for damage or loss resulting from such Indemnified Party’s gross negligence or willful misconduct.
     12.5 Recourse Nature of Certain Indemnifications. Except as otherwise provided in this Agreement or in any other Loan Document, including, without limitation, the provisions of Article XVIII, the indemnification provided in Section 12.4 shall be fully recourse to Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) and shall be independent of, and shall survive, the discharge of the Indebtedness, the release of the Lien created by the Security Instrument, and/or the conveyance of title to the Property to Lender or any purchaser or designee in connection with a foreclosure of the Security Instrument or conveyance in lieu of foreclosure.
          XIII. RESERVED
          XIV. SECURITIZATION
     14.1 Sale of Notes and Securitization. At the request of Lender and, to the extent not already required to be provided by Borrower or Maryland Loan Guarantor under this Agreement, Borrower and Maryland Loan Guarantor shall use reasonable efforts to cooperate with Lender and the Rating Agencies in connection with the sale of one or more of the Notes or a participation interest therein as part of the securitization (such sale and/or securitization, the “Securitization”) of rated single or multi-class securities (the “Securities”) secured by or evidencing ownership interests in the applicable Note or Notes and this Agreement, including using reasonable efforts to cooperate with Lender and the Rating Agencies in connection with the actions set forth in clauses (a) through (d) below, but Borrower shall not, in connection with a Securitization, be required to incur, suffer or accept (except to a de minimis extent)) (i) any greater obligations or liabilities than as currently set forth in the Loan Documents or (ii) any cost or expense.
     (a) Provided Information. (i) Use reasonable efforts to provide such financial and other information (but not projections) with respect to the Property, Borrower, Maryland Loan Guarantor, Master Lessee and Guarantor to the extent such information is reasonably available to Borrower and provided any such request for financial information is consistent with the financial reporting requirements set forth in Article XI, (ii) provide business plans (but not projections) and budgets relating to the Property, to the extent previously prepared by or on behalf of the

Borrower, and (iii) cooperate with the holder of the Notes (and its representatives) in obtaining such site inspection, appraisals, market studies, environmental reviews and reports, engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Notes or reasonably requested by the Rating Agencies (all information provided pursuant to this Section 14.1 together with all other information heretofore provided to Lender in connection with the Loan, as such may be updated, at Lender’s request, in connection with a Securitization, or hereafter provided to Lender in connection with the Loan or a Securitization, being herein collectively called the “Provided Information”);
     (b) Opinions of Counsel. Use reasonable efforts to cause to be rendered such customary updates or customary modifications to the Opinions of Counsel delivered at the closing of the Loan as may be reasonably requested by the holder of the Notes or the Rating Agencies in connection with the Securitization;
     (c) Modifications to Loan Documents. Execute such amendments to the Security Instrument and Loan Documents as may be reasonably requested by Lender or the Rating Agencies in order to achieve the required rating or to effect the Securitization (including, without limitation, modifying the Payment Date and modifying the commencement and expiration of the Interest Period, in each case to dates other than as originally set forth in the Notes to the extent provided in the Note), and
     (d) Cooperation with Rating Agencies. Borrower and Maryland Loan Guarantor shall, on reasonable prior notice, (i) at Lender’s request, meet with representatives of the Rating Agencies at reasonable times to discuss the business and operations of the Property and (ii) cooperate with the reasonable requests of the Rating Agencies in connection with the Property. After a Securitization and until the Obligations are paid in full, Lender may provide the Rating Agencies with all financial reports and other information required hereunder, including copies of any default notices or other material notices delivered to and received from Lender hereunder, to enable them to continuously monitor the creditworthiness of Borrower and Maryland Loan Guarantor and to permit an annual surveillance of the implied credit rating of the Securities.
     14.2 Securitization Financial Statements. Borrower acknowledges that all financial information delivered by Borrower to Lender pursuant to Article XI may, at Lender’s option, be delivered to the Rating Agencies.
     14.3 Securitization Indemnification.
     14.3.1 Disclosure Documents. Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including a prospectus, private placement memorandum, collateral term sheet or a public registration statement (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, upon request, Borrower and Maryland Loan Guarantor shall reasonably cooperate with the holder of the Notes, at no cost or expense to Borrower, in updating the Provided Information for inclusion or summary in the Disclosure Document by providing all current information pertaining to Borrower, Maryland Loan Guarantor and the Property reasonably requested by Lender:
     14.3.2 Indemnification Certificate. In connection with each applicable Disclosure Document, Borrower and Maryland Loan Guarantor each agrees to provide, at Lender’s reasonable request, an indemnification certificate:
     (a) certifying that Borrower and Maryland Loan Guarantor each has carefully examined those portions of such memorandum or prospectus, as applicable, reasonably designated in writing by Lender for Borrower’s review pertaining to Borrower, Maryland Loan Guarantor, the Property, Guarantor, the Loan and/or the Provided Information and insofar as such sections or portions thereof specifically pertain to Borrower, Maryland Loan Guarantor, the Property, Guarantor, the Provided Information or the Loan (such portions, the “Relevant Portions”), the Relevant Portions do not (except to the extent specified by Borrower if Borrower does not agree with the statements therein), as of the date of such certificate, to Borrower’s knowledge, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.
     (b) subject to the provisions of Article XVIII hereof, indemnifying Lender and the Affiliates of Deutsche Bank Securities, Inc. (collectively, “DBS”) as well as Wachovia Bank, National Association and its Affiliates (“Wachovia”) that have prepared the Disclosure Document relating to the Securitization, each of their respective directors, each of their respective officers who have signed the Disclosure Document and each person or entity who controls DBS or Wachovia within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and DBS and Wachovia, together with the Lender Group, each of their respective directors and each person who controls DBS or Wachovia or the Lender Group, within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any actual, out-of-pocket losses, third party claims, damages (excluding lost profits, diminution in value and other consequential damages) or liabilities arising out of third party claims (the “Liabilities”) to which any member of the Underwriter Group may become subject to the extent such Liabilities arise out of or are based upon any untrue statement of any material fact contained in the Relevant Portions and in the Provided Information or arise out of or are based upon the omission by Borrower to state therein a material fact required to be stated in the Relevant Portions in order to make the statements in the Relevant Portions in light of the circumstances under which they were made, not misleading (except that (x) Borrower’s obligation to indemnify in respect of any information contained in a Disclosure Document that is derived in part from information provided by Borrower or any Affiliate of Borrower and in part from information provided by others unrelated to or not employed by Borrower, and (y) Borrower shall have no responsibility for the failure of any member of the Underwriting Group to accurately transcribe written information supplied by Borrower or to include such portions of the Provided Information); provided that Liabilities shall exclude all actual, out-of-pocket losses, third party claims, damages or liabilities arising out any corrections, qualifications and/or clarifications to the Relevant Portions which are disclosed by Borrower to Lender in writing as provided above and as to which Lender does not change the Relevant Portions to reflect such corrections, qualifications and/or clarifications). The indemnity contained in the indemnification certificate will be in addition to any liability which Borrower may otherwise have.
     (c) The indemnification certificate shall provide that Borrower’s and Maryland Loan Guarantor’s liability under the indemnification certificate shall be (i) limited solely to Liabilities arising solely out of or based upon any such untrue statement or omission made in a Disclosure Document in reliance upon and in conformity with the Relevant Portions and (ii) subject to the provisions of Article XVIII hereof.
     (d) The indemnification certificate shall also provide that promptly after receipt by an indemnified party of notice of the commencement of any action covered by the indemnification certificate, such indemnified party will notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party thereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After such notice from the indemnifying party to such indemnified party of its assumption of such defense, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, if an indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it that are different from or in conflict with those available to the indemnifying party, or indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties at the expense of the indemnifying party.
     (e) Retention of Servicer. Lender reserves the right to retain the Servicer at no cost or expense to Borrower. Lender has advised Borrower that the Servicer initially retained by Lender shall be Wachovia Bank, National Association or its Affiliate. Borrower shall pay any fees and expenses of the Servicer and any reasonable third party fees and expenses of the Servicer, including, without limitation, special servicing fees, work out fees and reasonable attorneys fees and disbursements, in connection with a prepayment, release or substitution of the Property, assumption or modification of the Loan, or following an event of Default, special servicing or work out of the Loan or enforcement of the Loan Documents; provided however that Servicer fees (excluding any reasonable third party fees and expenses) for releases, substitutions and prepayments shall not exceed the following amounts:
          (i) Releases: $2500 (inclusive of payoff calculation) per release;
          (ii) Substitutions: $7500 per substitution; and
          (iii) Prepayments: $300 for payoff quote calculation.

          XV. ASSIGNMENTS AND PARTICIPATIONS
     15.1 Assignment and Acceptance. Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of one or more of the Notes); provided that the parties to each such assignment shall execute and deliver to Lender, for its acceptance and recording in the Register (as hereinafter defined), an Assignment and Acceptance. In addition, Lender may participate to one or more Persons all or any portion of its rights and obligations under this Agreement and the other Loan Documents (including without limitation, all or a portion of one or more of the Notes) utilizing such documentation to evidence such participation and the parties’ respective rights thereunder as Lender, in its sole discretion, shall elect.
     15.2 Effect of Assignment and Acceptance. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of Lender, as the case may be, hereunder and such assignee shall be deemed to have assumed such rights and obligations, and (ii) Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of Lender’s rights and obligations under this Agreement and the other Loan Documents, Lender shall cease to be a party hereto) accruing from and after the effective date of the Assignment and Acceptance, except with respect to (A) any payments made by Borrower to Lender pursuant to the terms of the Loan Documents after the effective date of the Assignment and Acceptance and (B) any letter of credit, cash deposit or other deposits or security (other than the Lien of the Security Instrument and the other Loan Documents) delivered to or for the benefit of or deposited with German American Capital Corporation, on behalf of the holders of the Notes, as Lender, for which German American Capital Corporation, on behalf of the holders of the Notes, shall remain responsible for the proper disposition thereof until such items are delivered to a party who is qualified as an Approved Bank and agrees to hold the same in accordance with the terms and provisions of the agreement pursuant to which such items were deposited.
     15.3 Content. By executing and delivering an Assignment and Acceptance, Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or Maryland Loan Guarantor or the performance or observance by Borrower or Maryland Loan

Guarantor of any of its obligations under any Loan Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes Lender to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to Lender by the terms hereof together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform, in accordance with their terms, all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by Lender.
     15.4 Register. Lender shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lender and each assignee pursuant to this Article XV and the principal amount of the Loan owing to each such assignee from time to time (the “Register”). The entries in the Register shall, with respect to such assignees, be conclusive and binding for all purposes, absent manifest error. The Register shall be available for inspection by Borrower or any assignee pursuant to this Article XV at any reasonable time and from time to time upon reasonable prior written notice.
     15.5 Substitute Notes. Upon its receipt of an Assignment and Acceptance executed by an assignee, together with any Note or Notes subject to such assignment, Lender shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit M hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt written notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower, at Lender’s expense, shall execute and deliver to Lender in exchange and substitution for the surrendered Note or Notes a new Note to the order of such assignee in an amount equal to the portion of the Loan assigned to it and a new Note to the order of Lender in an amount equal to the portion of the Loan retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate then outstanding principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the Notes (modified, however, to the extent necessary so as not to impose duplicative or increased obligations on Borrower and to delete obligations previously satisfied by Borrower). Notwithstanding the provisions of this Article XV, Borrower shall not be responsible or liable for any additional taxes, reserves, adjustments or other costs and expenses that are related to, or arise as a result of, any transfer of the Loan or any interest or participation therein that arise from the transfer of the Loan or any interest or participation therein or from the execution of the new Note contemplated by this Section 15.5, including, without limitation, any mortgage tax. Lender and/or the assignees, as the case may be, shall from time to time designate one agent through which Borrower shall request all approvals and consents required or contemplated by this Agreement and on whose statements Borrower may rely.
     15.6 Participations. Each assignee pursuant to this Article XV may sell participations to one or more Persons (other than Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Note held by it); provided, however, that (i) such assignee’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such assignee shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such assignee shall remain the holder of any such Note for all purposes of this Agreement and the other Loan Documents, (iv) Borrower, Lender and the assignees pursuant to this Article XV shall continue to deal solely and directly with such assignee in connection with such assignee’s rights and obligations under this Agreement and the other Loan Documents, (v) Borrower shall bear no costs or expenses in connection therewith, (vi) Borrower shall not be required to incur, suffer or accept (except to a de minimis extent)) any greater obligations or liabilities than as currently set forth in the Loan Documents, and (vii) the economics of the Loan, taken as a whole, shall not change in a manner which is adverse to Borrower. In the event that more than one (1) party comprises Lender, Lender shall designate one party to act on the behalf of all parties comprising Lender in providing approvals and all other necessary consents under the Loan Documents and on whose statements Borrower may rely.
     15.7 Disclosure of Information. Any assignee pursuant to this Article XV may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Article XV, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower furnished to such assignee by or on behalf of Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing for the benefit of Borrower to preserve the confidentiality of any confidential information received by it.
     15.8 Security Interest in Favor of Federal Reserve Bank. Notwithstanding any other provision set forth in this Agreement or any other Loan Document, any assignee pursuant to this Article XV may at any time create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents (including, without limitation, the amounts owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
          XVI. RESERVE ACCOUNTS
     16.1 Tax Reserve Account. In accordance with the time periods set forth in Section 3.1, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall cause to be deposited into the Tax Reserve Account an amount equal to (a) one-twelfth of the annual Impositions that Lender reasonably estimates, based on the most recent tax bill for the Property, will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Impositions thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment thereof and (b) one-twelfth of the annual Other Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months (said monthly amounts in (a) and (b) above hereinafter called the “Monthly Tax Reserve Amount,” and the aggregate amount of funds held in the Tax Reserve Account being the “Tax Reserve Amount”). As of the Closing Date, the Monthly Tax Reserve Amount is $739,696.79, but such amount is subject to adjustment by Lender upon notice to Borrower. The Monthly Tax Reserve Amount shall be paid by Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) to Lender on each Payment Date. Lender will apply the Monthly Tax Reserve

Amount to payments of Impositions and Other Charges required to be made by Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) pursuant to Article V and Article VII and under the Security Instrument, subject to Borrower’s right to contest Impositions in accordance with Section 7.3. In making any payment relating to the Tax Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of funds in the Tax Reserve Account shall exceed the amounts due for Impositions and Other Charges pursuant to Article V and Article VII, Lender shall credit such excess against future payments to be made to the Tax Reserve Account. If at any time Lender reasonably determines that the Tax Reserve Amount is not or will not be sufficient to pay Impositions and Other Charges by the dates set forth above, Lender shall notify Borrower of such determination and Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment of the Impositions and Other Charges. Upon payment of the Impositions and Other Charges, Lender shall reassess the amount necessary to be deposited in the Tax Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Tax Reserve Account.
     16.2 Insurance Reserve Account. Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall, in accordance with the time periods set forth in Section 3.1, cause to be deposited into the Insurance Reserve Account an amount equal to one-twelfth of the insurance premiums that Lender reasonably estimates, based on the most recent bill, will be payable for the renewal of the coverage afforded by the insurance policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such insurance premiums thirty (30) days prior to the expiration of the policies required to be maintained by Borrower pursuant to the terms hereof (said monthly amounts hereinafter called the “Monthly Insurance Reserve Amount,” and the aggregate amount of funds held in the Insurance Reserve Account being the “Insurance Reserve Amount”). As of the Closing Date, the Monthly Insurance Reserve Amount is $206,007.88, but such amount is subject to adjustment by Lender upon notice to Borrower. The Monthly Insurance Reserve Amount shall be paid by Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) to Lender on each Payment Date. Lender will apply the Monthly Insurance Reserve Amount to payments of insurance premiums required to be made by Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) pursuant to Article VI and under the Security Instrument. In making any payment relating to the Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the insurer or agent, without inquiry into the accuracy of such bill, statement or estimate or into the validity thereof. If the amount of funds in the Insurance Reserve Account shall exceed the amounts due for insurance premiums pursuant to Article VI, Lender shall credit such excess against future payments to be made to the Insurance Reserve Account. If at any time Lender reasonably determines that the Insurance Reserve Amount is not or will not be sufficient to pay insurance premiums by the dates set forth above, Lender shall notify Borrower of such determination and Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the applicable insurance policies. Upon payment of such insurance premiums, Lender shall reassess the amount necessary to be deposited in the Insurance Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Insurance Reserve Account.
     16.3 Structural Repair Reserve Account.
     (a) In accordance with the time periods set forth in Section 3.1, Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall deposit, or cause to be deposited into the Structural Repair Reserve Account, an amount equal to the Monthly Structural Repair Reserve Amount to be held by the Cash Management Bank for the benefit of Lender as additional security for the Loan in accordance with Section 3.1 and the Account Agreement.
     (b) Lender shall make disbursements from the Structural Repair Reserve Account to or as directed by Borrower to pay or reimburse Borrower for the cost of Structural Repairs in accordance with and in the manner provided in this Section 16.3. Any Structural Repairs that in the aggregate with all related Structural Repairs (collectively, a “Project”) would reasonably be expected to cost in excess of the Threshold Amount shall be subject to compliance with Section 10.2. Lender shall, within fifteen (15) Business Days of a written request from Borrower and upon satisfaction of the requirements set forth in this Section 16.3, disburse to Borrower amounts from the Structural Repair Reserve Account necessary to pay for the actual costs incurred with respect to Structural Repairs, which work shall be subject to the inspection of Lender for compliance with the requirements of this Agreement. In no event shall Lender be obligated to disburse funds from the Structural Repair Reserve Account if a Monetary Default or an Event of Default exists.
     (c) Each request for disbursement from the Structural Repair Reserve Account shall be in a form reasonably specified or reasonably approved by Lender and be submitted together with an Officer’s Certificate specifying the specific items for which the disbursement is requested, certifying that such item qualifies as a Structural Repair, the estimated cost for the applicable Project through completion and the cost of each item purchased. Each request for disbursement shall be delivered at least fifteen (15) Business Days prior to the date of the requested disbursement and shall include copies of invoices for all costs incurred and each request shall include evidence satisfactory to Lender of payment of all such amounts or evidence that such amounts will be paid by such disbursement. Borrower shall not make a request for disbursement from the Structural Repair Reserve Account more frequently than once in any calendar month and the total amount of any request shall not be less than $10,000 (except in the case of the final request for disbursement).
     16.4 Immediate Repair and Remediation Reserve Account.
     (a) On the Closing Date, a portion of the Loan in the amount of $404,310, representing one hundred twenty-five percent (125%) of the cost to complete the Immediate Repairs and Remediation, will be deposited by Lender into the Immediate Repair and Remediation Reserve Account. Subject to the pre-conditions to disbursement set forth in this Section 16.4, Lender shall make disbursements of amounts deposited in the Immediate Repair and Remediation Reserve Account from time to time (but no more frequently than once a calendar month) to pay for the costs of completing the Immediate Repairs and Remediation.

Lender shall, upon written request from Borrower and satisfaction of the requirements to final disbursement set forth in this Section 16.4 (the “Completion”), instruct the Cash Management Bank to disburse to Borrower the amounts remaining in the Immediate Repair and Remediation Reserve Account. Subject to Excusable Delay, the Completion shall occur on or before the date which is one hundred eighty (180) days following the date hereof (the “Immediate Repairs and Remediation Completion Deadline”). In the event Completion does not occur on or before the Immediate Repairs Completion Deadline, Lender shall notify Borrower of such fact and Borrower shall have a period of at least thirty (30) days, as determined by Lender and set forth in such notice, to effect the Completion. It shall be an Event of Default hereunder in the event the Completion does not occur on or before the Immediate Repairs and Remediation Completion Deadline or any date afforded by Lender’s notice to effect the Completion as set forth in Lender’s notice, and upon such event, Lender shall have no further obligation to disburse the remaining amounts deposited in the Immediate Repair and Remediation Reserve Account to Borrower and such remaining amounts shall be applied by Lender reduce the Principal Amount then outstanding under the Notes.
     (b) Amounts deposited in the Immediate Repair and Remediation Reserve Account may be disbursed from time to time, (provided that Borrower shall not make a request for disbursement therefrom more frequently than once in any calendar month and the total amount of any request shall not be less than $10,000 (except in the case of the final request for disbursement)) upon Borrower’s satisfaction of the conditions set forth in subsection (c) below, except that the final disbursement of amounts deposited in the Immediate Repair and Remediation Reserve Account shall not be disbursed until the conditions set forth in subsection (c)(ii)(E) shall have also been satisfied.
     (c) The obligation of Lender to disburse any portion of the amounts deposited in the Immediate Repair and Remediation Reserve Account is subject to the condition precedent that all of the following requirements shall have been completed to Lender’s reasonable satisfaction:
          (i) No Event of Default shall have occurred and be continuing;
          (ii) Lender shall have received the following items:
               (A) a request for advance duly executed by an authorized officer of the Borrower delivered to Lender no earlier than ten (10) Business Days prior to the date the disbursement is requested;
               (B) with respect to all but the final disbursement of the amounts deposited in the Immediate Repair and Remediation Reserve Account, a certificate from Borrower certifying to Lender that there are sufficient funds remaining in the Immediate Repair and Remediation Reserve Account to attain Completion;
               (C) with respect to all but the final disbursement of the amounts deposited in the Immediate Repair and Remediation Reserve Account, evidence reasonably satisfactory to Lender that the applicable Immediate Repairs and Remediation have been completed and all amounts due in respect thereof have been paid, including specific general ledger entries and/or copies of invoices, in either case, equal to (or greater than) the amount being disbursed from the Immediate Repair and Remediation Reserve Account;
               (D) payment of all of Lender’s costs and expenses, if any, incurred in connection with disbursement from the Immediate Repair and Remediation Reserve Account, including, without limitation, reasonable attorneys fees and disbursements (which may, at the option of Lender, be paid from the amounts deposited in the Immediate Repair and Remediation Reserve Account); and
               (E) in connection with the final disbursement (in addition to satisfying each of the conditions, other than the condition in clauses (B) and (C), set forth above), a certificate from Lender’s Consultant certifying to Lender that the Immediate Repairs and Remediation have been completed to the satisfaction of such Person.
     16.5 Master Lease Variable Additional Rent Reserve Account and LCR Deterioration Reserve Account.
     (a) Pursuant to and in accordance with the provisions of Section 3.1, during a Low LCR Cash Sweep Period, certain monies shall be transferred, in accordance with Section 3.1 hereof, from the Holding Account into the Master Lease Variable Additional Rent Reserve Account and retained by Lender as additional security for the Indebtedness and shall be applied or disbursed as hereinafter provided. From and after the occurrence and continuation of an Event of Default, Lender shall have the right to apply any amounts then remaining in the Master Lease Variable Additional Rent Reserve Account to repay the Indebtedness or any other amounts due hereunder or under the other Loan Documents in such order, manner and amount as Lender shall determine in its sole discretion. Provided no Event of Default has occurred and is then continuing hereunder, Lender shall instruct the Cash Management Bank to transfer to Borrower’s Account, free and clear of all Liens, any amounts remaining in the Master Lease Variable Additional Rent Reserve Account within ten (10) Business Days following the termination of a Low LCR Cash Sweep Period.
     (b) Following each Fiscal Quarter after the Closing Date, Lender will perform an LCR Test to determine whether a Low LCR Cash Sweep Period has occurred and is continuing. Such LCR Test shall be made by Lender based on the financial information delivered by Borrower pursuant to Section 11.1 hereof. Pursuant to and in accordance with the provisions of Section 3.1, during a Low LCR Cash Sweep Period, the Excess Proceeds shall be transferred, in accordance with Section 3.1 hereof, from the Holding Account into the LCR Deterioration Reserve Account and retained by Lender as additional security for the Indebtedness and shall be applied or disbursed as hereinafter provided. From and after the occurrence and continuation of an Event of Default, Lender shall have the right to apply any amounts then remaining in the LCR Deterioration Reserve Account to repay the Indebtedness or any other amounts due hereunder or under the other Loan Documents in such order, manner and amount as Lender shall determine in its sole discretion. Provided no Event of Default has occurred and is then continuing hereunder, Lender shall instruct the Cash Management Bank to transfer to Borrower’s Account, free and clear of all Liens, any amounts remaining in the LCR Deterioration Reserve Account within ten (10) Business Days following the termination of a Low LCR Cash Sweep Period.
          XVII. DEFAULTS
     17.1 Event of Default.
     (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
          (i) if (A) the Indebtedness is not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest due under the Notes is not paid in full on or before the fifth (5th) calendar day following the applicable Payment Date (or, if such fifth (5th) calendar day is not a Business Day, on or before the immediately preceding Business Day), (C) any prepayment of principal due under this Agreement or the Notes is not paid on or before the fifth (5th) calendar day following the date the same is due (or, if such fifth (5th) calendar day is not a Business Day, on or before the immediately preceding Business Day), (D) the Yield Maintenance Premium is not paid when due, (E) any deposit to the Holding Account is not made when due, and such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower, or (F) except as to any amount included in (A), (B), (C) or (D) of this clause (i), any other amount payable pursuant to this Agreement, the Notes or any other Loan Document is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;
          (ii) subject to Borrower’s right to contest as set forth in Section 7.3, if any of the Impositions or Other Charges are not paid prior to the imposition of any interest, penalty, charge or expense for the non-payment thereof;
          (iii) if the insurance policies required by Section 6.1 are not kept in full force and effect or if certified copies of any of such insurance policies are not delivered to Lender within fifteen (15) days of the effective date of such insurance policies;
          (iv) if, except as permitted pursuant to this Agreement, any of the following shall occur: (a) any Transfer of any direct or indirect legal, beneficial or equitable interest in all or any portion of the Property, (b) any Transfer of any direct or indirect interest in Borrower, Master Lessee, Maryland Loan Guarantor any other SPE Entity or Guarantor, (c) Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) fails to remove any Lien or encumbrance (other than a Permitted Encumbrance) on all or any portion of the Property (other than a Permitted Encumbrance) within thirty (30) days after Lender delivers written notice thereof to Borrower, (d) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect interests in Borrower, Maryland Loan Guarantor, Master Lessee, any other SPE Entity or Guarantor or (e) the filing of a declaration of condominium with respect to the Property;
          (v) if any representation or warranty made by Borrower or Maryland Loan Guarantor herein or by Borrower, Maryland Loan Guarantor or Guarantor in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made, unless, if the representation or warranty is of a nature that can be made to be true and correct as of the then-current date, and is not likely to have a Material Adverse Effect and was not intentionally false or misleading in any material respect when made, then same does not constitute an Event of Default if Borrower makes such representation or warranty true and correct and not misleading within thirty (30) days after written notice thereof from Lenders;
          (vi) if Borrower, Maryland Loan Guarantor, Master Lessee, any other SPE Entity or Guarantor shall make an assignment for the benefit of creditors;
          (vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Maryland Loan Guarantor, Master Lessee, any other SPE Entity or Guarantor or Borrower, Maryland Loan Guarantor, Master Lessee, any other SPE Entity or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Maryland Loan Guarantor, Master Lessee, any other SPE Entity or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Maryland Loan Guarantor, Master Lessee, any other SPE Entity or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Maryland Loan Guarantor, Master Lessee, any other SPE Entity or Guarantor upon the same not being discharged, stayed or dismissed within one hundred (120) days;
          (viii) if Borrower, Maryland Loan Guarantor, any other SPE Entity or Guarantor, as applicable, attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
          (ix) with respect to any term, covenant or provision set forth herein (other than the other subsections of this Section 17.l) which specifically contains a notice requirement or grace period, if Borrower, Maryland Loan Guarantor, any other SPE Entity or Guarantor shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
          (x) if any of the assumptions contained in the Non-Consolidation Opinion, in any Additional Non-Consolidation Opinion or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue;
          (xi) if Borrower or Maryland Loan Guarantor shall fail to comply with any covenants set forth in Section 5.1.4, Section 5.2.9 or Section 5.2.21;
          (xii) except as provided clause (xi) above, if Borrower or Maryland Loan Guarantor shall fail to comply with any covenants set forth in Article V or Section XI with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

          (xiii) if Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall fail to comply with any covenants set forth in Section 3(d) or Section 8 of the Security Instrument with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;
          (xiv) if Borrower or Maryland Loan Guarantor shall fail to deposit any sums required to be deposited in the Collateral Accounts pursuant to Article XVI when due;
          (xv) if this Agreement or any other Loan Document or any Lien granted hereunder or thereunder, in whole or in part, shall terminate or shall cease to be effective or shall cease to be a legally valid, binding and enforceable obligation of Borrower, Maryland Loan Guarantor or Guarantor, or any Lien securing the Indebtedness shall, in whole or in part, cease to be a perfected first priority Lien, subject to the Permitted Encumbrances (except in any of the foregoing cases in accordance with the terms hereof or under any other Loan Document or by reason of any affirmative act of Lender);
          (xvi) except as expressly permitted pursuant to the Loan Documents, if Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) or Master Lessee grants any easement, covenant or restriction (other than the Permitted Encumbrances) over the Property and such easement, covenant or restriction is not terminated within thirty (30) days after Lender delivers written notice thereof to Borrower;
          (xvii) if the Master Lease shall be materially modified without the prior written consent of Lender, except as expressly permitted hereunder;
          (xviii) if Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) shall be in default in any material obligation on the part of Borrower (or in the case of the Maryland Property, Maryland Loan Guarantor) beyond any applicable notice periods and cure periods pursuant to the terms of the Master Lease and such default is reasonably likely to have a Material Adverse Effect;
          (xix) if the Master Lease shall terminate;
          (xx) if Borrower or Maryland Loan Guarantor shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or of any Loan Document not specified in clauses (i) through (xix) above, for thirty (30) days after notice from Lender; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided, further, that Borrower or Maryland Loan Guarantor, as applicable, shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower or Maryland Loan Guarantor, as applicable, in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.
     (b) Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (a)(vi), (vii) or (viii) above) Lender may, without notice or demand, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action that Lender deems advisable to protect and enforce its rights against Borrower and Maryland Loan Guarantor and in the Property, including, without limitation, (i) declaring immediately due and payable the entire Principal Amount together with interest thereon and all other sums due by Borrower and Maryland Loan Guarantor under the Loan Documents, (ii) collecting interest on the Principal Amount at the Default Rate whether or not Lender elects to accelerate the Notes and (iii) enforcing or availing itself of any or all rights or remedies set forth in the Loan Documents against Borrower, Maryland Loan Guarantor and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (a)(vi) or (a)(vii) above, the Indebtedness and all other obligations of Borrower and Maryland Loan Guarantor hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower and Maryland Loan Guarantor each hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. The foregoing provisions shall not be construed as a waiver by Lender of its right to pursue any other remedies available to it under this Agreement, the Security Instrument or any other Loan Document. Any payment hereunder may be enforced and recovered in whole or in part at such time by one or more of the remedies provided to Lender in the Loan Documents.
     17.2 Remedies.
     (a) Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower and Maryland Loan Guarantor under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or Maryland Loan Guarantor or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower and Maryland Loan Guarantor each agrees that if an Event of Default is continuing (i) Lender shall not be subject to any one action or election of remedies law or rule and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Indebtedness or the Indebtedness has been paid in full.
     (b) Upon the occurrence and during the continuance of an Event of Default, with respect to the Account Collateral, the Lender may:
          (i) without notice to Borrower, except as required by law, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Account Collateral against the Obligations, operating expenses and/or Capital Expenditures for the Property or any part thereof;
          (ii) in Lender’s sole discretion, at any time and from time to time, exercise any and all rights and remedies available to it under this Agreement, and/or as a secured party under the UCC;
          (iii) demand, collect, take possession of or receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Account Collateral (or any portion thereof) as Lender may determine in its sole discretion; and
          (iv) take all other actions provided in, or contemplated by, this Agreement.
     (c) With respect to Borrower, Maryland Loan Guarantor, the Account Collateral and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Indebtedness, and Lender may seek satisfaction out of the Property or any part thereof, in its absolute discretion in respect of the Indebtedness. In addition, Lender shall have the right from time to time to partially foreclose this Agreement and the Security Instrument in any manner and for any amounts secured by this Agreement or the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower or Maryland Loan Guarantor defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal or interest, Lender may foreclose this Agreement and the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose this Agreement and the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by this Agreement or the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to this Agreement and the Security Instrument to secure payment of sums secured by this Agreement and the Security Instrument and not previously recovered.
     17.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement and the Security Instrument shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or Maryland Loan Guarantor pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower, Maryland Loan Guarantor or Guarantor shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower, Maryland Loan Guarantor or Guarantor or to impair any remedy, right or power consequent thereon.

     17.4 Costs of Collection. In the event that after an Event of Default: (i) the Notes or any of the Loan Documents is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; (ii) an attorney is retained to represent Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under the Notes or any of the Loan Documents; or (iii) an attorney is retained to protect or enforce the lien or any of the terms of this Agreement, the Security Instrument or any of the Loan Documents; then Borrower shall pay to Lender all reasonable attorney’s fees, costs and expenses actually incurred in connection therewith, including costs of appeal, together with interest on any judgment obtained by Lender at the Default Rate.
          XVIII. SPECIAL PROVISIONS
     18.1 Exculpation.
     18.1.1 Exculpated Parties. Except as set forth in this Section 18.1, the Recourse Guaranty and the Environmental Indemnity, no personal liability shall be asserted, sought or obtained by Lender or enforceable against (i) Borrower, (ii) any Affiliate of Borrower, (iii) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower or any Affiliate of Borrower or (iv) any direct or indirect partner, member, principal, officer, Controlling Person, beneficiary, trustee, advisor, shareholder, employee, agent, Affiliate or director of any Persons described in clauses (i) through (iii) above (collectively, the “Exculpated Parties”) and none of the Exculpated Parties shall have any personal liability (whether by suit deficiency judgment or otherwise) in respect of the Obligations, this Agreement, the Security Instrument, the Notes, the Property or any other Loan Document, or the making, issuance or transfer thereof, all such liability, if any, being expressly waived by Lender. The foregoing limitation shall not in any way limit or affect Lender’s right to any of the following and Lender shall not be deemed to have waived any of the following:
     (a) Foreclosure of the lien of this Agreement and the Security Instrument in accordance with the terms and provisions set forth herein and in the Security Instrument;
     (b) Action against any other security at any time given to secure the payment of the Notes and the other Obligations;
     (c) Exercise of any other remedy set forth in this Agreement or in any other Loan Document which is not inconsistent with the terms of this Section 18.1;
     (d) Any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Indebtedness secured by this Agreement and the Security Instrument or to require that all collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents; or
     (e) The liability of any given Exculpated Party with respect to any separate written guaranty or agreement given by any such Exculpated Party in connection with the Loan (including, without limitation, the Recourse Guaranty and the Environmental Indemnity).

     18.1.2 Carveouts From Non-Recourse Limitations. Notwithstanding the foregoing or anything in this Agreement or any of the other Loan Documents to the contrary, there shall at no time be any limitation on Borrower’s, Maryland Loan Guarantor’s or, except as set forth in the Recourse Guaranty, Guarantor’s liability for the payment, in accordance with the terms of this Agreement, the Notes, the Security Instrument and the other Loan Documents, to Lender of and for:
     (a) any actual out-of-pocket loss, damage, cost, expense, liability, claim and any other obligation incurred by or on behalf of Lender arising out of or in connection with fraud or intentional material misrepresentation by Borrower, Maryland Loan Guarantor, Master Lessee, Guarantor or any of their principals, officers, agents or employees in connection with the Loan;
     (b) damage to the Property arising from intentional misconduct of Borrower, Maryland Loan Guarantor, Master Lessee, Guarantor or any of their principals, officers, agents or employees, and any removal of assets forming part of any Individual Property by Borrower, Maryland Loan Guarantor or Master Lessee in violation of the Loan Documents;
     (c) any actual out-of-pocket loss, damage, cost, expense, liability, claim and any other obligation incurred by or on behalf of Lender arising out of or in connection with the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or herein concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in the Environmental Indemnity or herein, but only to the extent that the same are not insured against by an Environmental Insurance Policy;
     (d) the amount of any misappropriation or conversion by Borrower, Maryland Loan Guarantor or Master Lessee of (A) any Proceeds paid by reason of any casualty, damage or destruction of the Property, (B) any Proceeds received in connection with a Taking, (C) any Rents following and during the continuance of an Event of Default, or (D) any Rents paid more than one (1) month in advance (it being agreed that no use of funds for the repair, maintenance or operations of the Property shall be treated as a “misappropriation” hereunder);
     (e) any actual out-of-pocket loss, damage, cost, expense, liability, claim and any other obligation incurred by or on behalf of Lender arising out of or in connection with a breach of any representation set forth in Section 4.1.29;
     (f) any actual out-of-pocket loss, damage, cost, expense, liability, claim and any other obligation incurred by or on behalf of Lender arising out of or in connection with Borrower’s or Maryland Loan Guarantor’s failure to obtain Lender’s prior consent to any Debt or voluntary Lien encumbering the Property as required by this Agreement or by the Security Instruments;
     (g) any actual out-of-pocket loss, damage, cost, expense, liability, claim and any other obligation incurred by or on behalf of Lender (including, without limitation, reasonable attorneys’ fees, causes of action, suits, claims, demands and adjustments of any nature or description whatsoever) which may at any time be imposed upon, incurred by or awarded against Lender, in the event (and arising out of such circumstances) that Borrower or Maryland Loan

Guarantor should raise any defense, counterclaim and/or allegation in any foreclosure action by Lender relative to any Individual Property or the Account Collateral or any part thereof which is found by a court of competent jurisdiction in a final, unappealable decision to have been raised by Borrower or Maryland Loan Guarantor in bad faith or to be without basis in fact or law;
     (h) any actual out-of-pocket loss, damage, cost, expense, liability, claim and any other obligation incurred by or on behalf of Lender arising out of or in connection with (A) any Borrower or Maryland Loan Guarantor filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (B) any Borrower or Maryland Loan Guarantor soliciting or causing to be solicited petitioning creditors for an involuntary petition against any Borrower or Maryland Loan Guarantor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or an involuntary case being commenced against any Borrower or Maryland Loan Guarantor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law with the collusion of any Individual Borrower or Maryland Loan Guarantor or any of its Affiliates, (C) any Borrower or Maryland Loan Guarantor filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (D) any Borrower or Maryland Loan Guarantor consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for any such Borrower or Maryland Loan Guarantor or any portion of the Property; (E) any Borrower or Maryland Loan Guarantor making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due;
     (i) any actual out-of-pocket loss, damage, cost, expense, liability, claim and any other obligation incurred by or on behalf of Lender arising out of or in connection with any Borrower’s or Maryland Loan Guarantor’s failure to obtain Lender’s prior written consent to any Transfer as required by the Loan Agreement or the Security Instruments; or
     (j) reasonable attorney’s fees and expenses incurred by Lender in connection with any successful suit filed on account of any of the foregoing clauses (a) through (i).
          Notwithstanding the foregoing provisions of this Section 18.1.2, Borrower and Maryland Loan Guarantor shall not be liable for the payment of any such costs and expenses to the extent that a court of competent jurisdiction determines in a final decision that the same arose by reason of the gross negligence, criminal acts, fraud or willful misconduct of Lender.
          XIX. MISCELLANEOUS
     19.1 Survival. This Agreement and all covenants, indemnifications, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Notes, and shall continue in full force and effect so long as all or any of the Indebtedness is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower or Maryland Loan Guarantor, shall inure to the benefit of the successors and assigns of Lender. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder and under the other Loan Documents shall be joint and several. The obligations and liabilities of Borrower and Maryland Loan Guarantor hereunder and under the other Loan Documents shall be joint and several.
     19.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.
     19.3 Governing Law.
               (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND MARYLAND LOAN GUARANTOR EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTES, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
               (B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER OR MARYLAND LOAN GUARANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER AND MARYLAND LOAN GUARANTOR EACH WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER AND MARYLAND LOAN GUARANTOR EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AND MARYLAND LOAN GUARANTOR EACH DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY
80 STATE STREET
ALBANY, NEW YORK 12207-2543
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER AND MARYLAND LOAN GUARANTOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER AND MARYLAND LOAN GUARANTOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER AND MARYLAND LOAN GUARANTOR (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
     19.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Notes, or of any other Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought (and, if a Securitization shall have occurred, a Rating Agency Confirmation is obtained), and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
     19.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Notes or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Notes or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Notes or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
     19.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, or (b) expedited prepaid delivery service, either commercial or

United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	German American Capital Corporation, on behalf of the holders of the Notes
60 Wall Street, 10th floor
New York, NY 10005
Attention: Todd Sammann and General Counsel

With a copy to:	Wachovia Bank, National Association, as Servicer, at such notice address as shall be designated by notice delivered in accordance with this Section.

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Harvey R. Uris, Esq.

With a copy to:	Wachovia Bank, National Association
375 Park Avenue, 5th Floor
New York, New York 10022
Attention: Mr. Peter Scola

If to Borrower (which shall
be deemed notice to
Maryland Loan Guarantor):	c/o BlueLinx Holdings Inc.
4300 Wildwood Parkway
Atlanta, Georgia 30339
Attention: Mr. David Morris, CFO & Treasurer

With a copy to:	Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Jeffrey A. Lenobel, Esq.
All notices, elections, requests and demands under this Agreement shall be effective and deemed received upon the earliest of (i) the actual receipt of the same by personal delivery or otherwise, (ii) one (1) Business Day after being deposited with a nationally recognized overnight courier service as required above, or (iii) three (3) Business Days after being deposited in the United States mail as required above. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, election, request, or demand sent.
     19.7 TRIAL BY JURY. EACH OF BORROWER, MARYLAND LOAN GUARANTOR AND LENDER AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND

INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER AND MARYLAND LOAN GUARANTOR EACH HEREBY AGREES AND CONSENTS THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT HERETO TO THE WAIVER OF ANY RIGHT TO TRIAL BY JURY. BORROWER AND MARYLAND LOAN GUARANTOR EACH ACKNOWLEDGES THAT IT HAS CONSULTED WITH LEGAL COUNSEL REGARDING THE MEANING OF THIS WAIVER AND ACKNOWLEDGES THAT THIS WAIVER IS AN ESSENTIAL INDUCEMENT FOR THE MAKING OF THE LOAN. THIS WAIVER SHALL SURVIVE THE REPAYMENT OF THE LOAN.
     19.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     19.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     19.10 Preferences. To the extent Borrower or Maryland Loan Guarantor makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
     19.11 Waiver of Notice. Borrower and Maryland Loan Guarantor shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
     19.12 Expenses; Indemnity.
     (a) Borrower and Maryland Loan Guarantor each covenants and agrees to pay or, if Borrower or Maryland Loan Guarantor fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) actually incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender pursuant to this Agreement); (ii) the servicing of the Loan by the Servicer after the Closing Date in accordance with Section 14.3.2(e); (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters as required herein or under the other Loan Documents; (iv) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (v) the filing and recording fees and expenses, mortgage recording taxes, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, Maryland Loan Guarantor, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; (vii) enforcing any obligations of or collecting any payments due from Borrower or Maryland Loan Guarantor under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a work-out or of any insolvency or bankruptcy proceedings and (viii) procuring insurance policies pursuant to Section 6.1; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Holding Account.
     (b) Subject to the non-recourse provisions of Section 18.1, Borrower and Maryland Loan Guarantor shall protect, indemnify and save harmless Lender, and all officers, directors, stockholders, members, partners, employees, agents, successors and assigns thereof (collectively, the Indemnified Parties) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including all reasonable attorneys’ fees and expenses actually incurred) imposed upon or incurred by or asserted against the Indemnified Parties or the Property or any part of its interest therein, by reason of the occurrence or existence of any of the following (to the extent Proceeds payable on account of the following shall be inadequate; it being understood that in no event will the Indemnified Parties be required to actually pay or incur any costs or expenses as a condition to the effectiveness of the foregoing indemnity) prior to (i) the acceptance by Lender or its designee of a deed-in-lieu of foreclosure with respect to the Property, or (ii) an Indemnified Party or its designee taking possession or control of the Property or (iii) the foreclosure of the Security Instrument, except to the extent caused by the actual willful misconduct or gross negligence of any Indemnified Party (other than such willful misconduct, criminal acts, fraud or gross negligence imputed to the Indemnified Parties because of their interest in the Property): (1) ownership of Borrower’s (or in the case of the Maryland Property, Maryland Loan Guarantor’s) interest in the Property, or any interest therein, or receipt of any Rents or other sum therefrom, (2) any accident, injury to or death of any persons or loss of or damage to property occurring on or about the Property or any Appurtenances thereto, (3) any design, construction, operation, repair, maintenance, use, non-use or condition of the Property or Appurtenances thereto, including claims or penalties arising from violation of any Legal Requirement, Environmental Law or Insurance Requirement, as well as any claim based on any patent or latent defect, whether or not discoverable by Lender, any claim the insurance as to which is inadequate, and any Environmental Claim except to the extent such Environmental Claim is covered by the Environmental Insurance Policy and the related insurer agrees to pay Lender’s claims thereunder, (4) any Event of Default under this Agreement or any of the other Loan Documents, (5) any performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof, (6) any negligence or tortious act or omission on the part of Borrower, Maryland Loan Guarantor or any of its agents, contractors, servants, employees, sublessees, licensees or invitees, (7) any contest referred to in Section 7.3 hereof, or (8) any obligation or undertaking relating to the performance or discharge of any of the terms, covenants and conditions of the landlord contained in the Leases. Any amounts the Indemnified Parties are legally entitled to receive under this Section 19.12(b) which are not paid within thirty (30) days after written demand therefor by the Indemnified Parties or Lender, setting forth in reasonable detail the amount of such demand and the basis therefor, shall bear interest from the date of demand at the Default Rate, and shall, together with such interest, be part of the Indebtedness and secured by the Security Instrument. In case any action, suit or proceeding is brought against the Indemnified Parties by reason of any such occurrence, Borrower shall at Borrower’s expense resist and defend such action, suit or proceeding or will cause the same to be resisted and defended by counsel at Borrower’s reasonable expense for the insurer of the liability or by counsel designated by Borrower (unless reasonably disapproved by Lender promptly after Lender has been notified of such counsel); provided, however, that nothing herein shall compromise the right of Lender (or any Indemnified Party) to appoint its own counsel at Borrower’s reasonable expense for its defense with respect to any action which in its reasonable opinion presents a conflict or potential conflict between Lender and Borrower that would make such separate representation advisable; provided, further, that if Lender shall have appointed separate counsel pursuant to the foregoing, Borrower shall not be responsible for the expense of additional separate counsel of any Indemnified Party unless in the reasonable opinion of Lender a conflict or potential conflict exists between such Indemnified Party and Lender. So long as Borrower is resisting and defending such action, suit or proceeding as provided above in a prudent and commercially reasonable manner, Lender and the Indemnified Parties shall not be entitled to settle such action, suit or proceeding without Borrower’s consent which shall not be unreasonably withheld or delayed, and claim the benefit of this Section 19.12(b) with respect to such action, suit or proceeding and Lender agrees that it will not settle any such action, suit or proceeding without the consent of Borrower. Any Indemnified Party will give Borrower prompt notice after such Indemnified Party obtains actual knowledge of any potential claim by such Indemnified Party for indemnification hereunder.

     19.13 Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
     19.14 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Notes and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower or Maryland Loan Guarantor may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower or Maryland Loan Guarantor in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower and Maryland Loan Guarantor.
     19.15 Liability of Assignees of Lender. No assignee of Lender shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other Loan Document or any amendment or amendments hereto made at any time or times, heretofore or hereafter, any different than the liability of Lender hereunder. In addition, no assignee shall have at any time or times hereafter any personal liability, directly or indirectly, under or in connection with or secured by any agreement, lease, instrument, encumbrance, claim or right affecting or relating to the Property or to which the Property is now or hereafter subject any different than the liability of Lender hereunder. The limitation of liability provided in this Section 19.15 is (i) in addition to, and not in limitation of, any limitation of liability applicable to the assignee provided by law or by any other contract, agreement or instrument, and (ii) shall not apply to any assignee’s gross negligence or willful misconduct.
     19.16 No Joint Venture or Partnership; No Third Party Beneficiaries.
     (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender or to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
     (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and Maryland Loan Guarantor and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower and Maryland Loan Guarantor any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

     19.17 Publicity. Other than legally required disclosures, filings and reporting requirements, all news releases, publicity or advertising by Borrower or Lender or their respective Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, or any of its Affiliates shall be subject to the prior written approval of Lender and Borrower.
     19.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower and Maryland Loan Guarantor, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Maryland Loan Guarantor, Borrower’s and Maryland Loan Guarantor’s members and others with interests in Borrower, Maryland Loan Guarantor and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Indebtedness without any prior or different resort for collection or of the right of Lender to the payment of the Indebtedness out of the net proceeds of the Property in preference to every other claimant whatsoever.
     19.19 Waiver of Counterclaim and other Actions. Borrower and Maryland Loan Guarantor each hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by Lender on this Agreement, the Notes, the Security Instrument or any Loan Document, any and every right it may have to (i) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by Lender on this Agreement, the Notes, the Security Instrument or any Loan Document and cannot be maintained in a separate action) and (ii) have any such suit, action or proceeding consolidated with any other or separate suit, action or proceeding.
     19.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower or Maryland Loan Guarantor, and Borrower and Maryland Loan Guarantor each hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

     19.21 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.
     19.22 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
[NO FURTHER TEXT ON THIS PAGE]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:

ABP AL (MIDFIELD) LLC	ABP AR (LITTLE ROCK) LLC
ABP CA (CITY OF INDUSTRY) LLC	ABP CA (NATIONAL CITY) LLC
ABP CA (NEWARK) LLC	ABP CO I (DENVER) LLC
ABP CA (RIVERSIDE) LLC	ABP CT (NEWTON) LLC
ABP CO II (DENVER) LLC	ABP FL (MIAMI) LLC
ABP FL (LAKE CITY) LLC	ABP FL (TAMPA) LLC
ABP FL (PENSACOLA) LLC	ABP GA (LAWRENCEVILLE) LLC
ABP FL (YULEE) LLC	ABP IL (UNIVERSITY PARK) LLC
ABP IA (DES MOINES) LLC	ABP KY (INDEPENDENCE) LLC
ABP IN (ELKHART) LLC	ABP MA (BELLINGHAM) LLC
ABP LA (SHREVEPORT) LLC	ABP ME (PORTLAND) LLC
ABP MD (BALTIMORE) SUBSIDIARY LLC	ABP MI (GRAND RAPIDS) LLC
ABP MI (DETROIT) LLC	ABP MN (MAPLE GROVE) LLC
ABP MN (EAGAN) LLC	ABP MO (KANSAS CITY) LLC
ABP MO (BRIDGETON) LLC	ABP MS (PEARL) LLC
ABP MO (SPRINGFIELD) LLC	ABP NC (CHARLOTTE) LLC
ABP NC (BUTNER) LLC	ABP NJ (DENVILLE) LLC
ABP ND (NORTH FARGO) LLC	ABP NY (YAPHANK) LLC
ABP NM (ALBUQUERQUE) LLC	ABP OK (TULSA) LLC
ABP OH (TALMADGE) LLC	ABP PA (ALLENTOWN) LLC
ABP OR (BEAVERTON) LLC	ABP SC (CHARLESTON) LLC
ABP PA (STANTON) LLC	ABP TN (ERWIN) LLC
ABP SD (SIOUX FALLS) LLC	ABP TN (NASHVILLE) LLC
ABP TN (MEMPHIS) LLC	ABP TX (FORT WORTH) LLC
ABP TX (EL PASO) LLC	ABP TX (HOUSTON) LLC
ABP TX (HARLINGEN) LLC	ABP TX (SAN ANTONIO) LLC
ABP TX (LUBBOCK) LLC	ABP VA (VIRGINIA BEACH) LLC
ABP VA (RICHMOND) LLC	ABP WA (WOODINVILLE) LLC
ABP VT (SHELBURNE) LLC	ABP WI (WAUSAU) LLC

By:	/s/ David J. Morris
	Name:	David Morris
	Title:	Vice President

S-1 (Borrower)

MARYLAND LOAN GUARANTOR: ABP MD (BALTIMORE) LLC
By:	/s/ David J. Morris
	Name:	David Morris
	Title:	Vice President

[Lender’s signature appears on following page]
S-2 (Borrower)

LENDER: GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation, on behalf of the holders of the Notes
By:	/s/ Todd O. Sammann
	Name:	Todd O. Sammann
	Title:	Vice President

By:	/s/ Thomas R. Traynor
	Name:	Thomas R. Traynor
	Title:	Authorized Signature